    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2002
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           A/P I DEPOSIT CORPORATION

             (Exact name of registrant as specified in its charter)

             DELAWARE                                   6719                                  11-3612578
 (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
  incorporation or organization)            Classification Code Number)                 Identification Number)

                         ------------------------------

                              400 WEST MAIN STREET
                                   SUITE 338
                               BABYLON, NY 11702
                                 (631) 587-4700

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                  ANDREW STIDD
                              400 WEST MAIN STREET
                                   SUITE 338
                               BABYLON, NY 11702
                                 (631) 587-4700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            ROBERT A. ZUCCARO, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1295
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED             BE REGISTERED          PER NOTE         OFFERING PRICE(1)   REGISTRATION FEE(1)
Amtrak/Pennsylvania Station Lease Finance
  Trust-2001 Lease-Backed Commercial
  Mortgage Pass-Through Certificates,
  Series 2001.............................     $300,000,000             100%             $300,000,000            $71,700

(1) The registration fee has been calculated pursuant to Rule 457(a) under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED          , 2002.

                                  $300,000,000

              AMTRAK/PENNSYLVANIA STATION LEASE FINANCE TRUST-2001
                                   AS ISSUER

                           A/P I DEPOSIT CORPORATION,
                                  AS DEPOSITOR

    LEASE-BACKED COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001

    This prospectus relates to the offering for sale by the holders named in this prospectus of Lease-Backed Commercial Mortgage Pass-Through Certificates, Series 2001, issued by Amtrak/Pennsylvania Station Lease Finance Trust-2001. The certificates are being offered by the selling holders. We, the depositor, will not receive any of the proceeds of this offering. The $300,000,000 in aggregate principal amount of certificates outstanding, in the aggregate, evidence the entire beneficial ownership interest of a trust. The assets of the trust consist primarily of a single, fixed-rate, semi-annual-pay, nonrecourse mortgage loan which we made on June 20, 2001, to Penn Station Leasing, LLC. The mortgage loan is secured by a first mortgage lien on Penn Station Leasing's leasehold interest in a portion of the improvements commonly known as Penn Station, located in the City and State of New York. Penn Station is owned by the National Railroad Passenger Corporation, commonly known as Amtrak.

    Characteristics of the certificates include:

                                     INITIAL PRINCIPAL     RATINGS OF THE                             ASSUMED FINAL
                                         AMOUNT OF          CERTIFICATES         MORTGAGE LOAN      DISTRIBUTION DATE
CLASS OF CERTIFICATES                THE CERTIFICATES       (MOODY'S/S&P)        INTEREST RATE       OF CERTIFICATES
Class A                                $300,000,000            A3/BBB                9.25%            June 15, 2017

    THE CERTIFICATES ARE NOT OBLIGATIONS OF OR INSURED OR GUARANTEED BY THE UNITED STATES OR ANY GOVERNMENTAL AGENCY. THE CERTIFICATES ARE NOT OBLIGATIONS OF US, THE TRUSTEE, PENN STATION LEASING OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE MORTGAGE LOAN IS INSURED OR GUARANTEED BY US, THE TRUSTEE OR ANY OTHER PERSON. THE CERTIFICATES ARE PAYABLE SOLELY FROM PROCEEDS OF THE ASSETS OF THE TRUST. YOU SHOULD MAKE AN INVESTMENT DECISION BASED UPON AN ANALYSIS OF THE SUFFICIENCY OF THE ASSETS OF THE TRUST.

    Distributions to the certificateholders will be made, to the extent funds are available, on the 15th day of each June and December until maturity, unless earlier repaid.

    The yield to maturity of the certificates will depend on the rate and timing of payments and other collections of principal on the mortgage loan, including any involuntary prepayments or any liquidation of the mortgaged property following a default.

    No public market currently exists for the certificates. We do not intend to list the certificates on any securities exchange and, therefore, no active public market is anticipated.

                            ------------------------

    INVESTING IN THE CERTIFICATES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR IMPORTANT FACTORS TO BE CONSIDERED IN PURCHASING THE CERTIFICATES.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is                  .

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
IMPORTANT INFORMATION ABOUT THIS PROSPECTUS; AVAILABLE
  INFORMATION...............................................    iii

STATEMENT ABOUT FORWARD-LOOKING STATEMENTS..................    iii

SUMMARY.....................................................      1

RISK FACTORS................................................      5

USE OF PROCEEDS.............................................     24

SELLING HOLDERS.............................................     25

RELEVANT PARTIES............................................     27
  THE ISSUER................................................     27
  THE DEPOSITOR.............................................     27
  THE BORROWER..............................................     27
  AMTRAK....................................................     27

DESCRIPTION OF THE CERTIFICATES.............................     44
  DELIVERY, FORM, TRANSFER AND EXCHANGE.....................     46
  YIELD AND MATURITY CONSIDERATIONS.........................     49

DESCRIPTION OF THE MORTGAGED PROPERTY.......................     50

DESCRIPTION OF THE PRIME LEASE..............................     51

DESCRIPTION OF THE FACILITY SUBLEASE........................     53

DESCRIPTION OF THE MORTGAGE LOAN............................     55

DESCRIPTION OF THE TRUST AGREEMENT..........................     60

GLOSSARY....................................................     64

TAXATION....................................................     65
  FEDERAL INCOME TAX CONSEQUENCES...........................     65
  STATE AND OTHER TAX CONSEQUENCES..........................     69
  ERISA CONSIDERATIONS......................................     69

LEGAL INVESTMENT CONSIDERATIONS.............................     72

LEGAL ASPECTS OF MORTGAGE LOANS.............................     73

PLAN OF DISTRIBUTION........................................     79

INCORPORATION OF INFORMATION BY REFERENCE...................     80

LEGAL MATTERS...............................................     80

EXHIBIT A SEMI-ANNUAL AMORTIZATION SCHEDULE.................    A-1

EXHIBIT B AMTRAK FINANCIAL STATEMENTS.......................    B-1

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS;
                             AVAILABLE INFORMATION

    We have filed a Registration Statement on Form S-3 to register with the Securities and Exchange Commission the certificates being offered. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. Before the effectiveness of our Registration Statement, we were not required to file any information with the Commission. Following the effectiveness of the Registration Statement, we will file quarterly reports and other information with the Commission so long as we are required to do so under the securities laws. You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    The obligations of the parties to the transactions contemplated in this prospectus are set forth in documents described in this prospectus, and all of the statements and information contained in this prospectus are qualified in their entirety by reference to those documents. This prospectus contains summaries, which we believe to be accurate, of those documents, but for a complete description of the rights and obligations summarized in this prospectus, we refer you to the actual documents, which are available as exhibits to our registration statement on Form S-3. Copies of the documents may also be obtained from us.

    We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any other information or representations about these matters, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The information contained in this prospectus is current only as of the date on the cover page and may change after that date. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date on the cover page or that the information in this prospectus is correct after that date.

    As used in this prospectus, AMTRAK is a registered service mark of the National Railroad Passenger Corporation. ACELA is a registered service mark of the National Railroad Passenger Corporation.

                   STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

    If and when included in this prospectus or in documents incorporated in this prospectus by reference, the words "expects," "intends," "anticipates," "estimates" and analogous expressions are intended to identify forward-looking statements. Any forward-looking statements, which may include statements contained in "Risk Factors," inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, and various other events, conditions and circumstances, many of which are beyond our control, and the control of the trustee or the borrower. These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release, publicly or otherwise, any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard to any forward-looking statement contained in this prospectus or any change in events, conditions or circumstances on which any forward-looking statement is based.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR IMPORTANT FACTORS TO BE CONSIDERED IN PURCHASING THE CERTIFICATES. IN THIS PROSPECTUS, REFERENCES TO "US," "OUR," "WE" OR THE "DEPOSITOR" REFER TO
A/P I DEPOSIT CORPORATION.

                               WHAT YOU WILL OWN

GENERAL...........................  The $300,000,000 in aggregate principal amount of certificates outstanding, in the aggregate, evidence the
                                    entire beneficial ownership of the issuer, which is a
                                    trust. The issuer was formed, and the certificates were
                                    originally issued, pursuant to a Trust Agreement, dated
                                    as of June 1, 2001, between us and the trustee.

TITLE OF SECURITIES...............  A/P I Deposit Corporation Lease-Backed Commercial
                                    Mortgage Pass-Through Certificates, Series 2001.

TRUST FUND........................  The assets of the issuer consist primarily of a single, fixed-rate, semi-annual-pay, nonrecourse mortgage loan
                                    we made to the borrower on June 20, 2001. On June 20,
                                    2001, the mortgage loan had an unpaid principal balance
                                    of $300,000,000.

                                RELEVANT PARTIES

ISSUER............................  Amtrak/Pennsylvania Station Lease Finance Trust-2001, a
                                    New York common law trust.

DEPOSITOR.........................  A/P I Deposit Corporation, a Delaware corporation. See
                                    "Relevant Parties--The Depositor." Our principal office
                                    is located at 400 West Main St., Suite 338, Babylon, New
                                    York 11702. Our telephone number is (631) 587-4700.

TRUSTEE...........................  Wells Fargo Bank Northwest, N.A., a national banking association organized under the laws of the United
                                    States. The trustee is responsible for the
                                    administration of the mortgage loan. See "Description of
                                    the Trust Agreement--The Trustee."

BORROWER..........................  Penn Station Leasing, LLC, a Delaware limited liability company. The borrower is a special-purpose entity whose
                                    business is limited to holding the mortgaged property.
                                    See "Risk Factors--The Mortgage Loan" and "Relevant
                                    Parties--The Borrower." Amtrak is the sole member of the
                                    borrower.

AMTRAK............................  The National Railroad Passenger Corporation, commonly known as Amtrak, is an operating railroad with a
                                    principal business of providing passenger rail service
                                    in the major intercity travel markets of the United
                                    States. Amtrak also provides mail and express delivery
                                    service. In addition to those core businesses, Amtrak
                                    manages three other businesses: (a) contract management
                                    of commuter railroad operations, (b) project work for
                                    rail agencies and state departments of transportation,
                                    and (c) commercial activities and ventures, including
                                    retail, real estate, telecommunications and consulting

                                    activities. Amtrak is operated and managed as a private
                                    corporation and is incorporated under the laws of the
                                    District of Columbia. Amtrak is the owner of Penn
                                    Station, and is the lessor under the prime lease and the
                                    sublessee under the facility sublease, each as described
                                    in this prospectus. See "Relevant Parties--Amtrak."

                                THE CERTIFICATES

DISTRIBUTIONS ON THE
  CERTIFICATES....................  The certificateholders are entitled to receive distributions of all cash flow on the mortgage loan and
                                    any other assets in the trust fund, whether as interest,
                                    principal or otherwise, other than amounts payable or
                                    reimbursable to any other person pursuant to the Trust
                                    Agreement. These other amounts include:
                                    (a) reimbursements and indemnification payments to the
                                    trustee and related persons described under "Description
                                    of the Trust Agreement--The Trustee" and
                                    "--Indemnification;" (b) reimbursements and
                                    indemnifications payable to us and persons related to
                                    us; (c) any federal, state or local taxes imposed on the
                                    trust fund; and (d) any other costs, expenses and
                                    liabilities that are required to be borne by the issuer
                                    or paid from the trust fund in accordance with
                                    applicable law or the terms of the Trust Agreement.

DISTRIBUTION DATE.................  The 15th day of each June and December until maturity, unless earlier repaid.

RECORD DATE.......................  With respect to any distribution date, the close of business on the immediately preceding business day.

DENOMINATIONS.....................  Certificates will be issued in minimum denominations of
                                    $100,000 and in any denomination of $1,000 in excess of
                                    $100,000. See "Description of the
                                    Certificates--Delivery, Form, Transfer and
                                    Exchange--Denominations."

CERTIFICATE REDEMPTION............  The certificates are subject to mandatory redemption in whole or in part at par in the event of a principal
                                    prepayment of the mortgage loan. If the principal
                                    payment by the borrower that results in the redemption
                                    of certificates is voluntary, then a make-whole premium
                                    will be distributed to the certificateholders.

                      INFORMATION ABOUT THE MORTGAGE LOAN

THE MORTGAGE LOAN.................  The mortgage loan was made in the amount of $300,000,000 on June 20, 2001, pursuant to a Loan and Security
                                    Agreement between us and the borrower. The mortgage loan
                                    is evidenced by a promissory note and secured by a
                                    leasehold mortgage creating a first priority mortgage
                                    lien on the mortgaged property, an assignment of the
                                    facility sublease, as described below, and an assignment
                                    of insurance proceeds and condemnation proceeds. The
                                    mortgage loan is a nonrecourse obligation of the
                                    borrower except for specified circumstances

                                    including fraud and the intentional misapplication or
                                    misappropriation of rent. See "Description of the
                                    Mortgage Loan."

MATURITY..........................  June 14, 2017.

LIMITED GUARANTEE.................  Amtrak guarantees repayment of any losses incurred by us on account of fraud, intentional misrepresentation or
                                    misappropriation of funds by the borrower, any member of
                                    the borrower or their agents. The mortgage loan does not
                                    represent any obligation of, and is not insured or
                                    guaranteed by, us, the trustee or any governmental
                                    entity or instrumentality. See "Description of the
                                    Mortgage Loan--General."

INTEREST..........................  Interest, which accrues at a yearly rate of 9.25%, and principal due under the mortgage loan is payable on the
                                    14th day of each June and December until maturity.

AMORTIZATION......................  The amount of amortized principal payable for each six-month period from proceeds of the mortgage loan that
                                    is distributable to certificateholders is outlined on a
                                    schedule attached to this prospectus as Exhibit A.

THE MORTGAGED PROPERTY............  The mortgage loan is secured by, among other things, a first mortgage lien on the borrower's leasehold estate
                                    in a portion of the improvements commonly known as "Penn
                                    Station" located in the City and State of New York. Penn
                                    Station is owned by Amtrak.

THE PRIME LEASE...................  Amtrak has leased the mortgaged property to the borrower for a term of approximately thirty-one years beginning
                                    on June 20, 2001 in exchange for a single payment of
                                    rent on the date of commencement. The prime lease was
                                    made subject to the existing retail space leases and
                                    other agreements already in existence. In the event of a
                                    default under the prime lease, Amtrak has covenanted not
                                    to board or unboard passengers or cargo at the platforms
                                    under Penn Station or the Farley Building. See
                                    "Description of the Prime Lease."

THE FACILITY SUBLEASE.............  The borrower as tenant under the prime lease has entered into a facility sublease with Amtrak for the use and
                                    occupancy of the portion of Penn Station leased to the
                                    borrower under the prime lease for a term of 16 years
                                    commencing on June 20, 2001. The facility sublease may
                                    be terminated by Amtrak as subtenant due to a material
                                    casualty or condemnation, or renewed by Amtrak as
                                    subtenant for three terms of five years each upon
                                    stipulated terms and conditions. The facility sublease
                                    was made subject to the existing retail space leases and
                                    other agreements already in existence. In the event of a
                                    default under the facility sublease, Amtrak has
                                    covenanted not to board or unboard passengers or cargo
                                    at the platforms under Penn Station or the Farley
                                    Building.

PREPAYMENT........................  The borrower may prepay the mortgage loan in whole or in part, in an amount equal to or greater than
                                    $50 million, on any semi-annual payment date after
                                    May 31, 2006. In the event of any prepayment, except in
                                    connection with a casualty or condemnation or in
                                    connection with interest payments in excess of the
                                    amount permitted by law, the borrower is required to pay
                                    a make-whole premium equal to the excess of (a) the
                                    discounted value of the remaining scheduled payments on
                                    the mortgage loan, or the principal amount of the
                                    portion of the mortgage loan being prepaid, which
                                    discounted value will be calculated based on United
                                    States Treasury securities with the related maturity of
                                    the remaining scheduled payments plus 0.50% over
                                    (b) the principal amount of the mortgage loan, or the
                                    principal amount of the portion of the mortgage loan
                                    being prepaid.

                                  RISK FACTORS

    YOU SHOULD CONSIDER, AMONG OTHER THINGS, FACTORS DESCRIBED IN "LEGAL ASPECTS OF MORTGAGE LOANS" AS WELL AS THE FOLLOWING FACTORS IN CONNECTION WITH THE PURCHASE OF THE CERTIFICATES. THE FOLLOWING DISCUSSION IS NOT INTENDED TO INCLUDE ALL FACTORS THAT YOU MAY CONSIDER RELEVANT. YOU SHOULD MAKE YOUR OWN INDEPENDENT EVALUATION OF ALL FACTORS THAT YOU DEEM RELEVANT TO AN INVESTMENT IN THE CERTIFICATES.

RISKS RELATING TO THE CERTIFICATES

    YOUR INVESTMENT IS NOT INSURED OR GUARANTEED AND YOUR SOURCE OF PAYMENTS IS LIMITED TO PAYMENTS UNDER THE MORTGAGE LOAN. The certificates represent beneficial ownership interests solely in the assets of the trust fund and do not represent an interest in, or obligation of, us or any other person. The primary asset of the trust fund and sole source of payments on the certificates is the mortgage loan, and the primary security and source of payment for the mortgage loan is the mortgaged property and the other collateral described in this prospectus. There can be no assurance that the cash flow from the mortgaged property and the proceeds of any sale or refinancing of the mortgaged property will be sufficient to pay the principal of, and interest on, the mortgage loan or retire the certificates with any accrued and unpaid interest. In the event of a default under the mortgage loan, your only recourse would be against the mortgaged property and other assets that have been pledged by the borrower to secure the mortgage loan. The mortgage loan is not insured or guaranteed by any governmental entity, us or any private mortgage insurer. See "Description of the Mortgage Loan--General."

    LIMITED LIQUIDITY AND MARKET VALUE MAY ADVERSELY AFFECT PAYMENTS ON YOUR CERTIFICATES. The certificates have no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the certificates, and the market price quoted for the certificates, may be adversely affected by changes in the overall capital markets and by changes in Amtrak's financial performance. You cannot be sure that an active trading market will develop for the certificates.

    THE YIELD AND MATURITY OF THE CERTIFICATES WILL BE SENSITIVE TO FLUCTUATIONS THAT MAY ADVERSELY AFFECT YOUR RETURN. The yield to maturity of the certificates will be sensitive to, among other things, the rate and timing of principal payments, including as a result of involuntary prepayment, default and liquidation, on the mortgage loan. We make no representation as to the anticipated rate of principal payments, including as a result of involuntary prepayment, default and liquidation, on the mortgage loan or as to the anticipated yield to maturity on any certificate. The mortgage loan may be prepaid, in whole or in part, in an amount equal to or greater than $50 million, at any time after May 31, 2006. Prepayments may, in some circumstances, result from a casualty on, or condemnation of, the mortgaged property. See "Description of the Mortgage Loan--Prepayment; Yield Maintenance" and "Description of the Certificates--Yield and Maturity Considerations."

    If you purchase a certificate at a premium and distributions on the certificate occur at a rate faster than anticipated at the time of purchase, your actual yield to maturity may be lower than that assumed at the time of purchase. Similarly, if you purchase a certificate at a discount and distributions on the certificate occur at a rate slower than that assumed at the time of purchase, your actual yield to maturity may be lower than assumed at the time of purchase.

    The aggregate amount of distributions on the certificates, the yield to maturity of the certificates, the rate of payments on the certificates and the weighted average life of the certificates will be affected by the timing of any delinquency or default, and by the timing and magnitude of any loss, on the mortgage loan. In general, the earlier a loss is borne by an investor, the greater is the effect on that investor's yield to maturity. You should make your own assessment of the rate and timing of principal prepayments on the mortgage loan and the anticipated yield to maturity on your certificates.

    Regardless of whether losses ultimately result, a delinquency or a default on the mortgage loan may significantly delay the receipt of payments by a holder of a certificate.

    PREPAYMENTS MAY REDUCE THE YIELD ON YOUR CERTIFICATES. Payments on the mortgage loan will affect distributions on, and the weighted average lives of, the certificates. Prepayments on the mortgage loan, including involuntary prepayments and unscheduled payments resulting from default, will tend to shorten the weighted average lives of the certificates. The borrower is entitled to prepay the mortgage loan in whole or in part, in an amount equal to or greater than $50 million, on any payment date after May 31, 2006. See "Description of the Mortgage Loan--Prepayment; Yield Maintenance."

    Any changes in weighted average life may adversely affect the yield to certificateholders. Prepayments resulting in a shortening of the weighted average life of a certificate may be made at a time of low interest rates when a certificateholder may be unable to reinvest the resulting payments on its certificates at a comparable yield. Delays and extensions resulting in a lengthening of the weighted average life of a certificate may occur at a time of high interest rates when a certificateholder may have been able to reinvest distributions that would otherwise have been received by it at higher yields.

    YOU BEAR THE RISK OF BORROWER DEFAULTS. The aggregate amount of distributions on the certificates and the yield on the certificates will be affected by the rate and the timing of any delinquencies and defaults on the mortgage loan. The mortgage loan is a nonrecourse obligation of the borrower and is not insured or guaranteed by any governmental entity, by any private mortgage or other insurer, or by us, the trustee or any other person. Amtrak is only guaranteeing repayment of losses incurred by us on account of fraud, intentional misrepresentation or misappropriation of funds by the borrower, any member of the borrower or their agents.

    The ability of the borrower to make payments on the mortgage loan prior to maturity is dependent primarily on the lease payments payable by Amtrak under the facility sublease, and at maturity, whether scheduled or upon acceleration, upon the final payment on the facility sublease or the proceeds of a sale or refinancing of the mortgaged property which, in turn, will be dependent on, among other things, the value and successful operation of Penn Station. See "Description of the Mortgage Loan."

    The mortgage loan does not have any significant payment history, and there can be no assurance that required payments will be made or, if made, will be made on a timely basis. If a purchaser of a certificate calculates its anticipated yield based on an assumed rate of default and amount of losses on the mortgage loan that is lower than the actual default rate and amount of losses, that purchaser's actual yield to maturity will be lower than calculated and could, in some cases, be negative. The timing of any loss upon liquidation of the mortgage loan will also affect the actual yield to maturity on the certificates, even if the rate of default and severity of loss are consistent with an investor's expectations. In general, the earlier a loss borne by an investor occurs, the greater the effect on the investor's yield to maturity.

    ALL OF OUR CAPITAL STOCK IS OWNED BY A SINGLE SHAREHOLDER, AND THE INTERESTS OF OUR SHAREHOLDER MAY NOT BE ALIGNED WITH YOURS. GSS Holdings, Inc. is our sole shareholder and has the power to control our affairs and policies. They also control the election of our directors and the appointment of our management. The interests of GSS Holdings, Inc. could conflict with your interests.

RISKS RELATING TO CREDIT LEASES AND THE MORTGAGED PROPERTY

    AMTRAK'S CREDIT RATING DOES NOT GUARANTEE TIMELY PAYMENT ON THE CERTIFICATES. Credit lease loans are loans that are secured by the net lease obligations of a credit-rated tenant or guarantor. In reliance on the credit ratings of a tenant or guarantor, a credit lease loan is generally underwritten to lower debt service coverage ratios and/or higher loan-to-value ratios than would have been acceptable had a property been leased to less creditworthy tenants. In the event that a tenant defaults in its obligations under a credit lease, the related property may not be relet for sufficiently high rent to make scheduled payments on the credit lease loan, and funds received in a liquidation of the property may not be sufficient to make scheduled payments under the credit lease loan.

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    The mortgage loan is primarily secured by an assignment of the triple net lease obligations of Amtrak under the facility sublease. Interest and principal payments on the mortgage loan will be dependent principally on the payment by Amtrak of rent and other payments due under the facility sublease. If Amtrak defaults on its obligation to make lease payments under the facility sublease, the borrower generally will not have the ability to make the required payments on the mortgage loan. Additionally, if Amtrak or the borrower were to default on its obligations under the facility sublease or the mortgage loan, respectively, it is unlikely that the proceeds of a foreclosure of the mortgaged property would be sufficient to pay the amount owing on the mortgage loan due to the unique use of the mortgaged property and its limited value for other tenants.

    The long-term debt rating of Amtrak, as of January 11, 2002, is "A3" by Moody's Investors Service, Inc. and "BBB" by Standard & Poor's. Moody's has placed Amtrak on its watch list with "direction uncertain" and S&P has placed Amtrak on credit watch with "developing implications".

    THE ABSENCE OF OR INADEQUACY OF INSURANCE COVERAGE ON THE PROPERTY MAY ADVERSELY AFFECT PAYMENTS ON YOUR CERTIFICATES. The mortgaged property may suffer casualty losses due to risks that are not covered by insurance or for which insurance coverage is not adequate or available at commercially reasonable rates. Moreover, if reconstruction or major repairs are required following a casualty, changes in laws that have occurred since the time of original construction may materially impair Amtrak's ability to effect such reconstruction or major repairs or may materially increase the cost of those repairs or reconstruction.

    In light of the recent terrorist attacks in New York City, the Washington, D.C. area and Pennsylvania, insurance coverage for acts of terrorism is no longer available in sufficient amounts to cover the mortgaged property. Furthermore, the limited amounts of terrorism insurance available in the market are being offered at much higher prices as compared to prices before the terrorist attacks. Therefore, insurance coverage on the mortgaged property may be insufficient to cover potential losses. If casualty losses are not covered by insurance then, in the event of a casualty, the amount available to make distributions on your certificates could be reduced.

RISKS RELATING TO THE MORTGAGE LOAN

    LIMITED ASSETS ARE AVAILABLE FOR PAYMENT OF THE MORTGAGE NOTE. The borrower is a special purpose entity whose only asset is the mortgaged property. The mortgaged property consists of the borrower's leasehold estate in a portion of Penn Station. The borrower does not own Penn Station itself. Payments on the mortgage note are expected to be made entirely from the payments of rent under the facility sublease entered into between the borrower and Amtrak. The borrower will not have, and should not be expected in the future to have, any significant assets available for payments on the mortgage note other than the mortgaged property.

    Only a small portion of the revenue from the mortgaged property is generated from rental payments from the retail tenants under agreements existing at the inception of the mortgage loan, and the rental payments alone are insufficient to make the rental payments due under the facility sublease. The remainder of the rent owed by Amtrak under the facility sublease is expected to be provided by Amtrak from its other sources of revenue. The borrower's ability to make payments in respect of the mortgage loan depends upon its receipt of payments from the mortgaged property and, ultimately, Amtrak's successful railroad operation. Many of the factors affecting the amount of revenues are beyond the control of the borrower and Amtrak, such as the general levels of passenger volume and the national and regional economies. Fluctuations may adversely affect the amount and timing of payments on the mortgage loan and, consequently, adversely affect the amount and timing of distributions on the certificates.

    THE MORTGAGE LOAN IS SECURED BY THE MORTGAGED PROPERTY, WHICH HAS UNCERTAIN VALUE. The mortgage loan is secured by a lien on the borrower's leasehold estate in a portion of Penn Station. Traditional

                                       7
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lending on the security of commercial real estate is generally viewed as exposing a lender to a greater risk of loss than lending on the security of one to four-family residential property because commercial real property lending typically involves larger loans to a single obligor than does residential one to four-family lending. Further, the repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

    The mortgage loan is secured by the mortgaged property but is not primarily dependent upon its value in the traditional sense. Consequently, traditional measures of value such as loan-to-value ratios and debt service coverage ratios have not been a factor in determining the amount of the mortgage loan as it would be in a traditional asset-based financing. No appraisal was obtained with respect to the mortgaged property in connection with the origination of the mortgage loan and therefore, there is no assurance from any third party of the current value of Penn Station or the mortgaged property itself. Additionally, due to the unique use of Penn Station, we and Amtrak believe that the value of the mortgaged property for third parties most likely would be less than the original principal amount of the mortgage loan. Penn Station's importance to Amtrak is not solely as an income-producing property, but rather, as a critical element of its operations infrastructure, and its continued operation is vital as a hub in its important Northeast Corridor.

    The Farley Building, which is located across 8th Avenue from Penn Station, has been the subject of various development proposals and discussions as a railroad station. Any development of the Farley Building is subject to various contingencies, including the financing of that development. Amtrak does not believe that the various development proposals and discussions will result in a material adverse effect on distributions on the certificates.

    THE CERTIFICATES ARE HIGHLY DEPENDENT ON EVENTS AFFECTING THE BORROWER AND THE MORTGAGED PROPERTY. The certificates represent beneficial interests in a single mortgage loan made to a single borrower secured by a single mortgaged property, which is a leasehold interest in a portion of a railroad station. This concentration creates a greater risk that an adverse event relating to the borrower or the mortgaged property will adversely affect the certificates than would be the case if the certificates represented interests in multiple mortgage loans to multiple borrowers or the mortgage loan were secured by multiple properties of varying property types.

    THE BORROWER MAY ENGAGE IN OTHER FINANCING, THEREBY INCREASING ITS LIQUIDITY NEEDS. The mortgage loan documents permit the borrower to incur unsecured trade payables not evidenced by a note and arising out of purchases of goods and services in the ordinary course of business, provided that the conditions specified in the Loan and Security Agreement between us and the borrower evidencing the mortgage loan are satisfied. These new obligations could reduce the likelihood of timely payment of obligations on the certificates.

    THERE ARE VARIOUS BANKRUPTCY AND INSOLVENCY LIMITATIONS ON LENDERS THAT MAY NEGATIVELY AFFECT PAYMENTS ON THE CERTIFICATES. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or against an obligor will stay the commencement or continuation of a foreclosure action against the real property owned by that obligor. The resulting delay may be significant. In addition, a court that determines the value of a mortgaged property to be less than the principal balance of the related mortgage loan may, subject to protections available to the lender, stop a lender from foreclosing on the mortgaged property and, as a part of a restructuring plan, reduce the amount of secured indebtedness to the value of the mortgaged property as it exists at the time of the proceeding, leaving the lender as a general unsecured creditor for the difference between that value and the outstanding amount of the mortgage loan. A bankruptcy court may also grant a debtor a reasonable time to cure a payment default, reduce semi-annual payments due under a mortgage loan, change the rate of interest due on a mortgage loan or otherwise modify the mortgage loan's repayment schedule. For a more complete description of the possible effects of a bankruptcy filing on the ability of a secured mortgage lender to obtain payment of its loan and realize upon collateral, see "Legal Aspects of Mortgage Loans--Bankruptcy Issues."

                                       8
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    INSPECTIONS PERFORMED ON THE MORTGAGED PROPERTY MAY PROVE INACCURATE OR
INCOMPLETE. A licensed engineer inspected the mortgaged property to assess the structure, exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located on the mortgaged property. There can be no assurance that those inspections would have uncovered all material weaknesses and needs for maintenance, repair or improvements to the mortgaged property.

    EARTHQUAKE, FLOOD AND OTHER INSURANCE MAY NOT BE AVAILABLE OR OBTAINED IN AMOUNTS SUFFICIENT TO COVER POTENTIAL LOSSES. Although the mortgaged property is required to be insured against some risks, there is a possibility of casualty loss on the mortgaged property from risks not covered by insurance or for which insurance proceeds may not be adequate, including floods or earthquakes. There can be no assurance that the borrower or Amtrak will comply with requirements to maintain adequate insurance on the mortgaged property. If reconstruction following fire or other casualty, or any major repair or improvement is required, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrower or Amtrak to effect reconstruction, major repair or improvement. As a result of the occurrence of any of these events, the amount realized with respect to the mortgage loan, and the amount available to make distributions on the certificates, could be reduced. There can be no assurance that the amount of earthquake or flood insurance currently required or provided would be sufficient to cover damages caused by an earthquake or flood, or that insurance will be available in the future at commercially reasonable rates. Neither the borrower nor Amtrak is required to maintain earthquake insurance; however, the current blanket insurance policy covering the mortgaged property insures the mortgaged property for damages resulting from an earthquake.

    NON-COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT MAY LEAD TO UNEXPECTED COSTS FOR THE BORROWER OR AMTRAK. Under the Americans with Disabilities Act of 1990, or "ADA," all public accommodations are required to meet federal requirements related to access and use by disabled persons. If the mortgaged property does not comply with the ADA, the borrower, or Amtrak under the facility sublease, is likely to incur costs of complying with the ADA. In addition, subsequent amendments to the ADA or related regulations could increase the borrower's and Amtrak's compliance obligations. Noncompliance could result in the imposition of fines by the federal government or an award of damages to private litigants.

    FUTURE LITIGATION MAY LEAD TO UNEXPECTED COSTS FOR THE BORROWER OR
AMTRAK. There may be pending or threatened legal proceedings against the borrower and its affiliates arising out of the ordinary business of the borrower and its affiliates. There can be no assurance that litigation will not have a material adverse effect on distributions to certificateholders.

    ENVIRONMENTAL LAWS MAY LEAD TO UNEXPECTED COSTS FOR THE BORROWER OR
AMTRAK. Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the costs of investigation, removal or remediation of hazardous or toxic substances on, under, adjacent to, or in the property. These laws often impose liability whether or not the owner or operator knew of or was responsible for the presence of hazardous or toxic substances. The cost of investigation, removal, or remediation could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of hazardous or toxic substances on, under, adjacent to, or in real property, or the failure to properly remediate environmental conditions of the property, may adversely affect the owner's or operator's ability to sell its property or to refinance using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of substances at the disposal or treatment facility. Some laws impose liability for release of asbestos-containing materials, or "ACMs," into the air or require the removal or containment of ACMs. Third parties may seek recovery from the owners or operators of real properties for personal injury associated with ACMs or exposure to other toxic or hazardous substances. For all of these reasons, the presence of, or potential for contamination by,

                                       9
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hazardous or toxic substances at, on, under, adjacent to, or in Penn Station may materially adversely affect the value of the mortgaged property and the borrower's ability to repay the mortgage loan.

    Under some environmental laws, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or "CERCLA," as well as under some state laws, a secured lender, such as the trust fund, may be liable, as an owner or operator, for the costs of responding to a release or threat of a release of hazardous substances on or from a mortgaged property if, for example, (a) agents or employees of the lender are deemed to have participated in the management of a borrower, or (b) the lender actually takes possession of a borrower's property or control of its day-to-day operations. See "Legal Aspects of Mortgage Loans--Environmental Risks."

    Those portions of Penn Station that are subject to the prime lease have been the subject of Phase I environmental site assessments from time to time, most recently in April 2001, by ATC Associates, Inc., prepared in connection with the origination of the mortgage loan. The Phase I was intended to determine any obvious areas or likely potential sources of environmental concern for liabilities at the subject property. The Phase I was conducted in accordance with the scope and limitations of the American Society for Testing Materials
(ASTM) Standard E 1527-OO STANDARD PRACTICE FOR ENVIRONMENTAL SITE ASSESSMENTS:
PHASE I SITE ASSESSMENT PROCESS, and included a visual observation of most of the subject property during a site visit; a review of public records and databases concerning known conditions at the subject property or in the vicinity of the subject property; discussions with Amtrak personnel familiar with the subject property and environmental compliance; and the preparation of a written report. The Phase I did not include sampling or analysis of soil, groundwater, or other environmental media. There can be no assurance that all environmental conditions and risks relating to the mortgaged property have been identified in the Phase I, including those relating to the areas reviewed.

    The Phase I identified some environmental conditions which have impacted or might impact the leased premises. These conditions included the possible presence of PCBs in hydraulic and other equipment; the presence of ACM; and some issues relating to the storage and management of chemicals and other regulated substances. In addition, lead-based paint is likely to be present in Penn Station. Although Amtrak believes that the environmental conditions identified in the Phase I would not have a material adverse effect on the borrower's business, assets or results of operations taken as a whole, there can be no assurance that the mortgaged property will not be adversely affected by the presence of these or other environmental conditions.

    Penn Station has also been the subject of ACM surveys from time to time, the most recent being an Asbestos Survey Recertification, dated October 1994, by Hillmann Environmental Co., Inc., and partially updated by Hillmann in August 1998. The Hillmann ACM Reports included a consideration of the presence of ACMs in Penn Station, exclusive of areas leased to the Long Island Rail Road. According to the Hillmann ACM Reports, ACMs remain in areas of Penn Station, including in fireproofing, floor tiles, and pipe insulation. These ACMs are not expected to present a significant risk so long as they are properly managed. Amtrak has a policy of removing ACMs when and as areas are renovated and, pursuant to this policy, has removed some of the ACMs identified in the Hillmann ACM Reports. Although Amtrak believes that the presence of ACMs in Penn Station, so long as they are properly managed, would not have a material adverse effect on the borrower's business, assets or results of operations taken as a whole, there can be no assurance that the mortgaged property will not be adversely affected by the presence of ACMs.

    The leased portions of Penn Station are in the vicinity of other Amtrak-owned property in which environmental conditions, such as areas of PCB-contaminated track ballast, are present. See "Risk Factors--Risks Relating to Amtrak--Legal And Regulatory Risks of Amtrak." Penn Station is also in the vicinity of sites owned by other parties containing leaking underground storage tanks or other potential sources of groundwater contamination. Although the borrower might not have legal liability for any contamination in the event that any off-site sources might impact Penn Station, there are

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circumstances under which the borrower could be charged with responsibility for environmental remediation on its site caused by off-site sources, and the enforcement of rights against third parties could result in additional costs.

    We cannot predict whether modifications or existing laws or regulations, the adoption of new laws or regulations, or changes in, or the discovery of new, conditions at or near Penn Station may have a material adverse effect on the mortgaged property or results of operations thereof in the future.

    AMTRAK'S MANAGEMENT OF THE MORTGAGED PROPERTY COULD LEAD TO A REDUCTION IN ITS VALUE. Penn Station is operated and managed by Amtrak. The effective management and operation of Penn Station will be a significant factor affecting the revenues, expenses and value of the mortgaged property. Amtrak will be responsible for responding to changes in demand and other services and ensuring that maintenance and capital improvements are carried out in a timely fashion. There can be no assurance that Amtrak will be able to maintain or increase Penn Station's value.

    DUE-ON-SALE CLAUSES AND OTHER COVENANTS MAY NOT BE ENFORCEABLE. The mortgage contains a due-on-sale clause, which generally permits the acceleration of the maturity of the mortgage loan if the borrower sells, transfers or conveys the mortgaged property or its interest in the mortgaged property, without the consent of the holder of the mortgage loan. There may be limitations on the enforceability of these clauses. Additionally, the facility sublease contains a covenant which provides that if there is an event of a default by Amtrak, then Amtrak will not board or unboard passengers or cargo at Penn Station or the Farley Building. There may be limitations on the enforceability of this provision. See "Legal Aspects of Mortgage Loans--Enforceability of Provisions."

    CONDEMNATION OF ALL OR PART OF PENN STATION COULD LEAVE THE BORROWER WITHOUT FUNDS TO MAKE PAYMENTS ON THE CERTIFICATES. Penn Station or a portion of it may in the future become the subject of condemnation proceedings. If a condemnation occurs, there cannot be any assurance that the condemnation award would be sufficient to restore the portion of Penn Station leased to the borrower or to satisfy the remaining indebtedness of the mortgage loan or that any partial condemnation would not have a material adverse effect on the continued use of, or operation of, the portion of Penn Station leased to the borrower.

    BANKRUPTCY OF THE BORROWER AND ITS AFFILIATES COULD DELAY OR PROHIBIT PAYMENTS ON THE CERTIFICATES. The organizational documents of the borrower limit its purposes to managing, owning, operating and financing the mortgaged property, require the appointment of an independent trustee or manager and require the consent of that trustee or manager for any voluntary bankruptcy or similar proceeding. The purpose of this provision is to limit the effect of any adverse business circumstances on the ability of the borrower to repay the mortgage loan and avoid the filing of any bankruptcy petition that is not justified by the borrower's own economic circumstances. However, there can be no assurance that the borrower will not become the subject of bankruptcy proceedings or that the arrangements will otherwise prove to be successful. In the event that the borrower were to become the subject of bankruptcy proceedings, a delay or substantial reduction in mortgage loan payments may occur, and the borrower would probably have insufficient funds to make all required payments on the mortgage loan. These events also would delay foreclosure on the mortgaged property, delay payment on the mortgage note and delay or prohibit the application of amounts in the accounts relating to the mortgage loan and the certificates to their intended uses until the conclusion of the bankruptcy proceedings. If the borrower files a bankruptcy petition, the automatic stay provision of the Bankruptcy Code would apply to the reserve account of the borrower. See "Description of the Mortgage Loan--General."

RISKS RELATING TO AMTRAK

    RISKS REGARDING THE RESTRUCTURING OR LIQUIDATION OF AMTRAK UNDER
     SECTION 204 OF THE AMTRAK REFORM ACT

    THE RECENT FINDING BY THE AMTRAK REFORM COUNCIL THAT AMTRAK WILL NOT BECOME OPERATIONALLY SELF-SUFFICIENT BY FISCAL YEAR 2003 REQUIRES THE AMTRAK REFORM COUNCIL TO SUBMIT TO CONGRESS A PLAN FOR A

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RESTRUCTURED AND RATIONALIZED INTERCITY RAIL PASSENGER SYSTEM BY FEBRUARY 7,
2002. IT IS UNCLEAR WHAT, IF ANY, ACTION CONGRESS WILL TAKE SUBSEQUENT TO RECEIPT OF THE PLAN. The Amtrak Reform and Accountability Act of 1997 requires Amtrak to achieve operational self-sufficiency by December 2, 2002. The Amtrak Reform Act also established the Amtrak Reform Council, an independent federal commission, to evaluate Amtrak's financial performance and make recommendations to Amtrak for achieving cost and productivity improvements and financial reforms, as well as to report to Congress on Amtrak's operations.

    On November 9, 2001, the Reform Council by a 6-to-5 vote of its members made a finding pursuant to Section 204(a) of the Amtrak Reform Act that Amtrak will not be operationally self-sufficient by December 2, 2002. Section 204 of the Amtrak Reform Act provides that, if the Reform Council makes a finding that Amtrak will not achieve operational self-sufficiency by Fiscal Year 2003, the Reform Council is required to report its finding to the President of the United States and some congressional committees. Under the Amtrak Reform Act, once such a finding by the Reform Council is made, within 90 days of the finding, (1) the Reform Council must submit to Congress a plan for a restructured and rationalized national intercity rail passenger system, and (2) Amtrak must submit to Congress an action plan for the liquidation of Amtrak after having the plan first reviewed by the Inspector General of the Department of Transportation and the General Accounting Office for accuracy and completeness.

    On December 20, 2001, Congress passed the Department of Defense appropriations bill for Fiscal Year 2002 which provided in relevant part that Amtrak is not to use appropriated funds or self-generated revenues to submit a plan for its liquidation unless and until an Amtrak reauthorization act has been enacted. Congress did not change the requirement under the Amtrak Reform Act that requires the Reform Council to submit a restructuring plan. This plan is due by February 7, 2002. A meeting of the Reform Council is scheduled for January 11, 2002 to discuss the merits of various options for such a restructuring plan. It is uncertain when, if ever, Congress will pass a reauthorization act, and thus when, if ever, Amtrak may be required to submit a liquidation plan pursuant to the Amtrak Reform Act. The implementation of a liquidation plan may lead to actions that would have a material adverse effect on payments on the certificates. It is also uncertain what action, if any, Congress may take regarding the restructuring plan to be submitted by the Reform Council, as Section 205 of the Amtrak Reform Act, which requires the Senate to take up a liquidation disapproval resolution if Congress does not enact restructuring legislation, has not changed. However, the implementation of a restructuring plan might lead to actions that would have a material adverse effect on payments on the certificates.

    A number of the entities that provide oversight on Amtrak's operations had earlier questioned Amtrak's ability to achieve operational self-sufficiency by the date mandated by the Amtrak Reform Act. Examples of these questions are included in the General Accounting Office, or "GAO," report issued May 31, 2000, entitled, "Intercity Passenger Rail: Amtrak Will Continue to Have Difficulty Controlling Costs and Meeting Passenger Needs," known as the "GAO Cost Report," the GAO's testimony on September 26, 2000 at the Senate Committee on Commerce, Science, and Transportation's Rail Act Hearing, the GAO report entitled "Intercity Passenger Rail: Amtrak's Progress in Improving Its Financial Condition Has Been Mixed" (July 9, 1999), the report of the Office of the Inspector General of the Department of Transportation, or "DOT IG," entitled "Report on the 1999 Assessment of Amtrak's Financial Needs Through Fiscal Year 2002" (July 21, 1999), the DOT IG report issued on September 19, 2000, entitled, "2000 Assessment of Amtrak's Financial Performance and Requirements, known as the "DOT IG Assessment" and the DOT IG's March 21, 2001 Testimony before the Subcommittee on Transportation and Related Agencies, Committee on Appropriations.

    The DOT IG Assessment based its estimates in part on its concerns arising from three elements of Amtrak's Fiscal Year 2000 business plan, including an assessment by the DOT IG that Amtrak's expenses would increase by $737 million which the DOT IG attributed to undefined management actions which Amtrak had assumed would result in expense reductions, a reduction by the DOT IG in the estimated Northeast Corridor passenger revenue by $304 million as a result of the DOT IG's projections of ridership, and a reduction by the DOT IG in the estimated mail and express delivery revenue by $179 million as a result of the DOT IG's projections of growth of that business. The DOT IG believed that increases in Amtrak's expenses had inhibited Amtrak's ability to achieve significant declines in Amtrak's cash losses. Similarly, in the GAO's testimony at the Rail Act Hearing, the GAO concluded that Amtrak has had and would continue to have difficulty in controlling increases in its costs. It is unclear whether any of these statements made by the DOT IG or the GAO will have any impact on Congress' consideration of any plans that may be submitted to it by the Reform Council or Amtrak.

    In its March 19, 2001 annual report, the Reform Council concluded that Amtrak's corporate structure should fundamentally be changed, including the separation of its infrastructure responsibilities, train operations and government functions. The Reform Council has in the past expressed concerns about the broad range of functions performed by Amtrak beyond the functions of operating passenger rail and mail and express delivery services. These other functions include maintenance of infrastructure and repairing passenger coaches and locomotives, managing and developing real estate utilized in rail operations, and acting as a contractor to operate domestic rail commuter service and foreign passenger services. It is unclear whether an attempt by the Reform Council to separate these responsibilities will be included in the restructuring plan submitted to Congress or the restructuring plan, if any, adopted by Congress.

    A restructuring plan submitted by the Reform Council is not required to protect the interests of Amtrak creditors or other contractual counterparties. Congress has the power to disapprove any plan submitted under Section 204 of the Amtrak Reform Act, amend it, enact legislation requiring that an alternative plan be implemented or ignore the plan. Although Section 205 of the Amtrak Reform Act provides for expedited consideration by the Senate of the submitted plan, that provision may be changed unilaterally by the Senate, and it does not preclude the Senate from rejecting the Reform Council plan and pursuing some other course of action. Further, there is no comparable provision dealing with deliberation on the plan by the House of Representatives. A plan submitted by the Reform Council has no legal or binding effect unless both the House and the Senate adopt legislation to implement it which is signed by the President. If Congress chooses to pass legislation on passenger rail service, the impact on Amtrak's operations or financial condition cannot be reliably predicted, and the interests of the creditors of Amtrak and other contractual counterparties, and consequently the certificateholders, could be adversely affected. In addition, the uncertainty brought about by the Reform Council's finding may have a negative impact on the willingness of Amtrak's current or potential lenders to advance funds or offer additional financing to Amtrak. In addition, if Amtrak is unable to achieve and maintain self-sufficiency in accordance with existing law, the willingness of lenders to advance funds or offer additional financing to Amtrak may be negatively impacted.

    RISKS REGARDING FUNDING FOR CAPITAL EXPENDITURES

    AMTRAK'S CHRONIC LACK OF SUFFICIENT CAPITAL HAS LED TO A LARGE BACKLOG OF CAPITAL INVESTMENT NEEDS. Amtrak has required appropriations from the federal government since its inception to cover a significant portion of its capital expenditures, including payment of principal of Amtrak's indebtedness and capital leases. From 1971 through December 2000, Amtrak received approximately $11.0 billion from the federal government for capital investment. The Taxpayer Relief Act of 1997 provided Amtrak with $2.2 billion in funds to be used, along with interest earnings, for qualified expenditures as defined in the Taxpayer Relief Act. Qualified expenditures under the Taxpayer Relief Act include equipment and facility acquisition and improvements, as well as any interest and debt associated with these purchases. Although funding under the Taxpayer Relief Act significantly improved Amtrak's ability to achieve some capital investment goals, it did not solve Amtrak's long-term need for a dedicated capital funding source.

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    The Amtrak Reform Act proposed a level of federal appropriation for Amtrak equal to $5.3 billion from Fiscal Year 1998 through Fiscal Year 2001. However, federal appropriations for the period, other than Taxpayer Relief Act funds, have been significantly less than the proposed level, and have totaled
$2.8 billion. Total available funds for capital investment from federal capital grants and Taxpayer Relief Act funds were $464 million in Fiscal Year 2001, which is a 37% reduction from the $738 million available in Fiscal Year 2000, including Taxpayer Relief Act funds. Congress has appropriated $521 million for Fiscal Year 2002, $97 million of which has been received through continuing resolutions, with the balance expected by the end of January 2002.

    In order for Amtrak to pay for deferred capital expenses in the future, Amtrak will require a significant amount of capital funding, including funding from state and local sources. There is no assurance that funding will be made available to Amtrak, or will be sufficient to fund its capital needs. The impact on Amtrak's operations if Amtrak continues to defer capital expenditures for major repairs to, and replacements of, its facilities, railway, tunnels and equipment cannot be reliably estimated. If in future fiscal years, Amtrak does not receive an amount of federal capital appropriation required to sustain its then current capital service needs, Amtrak may be required to consider restructuring the scope of its business to reduce its capital service needs. If Amtrak does not or cannot address funding shortfalls, Amtrak's ability to make payments on the facility sublease could be adversely affected, which would negatively affect distributions on the certificates.

    AMTRAK IS DEPENDENT UPON CONTINUED STATE AND LOCAL SUPPORT FOR ITS CAPITAL REQUIREMENTS, AS WELL AS AN ABILITY TO OBTAIN CREDIT FROM PRIVATE PARTIES. THERE IS NO ASSURANCE THAT THIS SUPPORT WILL CONTINUE IN THE AMOUNTS NECESSARY TO SATISFY AMTRAK'S CAPITAL NEEDS. In addition to federal funding, Amtrak has received funding from various states to support, among other things, passenger rail service within or between states, acquisitions and rehabilitation of equipment and construction of and improvements to rail infrastructure and train stations. Amtrak expects to be dependent on federal and state capital grants indefinitely to fund major repairs to, and replacements of, its facilities, railway, tunnels and equipment and for repayment of principal under long-term loans and lease arrangements, including payments with respect to the facility sublease and indirectly, the certificates. State capital grants will also be necessary for Amtrak to realize the revenue expected from planned high-speed rail programs throughout the country. Without a steady level of capital funding from the state governments or alternative sources of funding, there will be insufficient monies to fund Amtrak's expected capital needs. See "Relevant Parties--Amtrak--Financial Information--Summary of Historical Federal and State Assistance."

    CAPITAL SUPPORT IS NECESSARY TO MAKE PAYMENTS ON OBLIGATIONS, INCLUDING PAYMENTS ON THE FACILITY SUBLEASE AND INDIRECTLY THE CERTIFICATES. Amtrak has historically funded principal payments on most of its indebtedness and capital leases from federal capital appropriations. Both the DOT IG and GAO have indicated doubts about Amtrak's ability to fund its capital needs. The DOT IG Assessment characterizes Amtrak's capital outlook as "grave" and notes that, based on Amtrak's estimates of cash losses, Amtrak will not have sufficient funds to satisfy its minimal capital needs and would suffer a shortfall of $91 million in Fiscal Year 2001, with continued shortfalls totaling
$298 million through Fiscal Year 2004. In the DOT IG Assessment, the DOT IG restated Amtrak's targets, stating that Amtrak would suffer cash losses beyond those estimated by Amtrak in the Fiscal Year 2000 business plan. In addition, the DOT IG Assessment raises concerns about Amtrak's ability to fund capital projects which are to be jointly developed by Amtrak and the states, because the DOT IG believes that a number of these projects require an Amtrak contribution to pay for a portion of the capital costs and questions whether Amtrak would have sufficient moneys available to provide necessary funding. There is no assurance that sufficient federal capital appropriations will be made available to Amtrak to fund all of its capital needs. If in future fiscal years, Amtrak does not receive an amount of federal capital appropriation required to sustain its then current capital service needs, Amtrak may be required to consider restructuring the scope of its business to reduce its capital service needs.

    If capital funds were ever insufficient to cover its debt payments, Amtrak would expect to use cash from operating revenues to cover those payments. There can be no assurance that Amtrak will not suffer operating losses or cash losses in amounts that would impair its ability to fund its necessary capital requirements. There is no assurance that Amtrak will have sufficient funds to make payments on all its obligations, including payments on the facility sublease and indirectly, the certificates. See "--Other Business Risks."

    IF THE FEDERAL GOVERNMENT DOES NOT PROVIDE A CONSISTENT AND DEDICATED CAPITAL FUNDING SOURCE FOR CORRIDOR DEVELOPMENT AND AMTRAK IS UNABLE TO OBTAIN FUNDS FROM OTHER SOURCES FOR DEVELOPMENT, AMTRAK WILL BE UNABLE TO FUND CORRIDOR DEVELOPMENT. Amtrak relies on the federal government and other sources for funds for corridor development projects. There is no assurance that the federal government or other sources of funds will provide funding, and even if provided, there is no assurance that the funding will be sufficient for its intended use. There is also no assurance that legislation will be enacted or what the level of state participation will be, if any. It is not likely that any federal or state funding would be sufficient by itself and other sources of capital funding will be necessary. See "--Legal And Regulatory Risks of Amtrak." If Amtrak were unable to obtain funds from federal legislation or capital funding from the federal government or from other sources for development, it would be unable to undertake the development.

    CAPITAL WILL BE REQUIRED TO PURCHASE EXISTING ROLLING STOCK AND OTHER ASSETS SUBJECT TO LONG-TERM LEASES. Amtrak also finances a portion of its capital investments through debt incurrence and capital lease arrangements with private parties. These arrangements are usually related to Amtrak's procurement of capital assets such as rolling stock. See "Relevant Parties--Amtrak--Description of Capitalization" and "--Other Business Risks."

    As of December 31, 2001, Amtrak had financed approximately $3.3 billion of the original cost of its rolling stock through debt and long-term leases, and Amtrak expects to finance most of its new rolling stock acquisition, including the high-speed trainsets and locomotives, through long-term leases. These leases have early purchase options in the out-years allowing Amtrak to purchase the equipment. If Amtrak were to exercise all of these early purchase options, the estimated cost would be more than $600 million over the next 20 years. Amtrak will require capital to exercise these early purchase options, either from government grants or private refinancing. If the early purchase options cannot be exercised, or if Amtrak does not buy the equipment at the fair market value at the end of the terms, Amtrak will be required to return the leased rolling stock and locomotives to the lessors. There is no assurance that Amtrak will have sufficient capital to purchase this financed equipment.

    OTHER BUSINESS RISKS

    As with any large transportation company, Amtrak's financial performance is subject to numerous business risks. Any of these factors alone, or in combination with others, could affect Amtrak's performance and financial condition.

    CONTINUED OPERATING LOSSES MAY RESULT IN A LOSS OF LIQUIDITY. Amtrak's operating losses have been funded with the proceeds of defeased sale and leaseback transactions, congressional appropriations and short-term bank loans. See "Relevant Parties--Amtrak--Description of Capitalization--Long-term Indebtedness and Capital Leases" and "Relevant Parties--Amtrak--Description of Capitalization--Interim Financings, Unsecured Credit Facilities and Operating Leases."

    Amtrak expects to manage its liquidity requirements during Fiscal Year 2002 through a combination of proceeds from asset monetizing transactions and short-term bank borrowings. There is no assurance that these goals will be achieved. Amtrak closed several sale and leasebacks in Fiscal Year 2000 and Fiscal Year 2001, some of which were defeased one-time transactions. Amtrak is pursuing similar and other asset monetizing transactions in Fiscal Year 2002. There is no assurance that these transactions will be consummated.

    No assurance can be made that operating losses will not continue or will not be larger than assumed in Amtrak's capital and operating plans for Fiscal Year 2002. Additionally, no assurance can be made that Amtrak will continue to maintain financial liquidity in the face of losses. See "--Risks Regarding Funding for Capital Expenditures."

    AMTRAK'S ASSUMPTIONS ABOUT THE IMPLEMENTATION OF ACELA SERVICE MAY BE INACCURATE AND MAY NEGATIVELY IMPACT AMTRAK'S REVENUES OR FINANCIAL
CONDITION. By the end of Fiscal Year 1999, Amtrak had made progress toward achieving the goals established in the original business plan through incremental improvements and changes to its existing service. However, Amtrak's actual budget result for Fiscal Year 2000 fell short of the Fiscal Year 2000 business plan budget goal by approximately $109 million, primarily as a result of delays in the receipt of the Acela high-speed fleet which resulted in the loss of assumed revenues. With no high-speed service implemented in Fiscal Year 2000 and only two Acela Regional trains in operation beginning in January 2000, ticket revenues fell short of Amtrak's expectations by over $150 million in Fiscal Year 2000. Amtrak further estimated in its Fiscal Year 2001 business plan that these factors would continue to negatively impact its results for Fiscal Year 2001, with the targeted budget result equal to a loss of approximately
$119 million. Amtrak's actual budget result for Fiscal Year 2001 was equal to a loss of $282 million, with a delay in receipt of Acela equipment leading to approximately $30 million of that loss. See "Relevant Parties--Amtrak--Financial Information--Summary of Financial Information".

    Amtrak continues to experience delays in receipt of trainsets and in implementation of full Acela service, which could adversely affect its financial condition and revenues in Fiscal Year 2002. Although Amtrak expects that Acela service will be fully operational by the spring of 2002, there can be no assurance that there will not be delays in delivery of the Acela Express trainsets beyond those currently anticipated, that the delays will not negatively impact full implementation of the Acela service or that any delays would not reduce ticket revenues by more than currently assumed by Amtrak. The economic impact of these delays might be greater than is currently contemplated, and could adversely affect Amtrak's financial condition and ability to make payments on its obligations, including the facility sublease, and indirectly, the certificates.

    ASSUMPTIONS RELATED TO THE DEVELOPMENT OF THE MAIL AND EXPRESS DELIVERY SERVICE BUSINESS MAY PROVE INACCURATE WITH NEGATIVE IMPACT ON AMTRAK'S REVENUES AND FINANCIAL CONDITION. The original business plan envisioned a Fiscal Year 2001 mail and express delivery service revenue of approximately $260 million based on the assumption that freight partnerships would be fully executed by October 2000. The Fiscal Year 2001 business plan was more conservative in its approach to equipment and facility expansion and the execution of freight partnership agreements. Growth was anticipated to be strong, growing from $122 million in Fiscal Year 2000 to $181 million in Fiscal Year 2001. The Fiscal Year 2001 business plan assumed that the mail and express delivery service business would expand significantly, especially in Fiscal Years 2001 to 2003. However, in 2001, mail and express revenue totaled only $117 million due primarily to the declining economy. Further negative economic impacts, limitations on capital, delays in equipment acquisition, scheduling and terminal availability problems and delays developing partnerships and other factors may further delay or limit the growth of the mail and express delivery service business.

    Expansion of the mail and express delivery service business involves many risks, including shortages of locomotives and other rolling stock, equipment, materials and labor; the inability to construct necessary facilities; work stoppages and labor disputes; weather interferences; unforeseen construction and implementation problems; freight interference issues; congestion on lines; unanticipated cost increases; and appropriations from federal and state governments. See "--Legal And Regulatory Risks of Amtrak." The impact on Amtrak's operations that could occur if the anticipated mail or express delivery business expansion is not implemented or encounters difficulties cannot be reliably estimated.

    RECENT EVENTS MAY NEGATIVELY IMPACT THE FINANCIAL MARKETS OR AMTRAK'S OPERATIONS, RIDERSHIP OR FINANCIAL CONDITION. On September 11, 2001, the United States was subjected to multiple terrorist attacks, resulting in the loss of many lives and massive property damage and destruction in New York City, the Washington D.C. area and Pennsylvania. As a result, there has been considerable uncertainty in the world financial and travel markets. The full impact of these events on financial markets is not yet known but could include, among other things, increased volatility in the price of securities, including the certificates. According to publicly available reports, the financial markets are in part responding to uncertainty with regard to the scope, nature and timing of possible military responses led by the United States, as well as disruptions in air travel, substantial losses by various companies including airlines, insurance providers and aircraft makers, the need for heightened security across the country and decreases in consumer confidence that could cause a general slowdown in economic growth. These disruptions and uncertainties could materially adversely affect Amtrak's operations, ridership or financial condition and its ability to make payments on the facility sublease and, indirectly, the certificates.

    AMTRAK IS REQUIRED BY LAW TO REDEEM ITS COMMON STOCK, AND THE COST OF REDEMPTION MAY MATERIALLY EXCEED AMTRAK'S EXPECTATION AND HAVE A MATERIAL ADVERSE EFFECT ON AMTRAK'S FINANCIAL CONDITION. The Amtrak Reform Act requires that Amtrak redeem its common stock by October 1, 2002 at fair market value. Amtrak has commenced negotiations with the holders of its common stock, but has not resolved this issue. The economic impact of a redemption cannot be reliably estimated at this time. Although Amtrak does not believe the stock has value, it has made an offer to redeem the stock for cash at a price of $0.03 per share, which the stockholders have rejected. See "Relevant Parties--Amtrak-- Description of Capitalization--Preferred and Common Stock." No assurance can be made that Amtrak will not be required to make payments to holders of its common stock or that any payments would not adversely affect its financial condition and its ability to make payments on the facility sublease and, indirectly, the certificates.

    AMTRAK'S EXPENDITURE OF TAXPAYER RELIEF ACT FUNDS HAS BEEN QUESTIONED BY THE GAO, AND A GAO DETERMINATION THAT AMTRAK IMPROPERLY EXPENDED FUNDS MAY ADVERSELY AFFECT AMTRAK'S FINANCIAL CONDITION. The Taxpayer Relief Act provided Amtrak with approximately $2.2 billion in funds to be used for qualified expenditures, as defined in the Taxpayer Relief Act. Although the Reform Council is required to monitor Amtrak's expenditures of Taxpayer Relief Act funds, it has deferred to a review of the use of the funds conducted by the GAO. Amtrak is also required to report on expenditures of Taxpayer Relief Act funds to the Internal Revenue Service, which has ultimate responsibility for determining whether the funds were properly spent. See "Relevant Parties--Amtrak--Legal Structure and Oversight--Oversight." Under the Taxpayer Relief Act, Amtrak is to repay to the United States Taxpayer Relief Act funds if the Internal Revenue Service determines any funds were improperly used. The Internal Revenue Service is required to make a demand for repayment.

    In the GAO March 15, 2000 report relating to Amtrak's expenditure of Taxpayer Relief Act funds, the GAO stated that through June 1999, Amtrak expended approximately $1.3 billion of the $2.2 billion provided under the Taxpayer Relief Act. The GAO Taxpayer Relief Act Report found that Amtrak did not properly review the 1998 capital projects to determine whether they met criteria under the Taxpayer Relief Act. Nevertheless, based on its review, the GAO concluded that the expenditures appeared eligible, other than three expenditures equal to $9 million. Amtrak believes that it properly reviewed projects for eligibility and followed the guidance provided by its legal counsel, and believes that all three expenditures are eligible expenditures under the Taxpayer Relief Act.

    Even though Amtrak disagrees with the GAO findings, Amtrak revised its 1998 report to the Internal Revenue Service regarding its use of Taxpayer Relief Act funds, as it is legally permitted to do, to reflect a change in funding source for the questioned $9 million of expenditures. Furthermore, Amtrak asked its Inspector General to review the $199 million of expenditures relating to the Fiscal Year 1998 capital projects being questioned. The GAO recommended that the Inspector General provide its review of the expenditures to the Internal Revenue Service for a determination of the propriety of these expenditures. Amtrak's Inspector General has retained an independent accounting firm to review Amtrak's expenditures of Taxpayer Relief Act funds and to prepare the Inspector General's Taxpayer Relief Act Report. Additionally, Amtrak has asked the Internal Revenue Service to review the three expenditures questioned by the GAO to determine whether these expenditures were qualified expenditures under the Taxpayer Relief Act. The Inspector General has informed Amtrak that it intends to provide the Inspector General's Taxpayer Relief Act Report to the Internal Revenue Service.

    The Internal Revenue Service is conducting a due diligence review regarding these expenditures. The GAO did not conduct a full audit of Amtrak's expenditures, and the GAO Taxpayer Relief Act Report is not binding upon the Internal Revenue Service. Ultimately, the Internal Revenue Service is responsible for determining whether Amtrak misused Taxpayer Relief Act funds. There can be no assurance that the Internal Revenue Service will not determine that Amtrak has improperly spent Taxpayer Relief Act funds and demand repayment of specified amounts. The impact on Amtrak's financial condition that may result from any determination cannot be reliably estimated.

    AMTRAK COULD BECOME SUBJECT TO A BANKRUPTCY PROCEEDING IF IT DEFAULTED UNDER ITS EXISTING DEBT OBLIGATIONS OR ANOTHER ADVERSE EFFECT OCCURRED WHERE IT COULD NOT PAY ITS DEBTS AS THEY BECOME DUE. IF AMTRAK WERE TO BECOME SUBJECT TO A BANKRUPTCY PROCEEDING, THE CERTIFICATEHOLDERS WOULD BE ADVERSELY AFFECTED. In the event Amtrak's financial circumstances should deteriorate, a petition could be filed, voluntarily by Amtrak or involuntarily by its creditors, under the United States Bankruptcy Code, which includes special railroad reorganization provisions. In the event of bankruptcy, there could be adverse effects on the holders of certificates, including payment delays, reductions, or failure by Amtrak to make payments on the facility sublease or comply with its other agreements.

    During the pendency of a bankruptcy proceeding, the automatic stay provisions of the Bankruptcy Code would generally prevent any actions to enforce Amtrak's payment and other obligations under agreements. The trustee might therefore be unable to make payments to the certificateholders from funds held by the trustee under the Trust Agreement. Moreover, under the Bankruptcy Code, Amtrak might be able to reject the facility sublease and any other contracts executed by Amtrak in connection with the issuance of the certificates, which could excuse Amtrak from further obligations under those contracts. Some pre-petition payments made by Amtrak also could be avoided as preferential payments and recipients of those payments would be required to return the payments to the bankruptcy trustee. Additionally, Amtrak might be able, with the approval of the bankruptcy trustee, but without the consent and over the objection of any other party, to assign its rights and obligations under the facility sublease or other agreements to another entity.

    Creditors with liens on Amtrak's property, including the federal government, might foreclose their liens. The extent to which the claims of secured creditors could be paid would depend on the value of assets available to satisfy those claims. The value of Amtrak's property is untested and may be affected by easements held by commuter and freight railroads. Moreover, while Amtrak's locomotives may be usable by other railroads, the sale or lease of passenger cars might generate little cash because the cars might need to be reconfigured to accommodate needs of any purchasing railroad. If the assets were insufficient to repay amounts owing to secured creditors, the secured creditors would have the right to assert unsecured claims against Amtrak. In addition, other persons and entities may have unsecured claims against Amtrak, such as persons or entities that have contracts with Amtrak, employees of Amtrak and persons with tort claims against Amtrak.

    Special provisions of the Bankruptcy Code, including without limitation, Sections 1161 through 1174 of the Bankruptcy Code, apply to railroad reorganizations and seek to protect the public interest in continued rail service. Although the Bankruptcy Code requires that the trustee and the bankruptcy court consider the public interest in addition to the interests of the debtor railroad, creditors and stockholders, court decisions hold that rights of secured creditors should not generally be affected by this mandate. However, a railroad may be liquidated if a court determines, among other things, that liquidation is in the public interest, and it must be liquidated if a plan of reorganization is not confirmed within five years after the bankruptcy filing. If liquidation does occur under the Bankruptcy Code, there is no assurance that the proceeds of the liquidation would be sufficient to pay the certificateholders, in whole or in part.

    AMTRAK OPERATIONAL PERFORMANCE IS SUBJECT TO OPERATIONAL RISKS WHICH COULD RESULT IN SUSPENSION OR IMPAIRMENT OF SERVICE, INCREASED EXPENSE AND DECREASED REVENUE. The operation of rail service involves many risks, including schedule delays due to freight railroad congestion or weather-related or other conditions; the breakdown or failure of equipment and computer systems; the inability to obtain, or increases in costs of, locomotives and other rolling stock, equipment, fuel, materials or supplies; project delays; market fluctuations; operational error; labor shortages or disputes or work stoppages; fires, floods, tornadoes, earthquakes, hurricanes and other similar events; damage to or destruction of its properties, including locomotives or other rolling stock or equipment; and liabilities, such as personal injury and property damage, due to accidents. There can be no assurance that the occurrence of any of these events or combination of events would not cause delays, curtailment of service or decreases in ridership on one or more of Amtrak's rail lines or result in the incurrence of liabilities by Amtrak which could adversely affect its operations and financial condition.

    AMTRAK'S COST OF OPERATION COULD PROVE TO BE GREATER THAN ESTIMATED BY AMTRAK. Amtrak's operating costs have been increasing in each fiscal year and Amtrak expects that its operating costs will continue to increase for the foreseeable future. See "Relevant Parties--Amtrak--Description of Capitalization--Capital Investment Program." The GAO Cost Report states that Amtrak's labor costs continue to represent over 50% of Amtrak's total operating costs and these costs grew from approximately $1.3 billion in 1995 to approximately $1.4 billion in 1999. Amtrak's interest costs increased from $50 million to $83 million and its payments to other railroads increased from $92 million to approximately $100 million in that period. Similarly, the DOT IG's March 21, 2001 testimony before the Subcommittee on Transportation and Related Agencies, Committee on Appropriations, notes that although revenue and ridership trends have shown positive results, increases in labor costs, train operation expenses, depreciation and maintenance-of-way expenses have fueled continued growth in operating expenses. In 2000, although total operating revenue increased by 9.8%, total operating expenses increased by 8.1% on an accrual basis, and during 2001, although operating revenue increased by 6.2%, operating expenses increased by 8.3% on an accrual basis over 2000. Amtrak's operating costs can also increase due to new equipment related regulations, such as regulations that increase the frequency of inspection and maintenance of equipment. See "--Legal And Regulatory Risks of Amtrak." There can be no assurance that Amtrak will generate revenues sufficient to cover increases in its operating costs, which could adversely affect its financial condition.

    The Amtrak Reform Act removed all statutory protection for Amtrak employees, resulting in submission of employee protections to binding arbitration. In November 1999, the pre-existing provisions applicable to Amtrak employees were modified, resulting in economic benefits to Amtrak. Despite these improvements, Amtrak's labor protection obligations, particularly to employees with many years of service, remain high compared to non-railroad corporations in the United States. Amtrak was notified in November 1999 that the collective bargaining agreements with its employees would be subject to renegotiation. See "Relevant Parties--Amtrak--Description of Amtrak's Business--General Business Description and Organizational Structure." No assurance can be made that future negotiations between Amtrak and its employees will not result in increased labor costs, which increase could adversely affect its operations and financial condition.

    CONTINUED OPERATING LOSSES AND DEPENDENCY ON CAPITAL GRANTS CREATES A RISK OF DEFAULT ON AMTRAK INDEBTEDNESS AND OTHER OBLIGATIONS. Amtrak has entered into a number of debt and capital lease arrangements to fund various capital programs, aggregating over $3.3 billion. Under these arrangements, virtually all of Amtrak's rolling stock acquired since 1990 is either leased or subject to the lien of a secured party. Continued operating losses and dependency on capital grants creates a risk of default on its indebtedness and other obligations. See "Relevant Parties--Amtrak--Description of Capitalization." A default by Amtrak under, or acceleration of, Amtrak's indebtedness will result in cross-default to other Amtrak indebtedness and may have a material adverse effect on the certificates.

    AMTRAK'S COSTS AND REVENUES COULD BE SUBSTANTIALLY ADVERSELY AFFECTED BY COMPETITION FROM AIRLINES, BUS TRANSPORTATION AND ALTERNATIVE MODES OF TRANSPORTATION, OR COMPETITION FROM ALTERNATIVE CARRIERS OF MAIL AND EXPRESS DELIVERY PACKAGES. Amtrak serves several distinct geographic and demographic markets. Levels of competition vary in the different geographic and demographic markets Amtrak serves and in respect of the various types of services it provides. See "Relevant Parties--Amtrak--Description of Amtrak's Business."

    Revenues from Amtrak's Northeast Corridor operations comprise a significant portion of its total revenues. This regional concentration makes Amtrak potentially susceptible to changes in regional operations and competitive factors that may adversely affect its competitive position, its financial condition and results of operations. There is no assurance that Amtrak will continue to maintain or increase its market share.

    The Fiscal Year 2001 business plan assumed certain increases in ridership and revenues on the Northeast Corridor primarily as a result of implementation of the Acela Express high-speed rail service. Whereas the Fiscal Year 2001 business plan projected Northeast Corridor ticket revenues of approximately
$739 million, the actual revenues realized were approximately $674 million, with approximately one-half of the $65 million shortfall attributable to economic developments, and approximately one-half of the shortfall attributable to delays in receipt of Acela equipment. Actual Northeast Corridor ridership for Fiscal Year 2001 exceeded Fiscal Year 2000 ridership by five percent but fell short of Fiscal Year 2001 business plan projections by six percent, 2 1/2% of which shortfall was attributable to the delay in receipt of equipment, and 3 1/2% of which was attributable to economic developments. There can be no assurance that subsequent projections of increased ridership and revenues attributable to implementation of Acela Express high-speed service will be realized. See "Relevant Parties--Amtrak--Financial Information--Summary of Financial Information" and "--Other Business Risks."

    Amtrak generates a portion of its revenues from contracts with commuter agencies under which it operates and maintains commuter trains on the Northeast Corridor. This business has consistently been growing. However, those contracts are typically subject to competitive bidding, and there is no assurance that Amtrak will continue to maintain its existing contracts or obtain new contracts. See "Relevant Parties--Amtrak--Description of Amtrak's Business."

    Amtrak Intercity operates long-distance trains over freight railroad lines, short-distance hub trains from central cities and a mail and express delivery service business. The 2000 Reform Council Report states that intercity passenger rail service has not increased in the last decade, with Amtrak carrying approximately the same number of passengers in Fiscal Year 1998 as it did in Fiscal Year 1990. While Amtrak has assumed continued growth of its mail and express delivery service business, there is no assurance that its mail and express delivery service business will grow or will grow at the rates assumed by Amtrak.

    Amtrak West operates commuter services serving the States of California, Oregon and Washington, as well as Vancouver, British Columbia. It also operates one long-distance train between Los Angeles, California and Seattle, Washington. Alternative modes of transportation are Amtrak's primary competitors in these areas. There is no assurance Amtrak will continue to remain competitive with these alternative modes of transportation

    THE ACTIONS AND GOALS SET FORTH IN AMTRAK'S PAST AND FUTURE BUSINESS PLANS MAY NOT BE ACHIEVED AND SHOULD NOT BE RELIED UPON AS PREDICTIONS OF FUTURE PERFORMANCE. Each of Amtrak's business plans in past years and Amtrak's operating and capital budgets assume, and the Fiscal Year 2002 business plan as well as any subsequent business plan prepared by Amtrak may assume, successful implementation of the activities described in the business plans and the effect of these activities on revenue and operating and capital costs. They also make other assumptions, including relating to ridership on its passenger trains, implementation of various expansion plans and continued federal and state government subsidies and availability of alternative capital sources to support its capital investment program. Assumptions, projections and estimates are inherently subject to significant uncertainties beyond the control of Amtrak, such as general business, market and economic conditions, prices for goods and services and other matters, and, in the case of funds from federal and state governments, are subject to appropriations by appropriate governing bodies. Actual results may differ materially from those projected. In the past, for a variety of external and other reasons, Amtrak has not met many of the goals outlined in its business plans, and budget shortfalls have been significant.

    Accordingly, the information included in the business plans and Amtrak's budgets are not necessarily indicative of future performance. Therefore, no representation is made or intended, nor should any be inferred, about the likely existence of any particular future set of facts or circumstances, and prospective investors are cautioned not to rely on the assumptions, projections, targets and estimates used in preparing the business plans and operating and capital budgets. If actual results are less favorable than those shown, or assumptions used in formulating the projections, estimates or targets are incorrect, Amtrak's financial performance may also be less favorable, and consequently, the ability of Amtrak to pay its obligations under the facility sublease, and the ability of Amtrak to pay operating costs and debt service on debt may be materially and adversely affected. See also "--Legal And Regulatory Risks of Amtrak--Special Note Regarding Forward-Looking Statements."

    LEGAL PROCEEDINGS

    Amtrak is involved in various litigation and arbitration proceedings in the normal course of business. The outcome of any litigations or arbitrations, including the proceedings described below, cannot be predicted with certainty. In the event the following proceedings were determined adversely to Amtrak's interests, Amtrak's business, operations and financial condition could be adversely affected, and its ability to make payments on its obligations, including the facility sublease, and indirectly, the certificates, could be affected.

    CAMPBELL ET AL. V. AMTRAK

    On November 9, 1999, a class action race discrimination complaint was filed against Amtrak in the U.S. District Court for the District of Columbia. The lawsuit was later amended to include 73 named individuals and one union, and purports to represent a class of all African American employees who have applied for employment, have worked in the past or currently work at Amtrak except for members of the Brotherhood of Maintenance of Way Employees union within Amtrak's Northeast Corridor strategic business unit. The lawsuit alleges race discrimination with regard to hiring, promotion, training, terms and conditions, discipline and creating a hostile work environment. The plaintiffs are seeking unspecified monetary damages, as well as declaratory and injunctive relief and punitive damages. On January 24, 2001, the trial court denied Amtrak's motion to dismiss class claims. On September 6, 2001, the trial court granted in part Amtrak's motion for more definite statement with respect to the individual claims. As a result, the Court ordered the plaintiffs to file an amended complaint. On December 20, 2001, the plaintiffs filed a third amended complaint. Amtrak's response is due on February 2, 2002.

    BAY STATE TRANSIT SERVICES, LLC V. NATIONAL RAILROAD PASSENGER CORPORATION
     ET AL.

    On September 13, 2001, Bay State Transit Services, LLC filed suit in federal court for the District of Columbia against Amtrak and 12 of Amtrak's labor unions, alleging that Amtrak and the unions conspired, in violation of the antitrust laws, to deprive Bay State of a contract it had entered into with the Massachusetts Bay Transportation Authority's Commuter Rail Division to provide mechanical services for a period of five years, and tortiously interfered with Bay State's contractual and business relations with the Massachusetts Bay Transportation Authority. The suit alleges damages including, but not limited to, at least $30,000,000 in lost profits, treble the amount of actual damages proven at trial, and punitive damages. On November 13, 2001, Amtrak filed a motion for summary judgment on and/or dismissal of all of Bay State's claims. No decision has yet been made on Amtrak's motion.

    BOMBARDIER CORPORATION V. NATIONAL RAILROAD PASSENGER CORPORATION

    On November 8, 2001, Bombardier Corporation filed a complaint in federal court for the District of Columbia against Amtrak alleging that Amtrak caused Bombardier to incur substantial additional costs on a project requiring Bombardier and its consortium partner, Alstom Transportation, Inc., to design and manufacture high-speed electric passenger trainsets and locomotives, design and construct three facilities for the maintenance of the trainsets and locomotives, and maintain the trainsets. Bombardier's complaint is based on breach of contract, promissory estoppel, quantum meruit and unjust enrichment and requests an award of damages of not less than $200 million. Counsel for Amtrak believes that Amtrak has significant procedural and substantive defenses to the suit, and on December 3, 2001, Amtrak filed a motion to dismiss the complaint. On December 17, 2001, Bombardier filed its response to Amtrak's motion, and Amtrak's reply is due on January 15, 2002.

    NORTHEND ELECTRIFICATION CONTRACT CLAIMS

    In December 1995, Amtrak entered into a $321 million fixed-price contract with a joint venture consisting of Balfour Beatty Construction, Inc. and Mass. Electric Construction Co. To date, the value of the contract is approximately $486.5 million. Under the contract, the joint venture was to design and construct an electrified catenary system along the Northeast Corridor right-of-way between New Haven, CT, and Boston, MA, so that upon completion of the system Amtrak could operate electrified high speed train service from Washington, DC, to Boston. The contract requires a formal dispute resolution procedure before a dispute resolution board for claims in excess of $100,000. Decisions on claims above $2.5 million are subject to review in federal court.

    As of November 30, 2001, the joint venture has made approximately 45 claims, the total value of which is approximately $118 million. None of these claims have been resolved by the dispute resolution board or the court. The claims are based upon various theories of recovery, including alleged problems with site conditions, baseline design prepared by a preceding contractor, owner-directed changes, work interference, and schedule acceleration. Amtrak is vigorously defending all of the claims. Amtrak holds $11 million in retainage, and already has paid $35 million of the claimed amounts. In addition, Amtrak is asserting claims against the joint venture for a variety of contract non-compliance issues, and the United States has undertaken both civil and criminal investigations of the joint venture that may result in additional claims against the joint venture.

    ENVIRONMENTAL REGULATION MAY ADVERSELY AFFECT AMTRAK'S OPERATIONS OR FINANCIAL CONDITION. Some of Amtrak's past and present operations as well as past operations by third parties on property currently owned by Amtrak involve or involved activities which are subject to extensive and changing federal and state environmental regulations. From time to time, Amtrak is involved in administrative and judicial proceedings and administrative inquiries related to environmental matters. For example, historic electric train operations at some sites owned or operated by Amtrak are associated with contamination by polychlorinated biphenyls or, "PCB's." Amtrak addresses these sites on a case-by-case basis in coordination with the appropriate regulatory authorities.

    No assurance can be made that regulation relating to environmental issues, or the costs resulting from environmental liabilities, will not adversely affect Amtrak's operations or financial condition. Environmental costs may include, among other things, the costs of investigation of potentially contaminated sites, as well as costs for remediation and restoration of sites determined to be contaminated. There are a number of current environmental matters that are the subject of administrative inquiries or proceedings; although there can be no guarantees, Amtrak does not believe that any of these matters, either individually or collectively, will materially affect its business operations or its ability to satisfy its obligations under the agreements to which it is a party.

    LEGISLATIVE MODIFICATIONS MAY AFFECT AMTRAK'S OPERATIONS OR FINANCIAL CONDITION. Amtrak is subject to oversight by various federal agencies and requires subsidies from the federal and state governments. Its operations and funding are subject to continued political scrutiny. See "Relevant Parties--Amtrak--Legal Structure and Oversight."

    There is no assurance that Congress will not pass legislation that will significantly alter Amtrak's purpose, operations, or the level or type of oversight, or that the level of federal or state funding for Amtrak would not alter the manner in which Amtrak conducts its business, including the types and manner of services that Amtrak provides and Amtrak's ability to establish and alter its routes. In addition, legislative actions may constitute "Special Events" under several of Amtrak's long-term debt and lease obligations. A Special Event occurs with respect to a particular financing if, as a result of:
(a) a change in ownership of Amtrak involving a cessation of Amtrak's or any assignee of Amtrak's support from the United States government, (b) a change in any law which modifies or affects the principal purpose of Amtrak or any assignee of Amtrak, or (c) the revocation, suspension or non-renewal of any authorization, license, or consent necessary for the operation of the business of Amtrak or any assignee of Amtrak, there is a material adverse change in the business, operations or properties of Amtrak that causes its ability to perform its obligations under documents relevant to that financing to be materially and adversely affected. If a Special Event occurs, the counterparty to the loan or lease may require Amtrak to refinance those arrangements, and the failure to effect the refinancing will result in a default. The impact on Amtrak's operations or its financial condition, or its ability to meet its financial obligations, including payments on the facility sublease that indirectly finances payments on the certificates, which may result from legislative modifications cannot be reliably estimated.

    SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS. This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the control of Amtrak. All statements, other than statements of historical facts included in this prospectus, regarding Amtrak's strategy, future operations, financial position, forecasts, targets, estimates, revenues or revenue growth, projected costs, prospects, plans and objectives of Amtrak are forward-looking statements. When used in this prospectus, the words "may," "intend," "will," "should," "would," "could," "potential," "expect," "anticipate," "believe," "estimate," "plan," "predict," "forecast," "target," or "continue" and similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. Undue reliance should not be placed on these forward-looking statements. Although Amtrak believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this prospectus are reasonable, there can be no assurance that these plans, intentions or expectations will be achieved. Important factors which could cause the actual results to differ materially from these expectations are disclosed under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to Amtrak or persons acting on its behalf.

                                USE OF PROCEEDS

    We will receive no proceeds from the sale or resale of the certificates by the selling holders.

                                SELLING HOLDERS

    This prospectus relates to our registration, for the account of the selling holders listed below, of $300,000,000 principal amount of certificates.

                                                                                                        CERTIFICATES
                                                                 CERTIFICATES                           BENEFICIALLY
                                                              BENEFICIALLY OWNED                        OWNED AFTER
                                                              PRIOR TO OFFERING       PRINCIPAL          OFFERING*
                                                            ----------------------    AMOUNT OF     --------------------
                                                            PRINCIPAL                CERTIFICATES   PRINCIPAL
NAME OF SELLING HOLDER                                        AMOUNT      PERCENT      OFFERED       AMOUNT     PERCENT
----------------------------------------------------------  ----------   ---------   ------------   ---------   --------
The Ohio National Life Insurance Company..................  10,000,000      3.33%     10,000,000        0          0%
New Era Life Insurance Co.................................   1,250,000        **       1,250,000        0          0%
New Era Life Insurance Co. of the Midwest.................     250,000        **         250,000        0          0%
Philadelphia American Life Ins. Co........................     500,000        **         500,000        0          0%
Reliance Standard Life Ins. Co............................   5,000,000      1.67%      5,000,000        0          0%
SBLI USA Mutual Life Ins. Co..............................   5,000,000      1.67%      5,000,000        0          0%
Conn. General Life Ins. Co................................   5,000,000      1.67%      5,000,000        0          0%
Pan-American Life Insurance Company                          3,000,000      1.00%      3,000,000        0          0%
National Guardian Life Insurance Company..................   2,000,000        **       2,000,000        0          0%
Settlers Life Insurance Company...........................   1,000,000        **       1,000,000        0          0%
National Life Insurance Company...........................   8,000,000      2.67%      8,000,000        0          0%
Life Insurance Company of the Southwest...................   2,000,000        **       2,000,000        0          0%
Modern Woodmen of America.................................   6,000,000      2.00%      6,000,000        0          0%
Farm Bureau Life Insurance Company........................   7,000,000      2.33%      7,000,000        0          0%
Farm Bureau Mutual Insurance Company......................   2,000,000        **       2,000,000        0          0%
EquiTrust Life Insurance Company..........................   1,000,000        **       1,000,000        0          0%
Erie Insurance Exchange...................................   5,000,000      1.67%      5,000,000        0          0%
Erie Family Life Insurance Company........................   3,000,000      1.00%      3,000,000        0          0%
Erie Indemnity Company....................................   2,000,000        **       2,000,000        0          0%
Penn Insurance & Annuity                                     5,000,000      1.67%      5,000,000        0          0%
Penn Mutual Life Insurance Company........................   5,000,000      1.67%      5,000,000        0          0%
West Coast Life Insurance Company.........................  13,000,000      4.33%     13,000,000        0          0%
Protective Life Insurance Company.........................   8,000,000      2.67%      8,000,000        0          0%
Protective Life and Annuity Insurance Company.............   4,000,000      1.33%      4,000,000        0          0%
American General Annuity Insurance Company................  22,000,000      7.33%     22,000,000        0          0%
American General Life Insurance Company...................  10,000,000      3.33%     10,000,000        0          0%
The Franklin Life Insurance Company.......................   9,000,000      3.00%      9,000,000        0          0%
The Variable Annuity Insurance Company....................   9,000,000      3.00%      9,000,000        0          0%
FMOL Health System Cash Reserve...........................   1,000,000        **       1,000,000        0          0%
IRT Core Fixed Income Fund................................   1,860,000        **       1,860,000        0          0%
Salvation Army............................................     715,000        **         715,000        0          0%
UFCW Local 1262...........................................     355,000        **         355,000        0          0%
INVESCO Institutional Trust Core Fixed Income Fund........     140,000        **         140,000        0          0%
Goldkist Fixed Income Fund................................      90,000        **          90,000        0          0%
Nazareth Lit & Ben General                                     190,000        **         190,000        0          0%
Nazareth Lit & Ben Inst #2                                     255,000        **         255,000        0          0%
Pennsylvania Public School Employee Retirement System.....   1,000,000        **       1,000,000        0          0%
Verizon Investment Mgmt Corp Core Fixed Income Fund.......   2,900,000        **       2,900,000        0          0%
Salvation Army Central Fixed Income Fund..................     180,000        **         180,000        0          0%
Atlantic City Medical Center..............................     100,000        **         100,000        0          0%
Electrical Workers Retirement.............................     600,000        **         600,000        0          0%
Laborers Pension Fund--Detroit                                 225,000        **         225,000        0          0%
Michigan Electrical Employee Pension......................     175,000        **         175,000        0          0%
Oklahoma Firefighters.....................................   2,250,000        **       2,250,000        0          0%

                                                                                                        CERTIFICATES
                                                                 CERTIFICATES                           BENEFICIALLY
                                                              BENEFICIALLY OWNED                        OWNED AFTER
                                                              PRIOR TO OFFERING       PRINCIPAL          OFFERING*
                                                            ----------------------    AMOUNT OF     --------------------
                                                            PRINCIPAL                CERTIFICATES   PRINCIPAL
NAME OF SELLING HOLDER                                        AMOUNT      PERCENT      OFFERED       AMOUNT     PERCENT
----------------------------------------------------------  ----------   ---------   ------------   ---------   --------
IRT Core Plus Fixed Income Fund...........................     650,000        **         650,000        0          0%
Northern Mariana Islands..................................     350,000        **         350,000        0          0%
Roanoke Employee Retirement System........................     320,000        **         320,000        0          0%
INVESCO Intermediate Govt/Credit Fund.....................   3,140,000      1.05%      3,140,000        0          0%
Medical Liability Mutual Insurance Company................  10,000,000      3.33%     10,000,000        0          0%
Milford, CT Pension Plan..................................     740,000        **         740,000        0          0%
MFA Fixed Income Fund.....................................     550,000        **         550,000        0          0%
Richfood Employees........................................     305,000        **         305,000        0          0%
Wyandotte Employees Retirement System.....................     160,000        **         160,000        0          0%
Johnson & Johnson                                              950,000        **         950,000        0          0%
The Metropolitan Museum of Art............................     600,000        **         600,000        0          0%
Pactiv....................................................     850,000        **         850,000        0          0%
Allstate Life Insurance Company of New York...............   5,000,000      1.67%      5,000,000        0          0%
Allstate Life Insurance Company...........................  20,000,000      6.67%     20,000,000        0          0%
Signature 5 L.P...........................................   8,000,000      2.67%      8,000,000        0          0%
John Hancock Variable Life Insurance Company..............   2,000,000        **       2,000,000        0          0%
John Hancock Life Insurance Company.......................  40,000,000     13.33%     40,000,000        0          0%
Life Assurance Society....................................  15,000,000      5.00%     15,000,000        0          0%
Individual Annuity........................................  15,000,000      5.00%     15,000,000        0          0%
Sentury A Mutual Company..................................   5,000,000      1.67%      5,000,000        0          0%
Sentury Main Retirement...................................   1,000,000        **       1,000,000        0          0%
Sentury 401(k)............................................   1,000,000        **       1,000,000        0          0%
Sentury Universal Life....................................     500,000        **         500,000        0          0%
Trust Company of the West.................................   2,850,000        **       2,850,000        0          0%

------------------------------

*   Assumes the sale of all certificates offered.

**  Less than one percent.

                                RELEVANT PARTIES

    THE ISSUER

    Amtrak/Pennsylvania Station Lease Finance Trust--2001 is a New York common law trust. See "Description of the Trust Agreement."

    THE DEPOSITOR

    We, A/P I Deposit Corporation, are a Delaware corporation organized on
June 14, 2001 as a wholly-owned limited purpose finance subsidiary of GSS Holdings, Inc. We maintain our principal office at 400 West Main Street, Suite 338, Babylon, New York 11702. Our telephone number is (631) 587-4700. We do not have, and are not anticipated to have, any significant assets. We originated the mortgage loan. On the date of issuance of the original certificates, we transferred the mortgage loan to the issuer.

    The Depositor does not currently have, and is not expected in the future to have, any significant assets.

    THE BORROWER

    Penn Station Leasing, LLC, a Delaware limited liability company, is a special-purpose entity whose business is limited to holding the mortgaged property.

    Amtrak is the sole member of the borrower. Pursuant to the Limited Liability Company Agreement of the borrower, dated June 20, 2001, the borrower has one independent manager. The borrower cannot, without the prior consent of its independent manager, the unanimous written consent of the board of directors, and the consent of Amtrak: (a) engage in any business other than holding the mortgaged property, or (b) incur additional indebtedness other than indebtedness permitted under the documents related to the mortgage loan as described under "Description of the Mortgage Loan--Encumbrances; Additional Indebtedness." The organizational documents of the borrower require the approval of its independent manager before the borrower: (a) files a bankruptcy or insolvency petition or otherwise institutes insolvency proceedings, or (b) dissolves, liquidates, consolidates, merges, or sells all or substantially all of its assets. No assurance can be given that the borrower will not file for bankruptcy protection or that creditors of the borrower will not initiate a bankruptcy or similar proceeding against the borrower.

    AMTRAK

    THE INFORMATION IN THIS SECTION HAS BEEN PROVIDED TO US BY AMTRAK. WE MAKE NO REPRESENTATION AS TO THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN THIS SECTION.

INTRODUCTION

    The National Railroad Passenger Corporation, commonly known as Amtrak, was created by Congress in May 1971. With the creation of Amtrak, America's freight railroads were relieved of their historical obligation to provide intercity passenger service and Amtrak became America's national intercity rail passenger company. Today, Amtrak serves over 500 stations in 46 states and operates more than 260 intercity trains every day. Amtrak is charged with providing a national system of modern, efficient intercity passenger rail service in order to give Americans an alternative to automobiles, buses and airplanes to meet their transportation needs.

    From 1971 through December 2001, the federal government provided Amtrak with approximately $24 billion in financial assistance, including subsidies for operations and capital improvements. The Amtrak Reform and Accountability Act of 1997 requires that Amtrak achieve operational self-sufficiency by December 2, 2002, and eliminate its need for federal operating subsidies, other than to cover taxes payable by Amtrak. See "--Legal Structure and Oversight--Oversight--The Reform Council." In October 1998, Amtrak developed a strategic business plan for Fiscal Years 1999-2002 that was designed to meet the dual objectives of creating a modern national rail system and becoming operationally self-sufficient. Amtrak's original business plan is updated at least annually and a summary of the updated plan for Fiscal Year 2000 was released in April 2000. Amtrak released the Fiscal Year 2001 business plan in early February 2001 for Fiscal Years 2001-2005, and is currently in the process of formulating a revised business plan for Fiscal Year 2002. The original business plan, the Fiscal Year 2000 business plan and the Fiscal Year 2001 business plan are collectively referred to as the "business plans." In the past, the business plans have all targeted reaching the goal of operational self-sufficiency as required by the Amtrak Reform Act. Following the Reform Council's November 9, 2001 finding that Amtrak will not meet the goal of self-sufficiency by the required deadline, the Fiscal Year 2002 business plan may be substantially different from those of prior years. See "Relevant Parties--Amtrak--Introduction."

    Amtrak expects to be dependent on federal grants indefinitely to fund its capital investment. See "--Description of Capitalization." Of the approximately $24 billion in federal support received by Amtrak since its creation, approximately $11 billion has been provided for capital investment purposes. In the Taxpayer Relief Act of 1997, Congress provided Amtrak with approximately $2.2 billion in funds to be used for qualified expenditures, as defined in the Taxpayer Relief Act. As of December 31, 2001, Amtrak had expended approximately $2.19 billion of the Taxpayer Relief Act funds. In addition to Taxpayer Relief Act funds, Congress appropriated $609 million, $571 million and $521 million, respectively, for Amtrak's capital expenditures for Fiscal Years 1999, 2000 and 2001. Congress has appropriated $521 million for Fiscal Year 2002. See "Risk Factors--Risks Relating to Amtrak--Legal And Regulatory Risks of Amtrak." As part of the Department of Defense appropriations bill for 2002, Congress provided $100 million in capital grant funds to Amtrak for expenditure on safety and security of Amtrak-owned tunnels under the East and Hudson Rivers.

    Amtrak may use a portion of its federal capital appropriations for qualified maintenance of equipment and facilities expenses. Under the Amtrak Reform Act, beginning in Fiscal Year 2003, this use is capped at the annual value of excess mandatory railroad retirement taxes paid by Amtrak under the Railroad Retirement Tax Act. Amtrak's excess mandatory railroad retirement taxes are that portion of the taxes Amtrak pays under the Railroad Retirement Tax Act that are more than the amount needed for the cost of benefits payable to Amtrak's retirees and their beneficiaries. We refer to these in our description of Amtrak as "excess mandatory RRTA payments."

LEGAL STRUCTURE AND OVERSIGHT

    LEGAL STRUCTURE AND GOVERNANCE

    Amtrak was created in 1971 under the Rail Passenger Service Act of 1970, and is a rail carrier under Parts A, C, D and E of Subtitle V of Title 49 of the United States Code. It is operated and managed as a private corporation and is incorporated under the laws of the District of Columbia. Amtrak is subject to the federal laws applicable to interstate railroads, including those pertaining to safety, health, employment matters and the environment. Amtrak is not a department, agency or instrumentality of the United States, and, under current law, none of its debt is guaranteed by the United States government. Pursuant to the Rail Passenger Service Act, Amtrak is exempt from all state and local taxes and fees. Periodically, legislation is enacted which alters Amtrak's operations. See "Risk Factors--Risks Relating to Amtrak--Legal And Regulatory Risks of Amtrak."

    Amtrak has two authorized classes of stock: preferred with par value of $100 per share and common with par value of $10 per share. There are 109,396,994 authorized preferred shares, all of which are outstanding and are held by the Secretary of Transportation. There are 10,000,000 authorized common shares, of which approximately 9,385,694 are outstanding. The outstanding common shares are held by successors to four of the twenty railroads that contributed capital to form Amtrak in 1971. The list of stockholders and the number of shares held appears in "--Description of Capitalization--Preferred and Common Stock." The preferred stockholders have no voting rights, and the common stockholders have voting rights only with respect to amending Amtrak's Articles of Incorporation.

    Amtrak is governed by an eight-member board of directors, with seven voting members appointed by the President of the United States and confirmed, unless the Secretary of Transportation is the appointee, by the Senate. Except for Amtrak's president, who is an ex-officio non-voting member of the board of directors, the terms of the members of the board are five years from the date of appointment.

    The current board members, their principal occupations and their terms of appointment are:

George D. Warrington (ex officio)          John Robert Smith
President and                              Mayor,
Chief Executive Officer of Amtrak          City of Meridian, Mississippi
                                           Term expiration: June 25, 2003

Michael S. Dukakis                         Sylvia de Leon
Vice Chairman                              Chair of the Corporate Affairs Committee
Distinguished Professor of                 Partner,
Political Science at Northeastern          Akin, Gump, Strauss, Hauer and Feld
University                                 Term expiration: July 30, 2004
Term expiration: June 25, 2003

Amy M. Rosen                               Linwood Holton
Chair of the Finance Committee             Director, Mezzullo & McCandlish
Managing Partner,                          Term expiration: September 24, 2003
Public Private Initiatives
Term expiration: September 24, 2003

Norman Mineta
Secretary of Transportation
Term expiration: June 25, 2003

    There is currently one vacancy on the Amtrak board of directors.

    OVERSIGHT

    1.  The Reform Council

    The Amtrak Reform Act established the Amtrak Reform Council, an independent federal commission, to evaluate Amtrak's financial performance and to make recommendations to Amtrak for achieving cost and productivity improvements and financial reforms. The Amtrak Reform Act provides that the Reform Council is to assess Amtrak's ability to reach operational self-sufficiency by Fiscal Year 2003.

    The Reform Council has reported periodically to Congress on various matters relating to Amtrak's operations. The Reform Council released its first annual report to Congress, entitled "A Preliminary Assessment of Amtrak," on January 24, 2000. The Reform Council issued its second annual report on March 19, 2001. The Reform Council did not issue a finding on Amtrak's ability to reach operational self-sufficiency by Fiscal Year 2003 in either of these Reform Council Reports, but presented the Reform Council's views on Amtrak's past performance and issues it believed Amtrak should address in Amtrak's future activities. In the 2000 Reform Council Report, the Reform Council addressed its view of the methodology to be used in determining whether Amtrak would meet operational self-sufficiency, which differed significantly from the methodology used by Amtrak in developing the business plans. In the 2001 Reform Council Report, the Reform Council assessed the issues and challenges facing Amtrak and provided a number of options for fundamental reforms in the institutional and financial structure of Amtrak. In the 2001 Reform Council Report, the Reform Council concluded that institutional flaws prevent Amtrak from meeting its goals. Among the institutional flaws discussed in the 2001 Reform Council Report are the Reform Council's belief that Amtrak does not perform like a profitable business because it has been asked to perform too many functions and that Congress has not provided sufficient funds to successfully perform those functions. The Reform Council stated its belief that in order to improve operations and efficiency, Amtrak's operating and infrastructure functions should be organized as separate entities with independent managements and financial statements.

    On November 9, 2001, the Reform Council made a finding that Amtrak will not achieve operational self-sufficiency by Fiscal Year 2003. Under the Amtrak Reform Act, the Reform Council is required to recommend to Congress by February 7, 2002 an action plan for a restructured and rationalized system of intercity rail passenger services, and Amtrak is required to submit to Congress an action plan for its own liquidation by the same date. On December 20, 2001, Congress enacted legislation providing that Amtrak is not to use appropriated funds or revenues to develop or submit a liquidation plan as provided for under the Reform Act until an Amtrak reauthorization act is enacted by Congress. Accordingly, Amtrak will not submit a liquidation plan by February 7, 2002 as originally required under the Amtrak Reform Act. The events that have been and may be triggered by the Reform Council's finding that Amtrak will not achieve operational self-sufficiency are described in "Risk Factors--Risks Regarding the Restructuring or Liquidation of Amtrak under Section 204 of the Amtrak Reform Act."

    Copies of the Reform Council Reports and Findings are available, upon request, by calling the Reform Council at (202) 366-0598. The Reform Council Reports and Findings are also available at the Reform Council's website at www.amtrakreformcouncil.gov.

    2.  Other Oversight

    Amtrak is a "designated federal entity" under Section 8G of the Inspector General Act of 1978. Amtrak has appointed an Inspector General, who is responsible to the chairman of Amtrak's board of directors. The Office of Inspector General of Amtrak is directed by law to investigate and report on Amtrak operations and advise Congress concerning Amtrak's activities.

    Because Amtrak is dependent for financial support on appropriations by Congress, it is subject to scrutiny by the Appropriations Committees of the Senate and the House of Representatives, and the Senate Committee on Commerce, Science and Transportation and the Transportation and Infrastructure Committee of the House of Representatives. These committees may recommend to Congress annual appropriations and other legislation that could impact Amtrak. See "Risk Factors--Risks Relating to Amtrak--Risks Regarding Funding for Capital Expenditures" and "Risk Factors--Risks Relating to Amtrak--Legal And Regulatory Risks of Amtrak."

    Amtrak's financial condition is also monitored by a number of agencies of the federal government, including the United States General Accounting Office, or "GAO" and the Office of the Inspector General of the United States Department of Transportation, or "DOT IG," each of which periodically reports to Congress or publishes reports regarding Amtrak's financial condition and operations.
Section 409 of the Amtrak Reform Act requires the DOT IG, in any fiscal year that Amtrak requests federal operating or capital subsidies, to review Amtrak's operations and assess Amtrak's financial requirements. The findings must be reported to the Secretary of Transportation and various Congressional committees before funds are appropriated for Amtrak's capital acquisition, development or operating expenses.

    Copies of reports regarding Amtrak published by the DOT IG can be obtained by calling the Communications Office of the Inspector General of DOT at
(202) 366-6872, or at the DOT IG's website at www.oig.dot.gov. Copies of reports regarding Amtrak published by the GAO can be obtained by calling the Office of the Associate Director, Transportation Issues, of the GAO at (202) 512-3600, or at the GAO website at www.gao.gov.

    3.  Oversight Hearings

    Congress periodically holds hearings about Amtrak and its operations. On September 26, 2000, the Senate Committee on Commerce, Science and Transportation held a Rail Act Hearing regarding legislation, which, had it been enacted, would have allowed Amtrak to issue up to $10 billion in high-speed rail bonds. See "Risk Factors--Risks Relating to Amtrak--Legal And Regulatory Risks of Amtrak." At the Rail Act Hearing, a number of members of Congress, entities which provide oversight of Amtrak's operations and the Chairman of the Reform Council were generally critical of Amtrak and its ability to function effectively. The House Appropriations Subcommittee on Transportation held a hearing regarding Amtrak on March 21, 2001. George Warrington, president of Amtrak, Kenneth Mead, the Department of Transportation's Inspector General, and Phyllis Scheinberg, of the General Accounting Office, provided testimony. On November 21, 2001, George Warrington testified before the Senate Committee on Commerce, Science and Transportation that the conflicting policy mandates for Amtrak by Congress--to provide a public service and to be operationally self-sufficient--constitute a business model which has been inadequately funded. Warrington pointed to the need for policy makers to define Amtrak's mission and decide how the system is to be financed.

    Transcripts of these hearings are available by calling the Senate Committee on Commerce, Science and Transportation at (202) 224-4852, or the House Appropriations Subcommittee on Transportation at (202) 225-2141.

DESCRIPTION OF AMTRAK'S BUSINESS

    Amtrak is an operating railroad with a principal business of providing common carrier national passenger rail transportation service in the major intercity travel markets of the United States. Amtrak also provides mail and express delivery service in conjunction with its passenger rail transportation service. Amtrak had operating expenses of approximately $3.1 billion and capital expenditures of $0.9 billion for Fiscal Year 2001. For Fiscal Year 2002, its operating budget is approximately $3.2 billion and its capital program is $0.7 billion. In addition to its core business of intercity passenger railroad operations and mail and express delivery service, Amtrak manages three other businesses: contract management of commuter railroad operations, project work for rail agencies and state departments of transportation, such as maintenance of rights-of-way, characterized in Amtrak's financial statements as reimbursables, and commercial activities and ventures entered into by Amtrak, which include retail, real estate, telecommunications and consulting.

    Of Amtrak's approximately 24,100 employees, approximately 21,300 are represented by thirteen different labor organizations and covered by collective bargaining agreements. Amtrak received notices from the applicable labor organizations that, effective January 1, 2000, the terms of these collective bargaining agreements were subject to renegotiation and Amtrak has commenced negotiations with the labor organizations. The Railway Labor Act of 1926, as amended, establishes a process for resolving collective bargaining disputes between railroads, including Amtrak, and their employees, and includes a preclusion against either side engaging in self-help activities, such as strikes or lockouts, until the bargaining and mediation procedures established in the Railway Labor Act have been exhausted. If negotiations between Amtrak and the labor organizations are unsuccessful, either party may request mediation through the offices of the National Mediation Board. If mediation is unsuccessful, the National Mediation Board will issue a notice of release, commonly referred to as the "30-day cooling-off period." If the 30-day cooling-off period concludes with no agreement, the parties are free to engage in self-help activities, but may not make changes to working conditions if a Presidential Emergency Board is established. An Emergency Board is required to investigate the dispute and report to the President within 30 days of its appointment, although this may be extended. During this time, the parties are obligated to maintain current working conditions. See "Risk Factors--Risks Relating to Amtrak--Other Business Risks."

    Amtrak retains liability coverage for bodily injury and property damage which is financed through a system-wide self-insurance program. The liability retentions range between $10 million per occurrence for liability which results from train movements and $2 million per occurrence for all other causes of liability. Amtrak procures and maintains an excess liability insurance program with per occurrence limits of $490 million in excess of $10 million and $498 million in excess of $2 million. The entire excess liability insurance program is purchased from insurance companies, both captive and commercial, domiciled offshore in order to secure punitive damages coverage, since that coverage may not be available in some states. The participation of Amtrak's captive insurance company in the excess liability insurance program is reinsured 100% through the worldwide reinsurance markets. Section 161 of the Amtrak Reform Act limits all railroads' liability for passenger injuries to $200 million per occurrence. Since non-passenger liability is not so limited, Amtrak purchases excess liability insurance limits beyond the above statutory cap.

    In Fiscal Year 1995, Amtrak created three strategic business units, the Northeast Corridor, Amtrak Intercity and Amtrak West, and in October 2000, Amtrak created an additional strategic business unit for mail and express delivery service. The strategic business units are organized along geographic and market segment lines. The strategic business unit structure was designed to focus on product delivery and accountability, to enhance customer service, facilitate decision-making at the point of customer contact and strengthen partnerships with states, local governments, commuter agencies and freight railroads. In addition to the strategic business units, a centralized corporate organization includes finance, planning, law, labor relations, human resources, mechanical, safety, environmental, marketing, diversity, government affairs, procurement and equipment and crew scheduling and dispatch departments. Currently, Amtrak is in the process of restructuring its operations and management organization with the goals of centralizing some functions, streamlining its management structure and reducing costs.

    Amtrak has four subsidiaries:

    Passenger Railroad Insurance, Limited, a Bermuda company, is a wholly owned subsidiary of Amtrak that provides insurance coverage to Amtrak and reinsures that coverage through commercial reinsurance markets.

    Chicago Union Station Company, an Illinois corporation, is a wholly owned subsidiary of Amtrak. Its primary assets are the Chicago Union Station and various nearby real estate parcels. It has no employees; all of its directors and officers are Amtrak employees.

    Washington Terminal Company is a District of Columbia corporation, approximately 99.7% owned by Amtrak. The remainder is owned by officers and directors of Washington Terminal Company. Its primary assets are various parcels around Washington Union Station but Washington Terminal Company does not own the station, which is owned by the United States of America. Washington Terminal Company has no employees; all of its officers and a majority of its directors are Amtrak employees.

    Amtrak owns a 99% interest in 30th Street Limited, L.P., a Delaware limited partnership, which Amtrak formed in 1987 with the Philadelphia Authority for Industrial Development for the purpose of rehabilitating, leasing and operating the 30th Street Station in Philadelphia. Amtrak owns the 30th Street Station.

    Amtrak is also the sole member of the borrower under the mortgage loan, which is a special-purpose entity created solely for the purpose of holding the mortgaged property.

    Amtrak also owns Baltimore Penn Station, New York Penn Station and Providence Station.

    Amtrak's national network provided service in Fiscal Year 2001 to more than 23 million intercity passengers. Its active fleet of approximately 400 locomotives and 1,500 passenger cars stops at over 500 stations in 46 states. Amtrak operates over 260 daily intercity trains and manages the operation of seven commuter rail systems across the country, supporting an additional
63 million annual riders.

    Amtrak's trains operate over a nationwide system of approximately 23,000 route miles. With the exception of the Northeast Corridor, where Amtrak owns over 700 miles of trackage from Washington, D.C. to New York City and from New Haven to the Massachusetts/Rhode Island border, most of the tracks Amtrak uses are owned by freight railroads. Amtrak uses this trackage under contracts with freight railroads. Under the Rail Passenger Service Act, if Amtrak is unable to obtain contractual rights to use the trackage, the Surface Transportation Board is authorized to grant access rights to Amtrak for use of the trackage and to establish the amounts payable by Amtrak for those rights, which would be based upon the incremental costs related to Amtrak's use and the quality of service Amtrak receives.

DESCRIPTION OF CAPITALIZATION

    PREFERRED AND COMMON STOCK

    Amtrak has issued both common and preferred stock.

    As of September 30, 2001, 109,396,994 shares of $100 par value preferred stock were authorized, all of which were issued and outstanding. All issued preferred shares are held by the Secretary of Transportation for the benefit of the federal government as consideration for grants made by the federal government to Amtrak for Fiscal Years 1971 through 1998. The Amtrak Reform Act prohibited Amtrak from issuing additional preferred stock in exchange for federal grants received by Amtrak.

    As of September 30, 2001, 10,000,000 shares of $10 par value common stock were authorized, of which approximately 9,385,694 shares were issued and outstanding. The Amtrak Reform Act requires that Amtrak redeem at fair market value the shares of common stock outstanding as of December 2,

1997, by the end of Fiscal Year 2002. As of December 2, 1997, 9,385,693.8 shares of $10 par value common stock were issued and outstanding. The common stock is owned by the following entities:

American Financial Group                    --           5,238,210.9 shares
(successor to Penn Central)

Burlington Northern Santa Fe                --           3,344,719.1 shares

Canadian National (Grand Trunk)             --             594,307.4 shares

Canadian Pacific (Soo Line)                 --             208,456.4 shares

    Amtrak has held meetings with the owners of its common stock to discuss the redemption of their shares, and in an effort to comply with the Amtrak Reform Act, Amtrak has made an offer to redeem the stock for cash at a price of $0.03 per share. Amtrak does not believe that the stock has value. Counsel for the four common stockholders has rejected Amtrak's offer as inadequate. There has been no resolution of this matter between Amtrak and the owners. Amtrak is considering various courses of action. See "Risk Factors--Risks Relating to Amtrak--Other Business Risks."

    LONG-TERM INDEBTEDNESS AND CAPITAL LEASES

    In exchange for financing acquisitions of and improvements to property and equipment, Amtrak issued two promissory notes to the United States, in 1976 and 1983. The first note with a balance of $4.0 billion matures on December 31, 2975 and is secured by a substantial portion of Amtrak's real property. The second note with a balance of $1.1 billion matures on November 1, 2082, with successive 99-year renewal terms, and is secured by Amtrak rolling stock. Neither of the notes bears interest, unless prepaid or accelerated. Amtrak's obligations to the federal government under the 1976 note, which are secured by liens on some of Amtrak's real property, may be accelerated by enactment of federal law requiring the 1976 note to be repaid. The amount due under the 1976 note is limited to the fair market value of the security. The federal government's security interest in Amtrak's rolling stock under the 1983 note entitles it to repayment plus interest in the event Amtrak ceases operations, is acquired by another entity, or seeks relief under bankruptcy or insolvency laws. The federal government's lien in respect of rolling stock has been subordinated in connection with transactions where a security interest in the rolling stock is taken by third parties and has been terminated in respect of capital lease transactions.

    The portion of Penn Station that secures the mortgage loan is subject to the lien referred to above. Amtrak has obtained an agreement executed by the Federal Railroad Administration that subordinates the lien referred to above on the mortgaged property to the lien created by the mortgage in favor of the Depositor. See "Description of the Mortgage Loan."

    Amtrak typically finances rolling stock and other equipment procurement with secured loans or capital leases. For capital assets procured through loans or capital leases, Amtrak treats principal payments as capital costs and interest payments as operating expenses. As of December 31, 2001, Amtrak's lease financing and debt obligations relating to rolling stock and other equipment totaled approximately $3.3 billion, with the total amount of assets recorded under lease financings approximating $3.1 billion, and the total amount of long-term debt approximating $0.2 billion, including loans for rolling stock and related maintenance facilities, a parking facility in Chicago and the 30th Street Station in Philadelphia. Total long-term debt and capital lease obligations associated with equipment and facilities increased in Fiscal Years 2000 and 2001 and in the first quarter of Fiscal Year 2002 by 57.3%, 12.1% and approximately 5%, respectively, due to equipment purchases and investments in high-speed trainsets and maintenance facilities and refinancing of existing rolling stock.

    In December 1993, Amtrak acquired a parking facility located in Chicago in exchange for a $20 million promissory note bearing a fixed rate of interest and due in full in December 2003. Amtrak gave the seller a security interest in the facility as well as an irrevocable unconditional $4 million letter of credit as collateral.

    In December 2000, Amtrak acquired land and office facilities located in Connecticut in exchange for cash and a $2,750,000 mortgage note bearing a fixed rate of interest. Monthly principal and interest payments are due through December 2003. The December 31, 2001 outstanding balance of $1,914,190 is secured by the land and office facilities.

    30th Street Limited, L.P. was established in 1987 to facilitate financing of the reconstruction of the 30th Street Station in Philadelphia, Pennsylvania. As of December 31, 2001, $30 million of the Philadelphia Authority for Industrial Development bonds issued to finance a portion of the costs of the reconstruction of the 30th Street Station remained outstanding. These bonds were issued on December 30, 1987, mature on January 1, 2011, and bear interest at a fixed or variable rate as stipulated in the bond indenture. Interest is payable until maturity at intervals determined under provisions in the bond indenture. No amortization of bond principal prior to maturity is required, although Amtrak is required to make annual deposits into a sinking fund to be used to pay off the bonds when they mature. As of December 31, 2001, Amtrak's aggregate deposits into the fund were $8,800,000. Since the bonds are subject to optional tender by the bondholders in some circumstances, 30th Street Limited, L.P. has executed a liquidity facility which provides funds to purchase the bonds tendered under the optional tender provisions.

    30th Street Limited, L.P. also has an obligation to the City of Philadelphia, Pennsylvania under an Urban Development Action Grant loan agreement, which at December 31, 2001 equaled approximately $11,837,000. Principal is being repaid in $130,000 annual installments each November 29th through 2011 with the balance due on November 29, 2012. 30th Street Limited, L.P.'s obligations under the Urban Development Action Grant loan agreement are secured by a leasehold mortgage on the 30th Street Station in Philadelphia. The Urban Development Action Grant loan bears no interest.

    In December 1997, Amtrak financed the construction of three maintenance facilities for the Acela high-speed trainsets to be located at Amtrak's Ivy City (Washington, DC), Sunnyside (New York, New York), and Southampton (Boston, Massachusetts) maintenance yards, and granted the lenders a mortgage and security interest in the maintenance facilities. Subsequently, Amtrak made additional improvements related to the maintenance facilities, such as railroad track, catenary and signaling equipment related to the track, and related assets. In October 2001, Amtrak restructured the transaction to a tax-advantaged defeased sale and leaseback lease financing including the maintenance facilities and some of the additional related improvements, all of which consequently were subject to a mortgage and security interest. The restructuring did not materially affect debt service paid by Amtrak under the financing and generated an upfront cash benefit of approximately $20 million to Amtrak.

    In September 1999, Amtrak entered into a loan agreement to fund construction costs of the Richmond frequency converter in Philadelphia, Pennsylvania, a facility used to convert the frequency of electric power to be distributed by Amtrak to passenger rail systems. The net proceeds of the $110,795,000 tax-exempt bond issue, Series A of 2001, by the Pennsylvania Economic Development Financing Authority, which closed in February 2001, were applied, among other things, to refinance the construction loan. The net proceeds of the $45,000,000 tax-exempt bond issue, Series B of 2001, by the Pennsylvania Economic Development Financing Authority, which closed in April 2001, were applied, among other things, to pay a portion of the balance of the costs of constructing the facility. The total net proceeds of approximately $155 million are reflected by Amtrak in its financial statements as a lease financing obligation.

    Amtrak refinanced existing rolling stock through defeased sale-leaseback financings which closed in December 1999 in the amount of $384.8 million, in June 2000 in the amount of $150.8 million and in

August 2000 in the amount of $393 million. Amtrak procured the last of the eight multicar trainsets for operation between Los Angeles and San Diego in the spring of 2001. The costs of these trainsets are being funded through secured direct vendor financing in the amount of approximately $106 million. Amtrak executed long-term leveraged lease financing of these trainsets in Fiscal Year 2000 and in Fiscal Year 2001. Also, in September 2000, Amtrak entered into defeased cross-border leases for high-speed rail locomotives and trainsets, and through December 31, 2001, Amtrak has entered into long-term domestic leveraged leases of fifteen high-speed locomotives and fifteen high-speed trainsets.

    In the summer of 2000, Amtrak entered into a contract with General Electric Company for the procurement of 85 locomotives. As of December 31, 2001, Amtrak has financed all of these locomotives with a long-term leveraged lease at fair market value estimated to be approximately $221 million.

    In October 2000, April 2001 and September 2001, Amtrak closed the sale and leaseback of sixteen rebuilt AEM-7 locomotives in the amount of $64 million. These fundings are a series of sale and leasebacks or secured loans financing the rebuilding of 30 AEM-7 locomotives, expected to be completed during calendar year 2002.

    In May 2001, The Northwestern Mutual Life Insurance Company loaned to CUSCO NO. 1 LLC, a single purpose limited liability company the sole member of which is Chicago Union Station Company, a wholly owned subsidiary of Amtrak, $7,000,000 secured by CUSCO NO. 1 LLC's property interests in the 300 South Riverside Building, Chicago, Illinois, and $14,500,000 secured by CUSCO NO. 1 LLC's property interests in the 100 North Riverside Building, Chicago, Illinois. The loans are cross-collateralized and cross-defaulted. Quarterly interest payments are due on each mortgage note through June 2011. The December 31, 2001 total outstanding balance on these loans was $21,338,850.

    Amtrak expects that it will continue to enter into loan agreements, leases and other arrangements to fund its major capital expenditures. Amtrak estimates that the principal due annually for those arrangements will be approximately $79 million in Fiscal Year 2002, increasing to approximately $137 million by Fiscal Year 2005.

    Amtrak currently pays principal on most of its indebtedness and capital leases from federal capital appropriations and interest from its operating revenues and expects to continue to do so indefinitely into the future. See "Risk Factors--Risks Relating to Amtrak--Risks Regarding Funding for Capital Expenditures."

    INTERIM FINANCINGS, UNSECURED CREDIT FACILITIES AND OPERATING LEASES

    Under separate financing arrangements entered into in December 1997 and August 1998, Amtrak may borrow up to $870 million toward the construction and acquisition of Acela Express high-speed rail locomotives and trainsets and three related maintenance facilities. As of December 31, 2001, remaining outstanding advances due under these arrangements totaled approximately $48.1 million. Final delivery of all locomotives occurred in December 2001. Final delivery of the trainsets is expected by the spring of 2002. Amtrak consummated long-term leveraged lease financings of high-speed locomotives and trainsets during Fiscal Year 2001, totaling approximately $589 million. In October 2001, the three completed maintenance facilities and ancillary property were subjected to a long-term leveraged lease financing totaling approximately $226 million.

    In 1998, Amtrak entered into loan agreements to fund the overhaul and refurbishment of 30 AEM-7 locomotives, which are secured by the locomotives. The outstanding balance due under the agreements as of December 31, 2001 was $16.1 million, and the balance is to be paid in full in April 2002. In
July 1999, Amtrak secured commitments to refinance $85 million of the costs of 21 of these locomotives through long-term lease arrangements. The first closings under these arrangements occurred in October 2000.

    Amtrak has a $270 million unsecured revolving credit facility with a consortium of banks led by Credit Lyonnais New York Branch which expires on November 15, 2002. Borrowings under this revolving credit facility bear interest based on the Eurodollar rate, prime rate or federal funds rate. Amtrak pays various fees on these credit lines. As of December 31, 2001, Amtrak had no outstanding borrowings under the credit facility, but had used approximately $10.1 million for purposes of securing its obligations under letters of credit. Pursuant to the terms of this credit facility, Amtrak will be in default if it files a plan for its own liquidation with Congress that the lenders determine is reasonably likely to have a material adverse effect on Amtrak's ability to make payments when due under the credit facility, or if the lenders determine that the Reform Council finding itself is reasonably likely to have this type of material adverse effect. No determination of this kind has yet been made by the lenders.

    In addition to the capital lease obligations, long-term debt and unsecured revolving credit facility, as of December 31, 2001, Amtrak was obligated under operating leases for minimum rental payments equaling approximately
$201 million over the terms of the leases, principally for station and office spaces. These operating leases have initial or remaining non-cancelable terms in excess of one year.

    CAPITAL INVESTMENT PROGRAM

    Amtrak's capital investment program for Fiscal Year 1999 provided for $1.41 billion for capital investments of which $808 million was provided by the federal government, $303 million by states and $300 million by institutional lenders and other sources. Amtrak's capital investment program for Fiscal Year 2000 provided for capital investments of $1.685 billion, of which $759 million was provided by the federal government, $220 million by states and local sources, $86 million by internally generated funds and $620 million by institutional lenders and other sources. Amtrak's capital investment program for Fiscal Year 2001 provided for capital investments of $881 million, of which approximately $464 million was provided by the federal government, $12 million by internally generated funds, $48 million by states and local sources and $357 million by lenders and other sources. Amtrak's capital investment program for Fiscal Year 2002 provides for capital investments of $693 million, of which approximately $625 million was provided by the federal government, $33 million by states and local sources and $35 million by lenders and other sources. See "--Financial Information--Summary of Financial Information."

    The following summarizes Amtrak's most significant recent capital investments:

    HIGH-SPEED RAIL: Investments of over $2.1 billion have already been made towards the design and construction of the electrified catenary and power generation system between New Haven and Boston, completion of other related infrastructure projects and procurement of high-speed trainsets, locomotives and maintenance facilities for the new Acela service.

    The first stage of the Northeast Corridor high-speed rail program featuring electrified service from Boston to New York, referred to as Acela Regional, was initiated on January 31, 2000. As of December 31, 2001, Amtrak had accepted delivery of fifteen high-speed trainsets and fifteen locomotives to be used in Acela service. The Acela Express service commenced in December 2000. Amtrak expects that its Acela Express service, providing high-speed rail service between Boston and Washington, D.C., will be fully operational by the spring of 2002. See "Risk Factors--Risk Relating to Amtrak--Other Business Risks."

    ROLLING STOCK BETTERMENT: In addition to high-speed rail equipment described in the preceding paragraph, Amtrak has undertaken significant capital investment with an aggregate value of approximately $500 million to improve its passenger car fleet, its locomotives and mail and express delivery service business capacity. In 1998, Amtrak contracted for 40 new Surfliner passenger cars for its Los Angeles to San Diego corridor service. Delivery of these cars has been completed. In 1998, Amtrak contracted for the repowering and refurbishment of 30 AEM-7 locomotives. The first of these rebuilt locomotives commenced commercial operations in Fiscal Year 2000 and all should be in service by the end of calendar year 2002. In the summer of 2000, Amtrak contracted for the acquisition of 85 new General Electric locomotives, all of which have been delivered. Since 1998, Amtrak also has contracted for the procurement of rolling stock intended to support the mail and express delivery service, including roadrailer equipment and boxcars. Additional investment in mail and express delivery service equipment and related infrastructure is expected.

    CORRIDOR DEVELOPMENT: Over the longer term, a key strategy in Amtrak's investment program is the development of high-speed corridors designated by the United States Department of Transportation, or "DOT," under the auspices of the InterModal Surface Transportation and Efficiency Act of 1991. The Northeast Corridor between Boston and Washington, D.C. is one of these corridors.

    Amtrak's success is contingent upon continued support for Amtrak's capital investment and availability of capital from the federal government from state and local sources and from private parties through debt issuance and capital lease arrangements. Amtrak assumes that this support will continue to be available and will enable Amtrak to make investments in support of its business plans. However, if the cash received from federal capital grants is not significantly increased beginning in Fiscal Year 2002, Amtrak believes that it will be required to restructure the scope of its operations. See "Risk Factors--Risks Relating to Amtrak--Risks Regarding Funding for Capital Expenditures."

    A number of entities which are responsible for overseeing Amtrak's operations have raised concerns about Amtrak's ability to fund its capital needs. The report issued on May 31, 2000 by the GAO entitled "Intercity Passenger Rail: Amtrak Will Continue to Have Difficulty Controlling Its Costs and Meeting Capital Needs," known as the "GAO Cost Report," estimates that Amtrak's short- and long-term identified capital investment needs total approximately $9.1 billion through 2015, with over $4 billion in short-term capital investment needed through 2004, and states that Amtrak's identified capital investment needs are expected to exceed available federal capital funds by nearly $2 billion over the next five years. Additionally, in a report issued on September 19, 2000 by the DOT IG entitled "2000 Assessment of Amtrak's Financial Performance and Requirements," or the "DOT IG Assessment," the DOT IG stated that "Amtrak's capital outlook is grave." The DOT IG concluded that, based on estimates prepared by the DOT IG which restated Amtrak's goals set forth in Amtrak's original business plan and the Fiscal Year 2000 business plan, without corrective action, Amtrak would not have enough capital funds to cover its debt payments and other mandatory capital costs. If capital funds were ever insufficient to cover its debt payments, Amtrak would expect to use operating revenues to cover those payments. The DOT IG, in testimony before the Subcommittee on Transportation and Related Agencies, Committee on Appropriations on March 21, 2001, stated that Amtrak's overall financial results have not improved significantly since 1999. Amtrak has reviewed the DOT IG Assessment and has addressed a number of the concerns raised by the DOT IG, which were reflected in the Fiscal Year 2001 business plan. See "Risk Factors--Risks Relating to Amtrak--Risks Regarding Funding for Capital Expenditures."

FINANCIAL INFORMATION

    SUMMARY OF HISTORICAL FEDERAL AND STATE FINANCIAL ASSISTANCE

    From 1971 through December 2001, the federal government provided Amtrak with approximately $24 billion in financial assistance of which approximately
$11.0 billion was used for Amtrak's capital investment with the remainder used for Amtrak's operating expenses. The Taxpayer Relief Act provided Amtrak with approximately $2.2 billion in funds to be used for qualified expenditures as defined in the Taxpayer Relief Act. In addition, Congress appropriated
$609 million, $571 million and $521 million, respectively, for Amtrak's capital expenditures for Fiscal Years 1999, 2000 and 2001.

    Although the Amtrak Reform Act permits Amtrak to receive operating grants in Fiscal Years 1998 through 2002 and thereafter for statutorily-permitted liabilities, Congress began in Fiscal Year 1999 to appropriate only capital grants for Amtrak, and no operating grants were appropriated. However, to date, Congress has permitted Amtrak to utilize federal capital funding for progressive overhaul expenses and other maintenance expenses that would be characterized as operating expenses under generally accepted accounting principles, or "GAAP." See "--Summary of Financial Information."

    Amtrak has also received funding throughout much of its history from various states to support, among other things, passenger rail service within or between states, as well as acquisition and rehabilitation of equipment and construction of and improvements to rail infrastructure and train stations. State funding for Amtrak's operating expenditures has increased significantly in the last seven years, from approximately $33 million in Fiscal Year 1994 to approximately
$123 million in Fiscal Year 2001. During this seven-year period, Amtrak received a total of $586 million in state operating subsidies, with California, Illinois, Wisconsin, Washington and Missouri contributing the largest portion of state subsidies. Funding for operating expenditures is in addition to funding by states for capital expenditures that are paid to Amtrak or benefit Amtrak's projects.

    The DOT IG has stated that Amtrak's capital investment needs are expected to exceed available federal capital funds by nearly $2 billion over the next five years. This undercapitalization will require Amtrak to depend increasingly on nonfederal sources of funds, such as funding from states and increased borrowings, to obtain capital. However, the DOT IG Assessment states that the undercapitalization may hinder Amtrak's ability to obtain state funding for jointly-developed capital projects, particularly if the states require Amtrak to fund a portion of the capital costs of these projects, which could result in cancellation or postponement of the projects. See "--Description of Capitalization" and "Risk Factors--Risks Relating to Amtrak--Risks Regarding Funding for Capital Expenditures."

    The table below summarizes historical federal and state financial assistance to Amtrak for Fiscal Years 1995 through 2001. Amtrak expects to require continued funding for capital expenditures from the federal government and increased funding from various states for its capital and operating expenditures in the foreseeable future, with Amtrak estimating operating revenues from states of approximately $132 million in Fiscal Year 2002. See "--Description of Capitalization--Capital Investment Programs," "Risk Factors--Risks Relating to Amtrak--Risks Regarding Funding for Capital Expenditures" and "Risk Factors--Risks Relating to Amtrak--Legal And Regulatory Risks of Amtrak--Special Note Regarding Forward-Looking Statements."

                    SUMMARY OF HISTORICAL FEDERAL AND STATE
                              FINANCIAL ASSISTANCE
                                ($ IN MILLIONS)

                                                                    FISCAL YEARS
                                    -----------------------------------------------------------------------------
                                      1995       1996       1997       1998       1999          2000       2001
                                    --------   --------   --------   --------   --------      --------   --------
Federal Assistance
  Federal Grants and Paid-in
    Capital                          $430.0     $345.0     $478.0    $  250.0    $609.2        $571.0     $521.5
  Operating(1)....................    392.0      285.0      223.0       202.0       0.0(3)        0.0        0.0
  Taxpayer Relief Act(2)..........      0.0        0.0        0.0     2,183.6       0.0           0.0        0.0
  Excess Railroad Retirement
    Taxes(3)......................    150.0      120.0      142.0       142.0       0.0(3)        0.0        0.0
                                     ------     ------     ------    --------    ------        ------     ------
    Total Federal Grants
      Appropriated................   $972.0     $750.0     $843.0    $2,777.6    $609.2        $571.0     $521.5
                                     ======     ======     ======    ========    ======        ======     ======
State Assistance
  Capita1(4)......................      N/A     $113.2     $129.7    $  122.6    $302.9        $220.0     $ 47.9
  Operating.......................     36.0       64.0       70.0        82.6      99.9         111.5      123.1
                                     ------     ------     ------    --------    ------        ------     ------
    Total.........................   $ 36.0     $177.2     $199.7    $  205.2    $402.8        $331.5     $171.0
                                     ======     ======     ======    ========    ======        ======     ======

------------------------

1 Although the Amtrak Reform Act would permit Amtrak to receive operating grants in Fiscal Years 1998 through 2002 (and thereafter for statutorily-permitted liabilities), Congress began in Fiscal Year 1999 to appropriate only capital grants for Amtrak, and no operating grants were appropriated. However, Congress has permitted Amtrak to utilize federal capital funding for progressive overhaul expenses and maintenance expenses that would be characterized as operating expenses under GAAP. See "--Summary of Financial Information."

2 Out of a total of $2,323 million of Taxpayer Relief Act revenues, Amtrak received $2,183.6 million and $139.4 million of Taxpayer Relief Act revenues were paid to states that were not serviced by Amtrak.

3 From and after Fiscal Year 1999, Amtrak has received a single capital appropriation from the federal government and it does not expect to receive separate operating or excess mandatory RRTA payments appropriations.

4 Total aggregate amount paid to Amtrak or committed to be expended by the states for the benefit of Amtrak's capital projects.

    SUMMARY OF FINANCIAL INFORMATION

    The table set forth below summarizes Amtrak's financial performance and budget results for Fiscal Years 2001, 2000 and 1999 on an adjusted, non-GAAP basis, and is derived from the unaudited financial statements of Amtrak.

             COMPARISON OF FINANCIAL PERFORMANCE AND BUDGET RESULTS
                      FOR FISCAL YEARS 1999, 2000 AND 2001
              ($ IN MILLIONS; ANY DISCREPANCY IS DUE TO ROUNDING)

                                                             FISCAL YEAR       FISCAL YEAR   FISCAL YEAR
                                                                1999              2000          2001
                                                             -----------       -----------   -----------
GAAP Revenue(1)............................................   $2,010.9          $2,110.8      $ 2,144.3
Adjustment(2)..............................................     (267.8)           (179.5)        (103.3)
                                                              --------          --------      ---------
Adjusted Revenue(2)........................................   $1,743.1          $1,931.3      $ 2,041.0
GAAP Expense(1)............................................   $2,659.7          $2,875.3      $ 3,113.6
                                                              --------          --------      ---------
Operating Profit (Loss)....................................   $ (916.6)(3)      $ (944.0)     $(1,072.6)
                                                              ========          ========      =========
Capital for Maintenance(4).................................   $  484.0          $  361.7      $   242.2
Capital Contribution to Operating(4).......................      103.4(3)           90.5           61.2
Net Operating Profit (Loss)................................   $ (329.2)         $ (491.8)     $  (769.2)
Depreciation and Other Non-Cash(4)                               337.2             382.3          487.5
Budget Result..............................................   $    8.0          $ (109.5)     $  (281.7)
                                                              ========          ========      =========

------------------------

1 For Fiscal Years 1999 and 2000, interest income has been reclassified as an offset to interest expense.

2 Adjustment consists of the exclusion of Taxpayer Relief Act revenues, related interest income and state capital funds of $214.4, $176.0 and $23.6 million for Fiscal Years 1999, 2000 and 2001, respectively. Includes net interest expense of $53.4, $54.2, and $79.7 million for Fiscal Years 1999, 2000 and 2001, respectively. Fiscal Year 2000 also includes a
    $50.7 million reduction to operating loss associated with accounting principle changes.

3 Included in the actual "Capital Contribution to Operating" as other expenses for Fiscal Year 1999, and not in the original business plan, are Year 2000 technology compliance expenses in the amount of $10.6 million.

4 Capital for maintenance, capital contribution to operating, depreciation and other non-cash expenses are included as expenses, because they are considered operating expenses under GAAP. However, under Amtrak's accounting methodology, these expenses are funded from federal capital appropriations and hence added back to the operating profit/(loss) to calculate the budget result.

    For Fiscal Year 2001 Amtrak's actual budget result was approximately
$162.9 million below the estimate established in the Fiscal Year 2001 business plan. The Fiscal Year 2001 business plan had targeted a budget result equal to a loss of $118.8 million

    Excluding all state capital payments, as well as Taxpayer Relief Act payments and related investment income, the operating result in Fiscal Year 2001 was a net loss of $1,072.6 million compared to a Fiscal Year 2000 net loss of $944.0 million.

    Total Amtrak revenues on a GAAP basis in Fiscal Year 2001 increased to approximately $2,144.3 million, which was approximately 1.6%, or $33.5 million, above total revenues for Fiscal Year 2000. Amtrak's revenues for Fiscal Year 2001, after adjustment for Taxpayer Relief Act payments and state capital payments, increased by approximately 6.2% over adjusted revenues for Fiscal Year 2000. State operating contribution revenue grew 10.4% to $123.1 million in Fiscal Year 2001 compared to $111.5 million in 2000. The total revenue variance reflected a 7.0% growth in ticket yield led by increases in Northeast Corridor of 6.4% and Amtrak Intercity of 4.7%. Passenger rail operations continued improvement in ridership, a 4.3% increase over Fiscal Year 2000.

    Total expenses grew from $2,875.3 million in Fiscal Year 2000 to approximately $3,113.6 million in Fiscal Year 2001, a growth of approximately $238.3 million or 8.3% for the year. Of that growth, approximately
$61.7 million was for labor-related expenses with labor accounting for approximately 52% and 54% of total expenses in Fiscal Year 2001 and 2000, respectively. Benefits, about 31% of all labor costs, grew at a rate of 5.1%. Train operations, approximately 7.3% of total costs, grew at a 5.4% rate over the previous fiscal year. Fuel, power, and utilities, accounting for approximately 6.1% of all operating expenses, grew at a 15.1% rate due to power purchased for high-speed rail in the Northeast Corridor. Depreciation and other non-cash expenses grew by $105.2 million, or approximately 27.5%, reflecting the purchase and depreciation of additional capital equipment. Excluding investment income from Taxpayer Relief Act funds, interest income almost doubled to $79.6 million in Fiscal Year 2001 compared to $41.2 million in 2000. Interest expense increased by 50.8% to $162.1 million in Fiscal Year 2001 from $107.5 million in 2000. These interest income and expense increases relate primarily to the sale and leaseback transactions discussed above, under which Amtrak has leased back passenger cars and other equipment under capital leases.

    For Fiscal Year 2000, Amtrak's actual budget result was approximately
$109.5 million below the estimates established in the Fiscal Year 2000 business plan. The Fiscal Year 2000 business plan had targeted a budget result equal to a loss of $100,000. Revenue loss, consisting of the following three components, can be attributed entirely to the delay of Acela Express trainsets:
(a) approximately $100 million in lost ticket revenues; (b) approximately
$44 million in lost revenue from lease-back arrangements for the trainsets; and
(c) approximately $40 million from the absence of liquidated damages due to the delay. However, the performance of Acela Regional and various non-transportation activities partially offset the loss or delay of revenues.

    Excluding all state capital payments, as well as Taxpayer Relief Act payments and related investment income, the operating result in Fiscal Year 2000 was a net loss of $944.0 million compared to a Fiscal Year 1999 net loss of $916.6 million.

    Total Amtrak revenues on a GAAP basis in Fiscal Year 2000 increased to approximately $2,110.8 million, which was approximately 5.0%, or $99.9 million, above total revenues for Fiscal Year 1999. Amtrak's revenues for Fiscal Year 2000, after adjustment for Taxpayer Relief Act payments and state operating capital payments, increased by approximately 9.8% over adjusted revenues for Fiscal Year 1999. State operating contribution revenue grew 11.6% to $111.5 million in Fiscal Year 2000 compared to $99.9 million in 1999. The total revenue variance reflected a 7.4% growth in ticket yield led by increases in Northeast Corridor of 13.5% and Amtrak West of 10.9%, as well as continued growth in Amtrak's mail and express delivery service of 24.8%. Passenger rail operations continued improvement in ridership, a 4.7% increase over Fiscal Year 1999. Between February 2000 and September 2000, Acela Regional service in the Northeast Corridor generated $26.6 million in ticket revenue. Revenue estimates had assumed that $17.7 million would be generated by Acela Regional based on actual revenues of $14.9 million in the prior year. This represents a 45% growth in ridership and a 77% growth in ticket revenues. Actual revenues in Fiscal Year 2000 were $72.1 million lower than revenues estimated in the Fiscal Year 2000 business plan due to the delay in implementation of high-speed service. With no high-speed service implemented in Fiscal Year 2000 and only two Acela Regional trains in operation beginning in January 2000, estimated ticket revenues fell short by over $150 million in Fiscal Year 2000.

    Total expenses grew from $2,659.7 million in Fiscal Year 1999 to approximately $2,875.3 million in Fiscal Year 2000, a growth of approximately $215.6 million or 8.1% for the year. Of that growth, approximately
$106.6 million was for labor-related expenses with labor accounting for approximately 54% of total expenses in each year. Benefits, about 31% of all labor costs, grew at a rate of 7.3%. Train operations, approximately 7.5% of total costs, grew at a 11.5% rate over the previous fiscal year primarily due to increased passenger and mail and express operations. Depreciation and other non-cash expenses grew by $45.1 million, or approximately 13.4%, reflecting the purchase and depreciation of additional capital equipment. Excluding investment income from Taxpayer Relief Act funds, interest income increased by over sixfold to $41.2 million in Fiscal Year 2000 compared to $6.4 million in 1999. Interest expense increased by 29.7% to $107.5 million in Fiscal Year 2000 from $82.9 million in 1999. This increase relates to the sale and leaseback transactions discussed above, under which Amtrak has leased back passenger cars and other equipment under capital leases.

    In Fiscal Year 2000, Amtrak changed its methods of accounting for state and state agency capital contributions, and start-up costs. Historically, capital contributions received from states or state agencies were recorded as other paid-in capital. Effective October 1, 1999, Amtrak defers and subsequently amortizes state capital contributions received into revenue over the life of the related asset. This change resulted in a $51.8 million cumulative gain associated with prior years. The effect of this change in Fiscal Year 2000 was an $11.2 million increase to operating revenue. Prior to Fiscal Year 2000, Amtrak capitalized project start-up costs. Effective October 1, 1999, Amtrak expenses start-up costs as incurred. This change resulted in a $1.1 million cumulative charge associated with prior years.

    Starting in Fiscal Year 1999, interest income has been reclassified as an offset to interest expense.

                        DESCRIPTION OF THE CERTIFICATES

    The following is a summary of the principal provisions of the certificates. This summary does not purport to be complete and you should refer to the actual certificates for further information. Copies of the certificates can be obtained from us.

GENERAL

    The certificates were issued pursuant to the Trust Agreement and consist of a single class, designated as the Class A Certificates. The certificates represent in the aggregate the entire beneficial ownership interest in the issuer, the assets of which, or the "TRUST FUND", consist of: (a) the mortgage loan, the Mortgage Note, the Mortgage, and the related Mortgage Loan Documents, and all payments under the mortgage loan and the Mortgage Loan Documents, and
(b) funds or assets from time to time on deposit in the Certificate Account and the security interest in the Reserve Account.

DISTRIBUTIONS ON THE CERTIFICATES.

    The certificateholders are entitled to receive as distributions all cash flow on the mortgage loan and any other assets in the Trust Fund during the related Collection Period (as described below), whether as interest, principal or otherwise, other than amounts payable to the trustee pursuant to the Trust Agreement and any other amounts that are payable or reimbursable to any person other than the certificateholders pursuant to the Trust Agreement. These other amounts generally include: (a) reimbursements and indemnification payments to the trustee and related persons described under "Description of the Trust Agreement--the Trustee" and "--Indemnification;" (b) reimbursements and indemnifications payable to us and persons related to us; (c) any federal, state or local taxes imposed on the Trust Fund; and (d) any other costs, expenses and liabilities that are required to be borne by the issuer or paid from the Trust Fund in accordance with applicable law or the terms of the Trust Agreement. With respect to any Distribution Date (as described below), the "COLLECTION PERIOD" will be the period beginning on the immediately preceding Semi-Annual Payment Date, or, in the case of the first Distribution Date, beginning on June 20, 2001, and ending on the date before the Semi-Annual Payment Date in the month in which that Distribution Date occurs.

    METHOD, TIMING, AND AMOUNT. The distribution date for the certificates is the 15th day of each December and June, or if the 15th is not a business day, then the immediately succeeding business day (each, a "DISTRIBUTION DATE"), commencing December 17, 2001. For purposes of the Trust Agreement, a "business day" is a day other than a Saturday, a Sunday or a legal holiday on banking institutions in the District of Columbia, the State of New York, or Utah are authorized or obligated by law or executive order to be closed. The first Distribution Date is in December 2001. Distributions will be made by wire transfer of immediately available funds for the account of each certificateholder, provided that the holder has provided the trustee with a written request and appropriate wire instructions at least five business days prior to the related record date, which is the close of business on the business day immediately preceding a Distribution Date, and for every other holder, by check mailed to the certificateholder. The final payment on any certificate will be made only upon presentation and surrender of that certificate at the offices of the trustee or its agent or the office or agency specified in the notice of final distribution to holders of the certificates being retired. Distributions on the certificates will be made on each Distribution Date to certificateholders of record at the close of business on the related record date.

DEFEASANCE

    The borrower may defease the mortgage loan at any time by depositing with the holder of the mortgage loan a portfolio of Government Securities (as defined in Section 2(a)(16) of the Investment Company Act of 1940) sufficient to make all scheduled semi-annual payments on the mortgage loan and the remaining principal balance of the mortgage loan at maturity.

CERTIFICATE REDEMPTION

    MANDATORY REDEMPTION. Each certificate will be subject to mandatory redemption in whole or in part at par prior to maturity in the event of a principal payment, whether voluntary or involuntary, of the mortgage loan. If the principal payment by the borrower that results in the redemption of certificates is voluntary, then the certificateholders will be entitled to the Make-Whole Premium payable in connection with that prepayment.

    PRO RATA REDEMPTION. Whenever the certificates at any time outstanding are to be redeemed in part and not in full, the certificates will be redeemed on a pro rata basis based on the initial Fractional Undivided Interest of each outstanding certificate.

    NOTICE OF REDEMPTION. At least 5 days but not more than 30 days before a redemption of the certificates, the trustee will mail or cause to be mailed, by first class mail, a notice of redemption to all certificateholders at their registered addresses.

    For so long as the book-entry system through DTC is in effect with respect to the certificates, the trustee will mail notices of redemption to DTC, its nominee or its successors. Any failure of DTC to convey any notice to direct participants, any failure of direct participants to convey any notice to any indirect participants or any failure of any direct participant or indirect participant to convey any notice to any beneficial owner will not affect the validity of the redemption of the certificates called for redemption.

    EFFECT OF NOTICE OF COMPLETE REDEMPTION OF ALL OUTSTANDING
CERTIFICATES. Once notice of redemption is mailed in accordance with the Trust Agreement, certificates called for redemption become due and payable on the Distribution Date on which the certificates are to be redeemed. On that Distribution Date, the certificateholders will be entitled to the cash flow on the mortgage loan and any other assets in the Trust Fund collected in connection with the redemption.

VOTING RIGHTS

    The certificates have voting rights for purposes of actions that may be taken pursuant to the Trust Agreement. These voting rights are allocable among the certificates in proportion to their respective Fractional Undivided Interests from time to time. Any certificates owned by the borrower or an affiliate of the borrower do not have any voting rights.

REPORTS TO CERTIFICATEHOLDERS; AVAILABLE INFORMATION

    In the event the trustee has actual knowledge of an Event of Default or any default under the facility sublease, as promptly as practicable after, and in any event within three business days after the trustee's actual knowledge of the occurrence of any Event of Default or default, the trustee will provide notice of default by facsimile to the mortgagor and the certificateholders.

    Within a reasonable period of time after the end of each calendar year, the trustee will prepare, or cause to be prepared, and the trustee will forward, or cause to be forwarded, upon request, to each person who at any time during the calendar year was the holder of a certificate, a statement setting forth the aggregate amount of distributions for that calendar year or applicable portion of that calendar year during which that person was a certificateholder.

    Upon request of any certificateholder, the trustee will distribute to the certificateholders written confirmation of the Specified Investments made by the trustee during the fiscal quarter immediately preceding the request including the type and amount of investments made and the earnings received from the Specified Investments. To the extent required under the Trust Agreement, the trustee will also make available to the certificateholders the following:
(a) any notice, report, request, demand certificate, statement, financial statement or other instrument or communication received by the trustee under and pursuant to the terms of the facility sublease or any Mortgage Loan Document; (b) photocopies of any Mortgage Loan Document at the expense of the trustee and (c) any other notices, reports or information required by the Trust Agreement.

                     DELIVERY, FORM, TRANSFER AND EXCHANGE

DENOMINATIONS

    The certificates will be issued in Fractional Undivided Interests of not less than 1% of the issuer.

BOOK-ENTRY CERTIFICATES

    The certificates were initially issued in the form of a single permanent global book-entry certificate in fully registered form without interest coupons deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchasers of the certificates at DTC. Cede & Co. was DTC's original nominee. So long as DTC or its nominee is the registered owner or holder of a book-entry certificate, DTC or its nominee, as the case may be, will be considered the sole holder of the book-entry certificate for all purposes under the Trust Agreement and the certificates. DTC account holders will only be entitled to exercise rights with respect to the book-entry certificates credited to their DTC accounts through procedures established by DTC.

    Distributions on the book-entry certificates will be made to DTC. DTC's practice is to credit direct participants' accounts on the related distribution date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that date. Transfers between DTC participants will be effected in the ordinary manner in accordance with DTC rules and will be settled in same-day funds. The laws of some jurisdictions require that some holders take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a book-entry certificate to those persons may be limited. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect participants and banks, the ability of a person having a beneficial interest in a book-entry certificate to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical certificate representing its interest. Transfers between direct account holders at Euroclear and Clearstream Banking, or between persons or entities participating indirectly in Euroclear or Clearstream Banking, will be effected in the ordinary manner in accordance with their respective procedures and in accordance with DTC's rules.

    Because of time-zone differences, credits of securities received in Clearstream Banking or Euroclear, as DTC participants, as a result of a transaction with another DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during processing will be reported to the relevant Euroclear participant or Clearstream Banking customer on that business day. Cash received in Clearstream Banking or Euroclear as a result of sales of securities by or through a Clearstream Banking customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC.

    DTC has advised us that DTC will take any action permitted to be taken by a holder of a book-entry certificate only at the direction of one or more DTC participants to whose DTC accounts interests in the book-entry certificates are credited, and only in respect of the portion of the book-entry certificates as to which each DTC participant has given its direction. Interests in book-entry certificates exchanged for certificates in definitive form in accordance with the Trust Agreement will be distributed to the relevant DTC participants.

    To the extent that under the terms of the Trust Agreement, it is necessary to determine whether any person is a certificateholder, the trustee will make its determination based on a certificate of that person which must specify, in reasonable detail satisfactory to the trustee, the Fractional Undivided Interest of the book-entry certificate beneficially owned, the value of that person's interest in the certificate and any intermediaries through which that person's interest in the book-entry certificate is held; provided, however, that the trustee is not to knowingly recognize that person as a certificateholder if the person's certification that it is a certificateholder is in direct conflict with information obtained by the trustee from DTC and/or the DTC participants with respect to the identity of a certificateholder.

    Although DTC, Euroclear and Clearstream Banking have implemented the foregoing procedures in order to facilitate transfers of interests in the book-entry certificates among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to comply with these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

    DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in the accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, whether directly or indirectly.

    The information in this prospectus concerning DTC, Euroclear and Clearstream Banking has been obtained from sources believed to be reliable, but we take no responsibility for its accuracy or completeness.

DEFINITIVE CERTIFICATES

    Certificates initially issued in book-entry form will later be issued as definitive certificates to applicable certificateholders or their nominees, rather than to DTC or its nominee, only if: (a) we advise the trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as depository with respect to the certificates and we are unable to locate a qualified successor or (b) we, at our option, elect to terminate the book-entry system through DTC with respect to the certificates. Upon the occurrence of either of the events described in the preceding sentence, the trustee will be required to notify, in accordance with DTC's procedures, all DTC participants through DTC of the availability of definitive certificates. Upon surrender by DTC of the book-entry certificates, together with instructions for re-registration, the trustee or other designated party will be required to issue definitive certificates to the certificateholders identified in the instructions, and the holders of the definitive certificates will then be recognized as certificateholders under the Trust Agreement.

TRANSFER; EXCHANGE

    Certificates held in fully registered, certificated form may be presented or surrendered for registration of transfer or exchange at the offices of the registrar. Every certificate presented or surrendered for transfer or exchange will, if required by the registrar, be duly endorsed by, or be accompanied by a written instrument in the form satisfactory to the registrar duly executed by, the certificateholder or his attorney duly authorized in writing. No service charge will be imposed for any transfer or exchange of certificates, but the trustee or the registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of certificates. The trustee will initially serve as registrar.

    Prior to due presentment for registration of transfer, we, the trustee, the registrar and any agent of any of us may treat the person in whose name any certificate is registered as the owner of the certificate for the purpose of receiving distributions on that certificate and for all other purposes, and none of us, the trustee, the registrar or any agent of any of us will be affected by notice to the contrary.

    As provided in the Trust Agreement, if (a) any mutilated certificate is surrendered to the registrar, or the registrar receives evidence to its satisfaction of the destruction, loss or theft of any certificate and (b) there is delivered to the registrar security or indemnity as may be required by it to save it harmless, then in the absence of actual notice to the registrar that the certificate has been acquired by a bona fide purchaser, the registrar will execute, authenticate and deliver, in exchange for or in lieu of any mutilated, destroyed, lost or stolen certificate, a new certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new certificate, the registrar may require the payment of a sum sufficient to cover any related expenses, including the fees and expenses of the registrar.

NOTICES

    All references in this prospectus to notices, reports and statements to certificateholders refer to notices, reports and statements to DTC or Cede & Co., as the registered holder of the certificates, for distribution to the related certificateholders through DTC's participants in accordance with DTC procedures, and any notices, reports or statements will be deemed to be given on the date on which they were sent. Until definitive certificates are issued in respect to the certificates, the notices and other communications will be available to the related certificateholders only to the extent they are forwarded by, or otherwise available through, DTC and its participants or otherwise made available publicly by the paying agent. The manner in which notices and other communications are conveyed by DTC to its participants, and by DTC participants to the certificateholders, will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect from time to time. In respect of definitive certificates, any notice to the holders of the definitive certificates will be validly given if published in a leading daily newspaper printed in the English language and with general circulation in London. Any notice shall be deemed to have been given on the date of publication or, if published more than once or on different dates, on the first date on which publication is made in this manner.

ERISA RESTRICTIONS

    The certificates may not be transferred to some retirement plans and other employee benefit plans and arrangements, including individual retirement accounts, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested, referred to collectively as "Plans", or any person who is directly or indirectly purchasing certificates or an interest in the certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, any Plan, unless the purchase and holding of the certificates by the transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code.

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                       YIELD AND MATURITY CONSIDERATIONS

GENERAL

    The yield on any certificate will depend on (a) the price at which that certificate is purchased by an investor and (b) the rate, timing and amount of distributions on that certificate. The rate, timing and amount of distributions on any certificate will in turn depend on, among other things, (1) the mortgage rate for the mortgage loan, (2) the rate and timing of principal payments or other collections on the mortgage loan, (3) the rate, timing and amount of additional Trust Fund expenses, and (4) whether there are any delinquencies or defaults on the mortgage loan and, if so, the timing of these delinquencies or defaults and the severity of any resulting losses and the timing of any proceeds of the liquidation of the mortgaged property. The borrower may voluntarily prepay the mortgage loan in whole or in part in an amount equal to or greater than $50 million, on any Semi-Annual Payment Date after May 31, 2006, subject to the payment of the Make-Whole Premium. If a default occurs under the mortgage loan prior to June 14, 2017 and the mortgaged property is foreclosed and sold, any resulting payments of principal in respect of the mortgage loan would shorten the weighted average lives of the certificates. On the other hand, a default on the mortgage loan at or near June 14, 2017 may result in significant delays in payments of principal on the mortgage loan, and, accordingly, on the certificates, while a work-out is negotiated or foreclosures are completed, and those delays would lengthen the weighted average lives of the certificates.

    The extent to which the yield to maturity of the certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when payments are made in respect of principal on the mortgage loan. You should consider, in the case of any certificate purchased at a discount, the risk that a default on the mortgage loan at or near maturity could result in an actual yield to you that is lower than the anticipated yield and, in the case of any certificate purchased at a premium, the risk that principal payments on the mortgage loan prior to maturity could result in an actual yield to you that is lower than the anticipated yield. In general, as to any certificate purchased at a discount or premium, the earlier that a payment of principal on the mortgage loan is made, the greater will be the effect on an investor's yield to maturity.

    The aggregate amount of distributions on the certificates, the yield to maturity of the certificates, the rate of payments on the certificates and the weighted average life of the certificates will be affected by the timing of any delinquency or default, and by the timing and magnitude of any loss, on the mortgage loan. In general, the earlier a loss is borne by an investor, the greater is the effect on that investor's yield to maturity.

    Regardless of whether losses ultimately result, a delinquency or a default on the mortgage loan may significantly delay the receipt of payments by the holder of a certificate.

    The yield to investors in the certificates will be adversely affected by any shortfalls of interest collected on the mortgage loan. The yield to investors in the certificates will also be adversely affected to the extent that the Trust Fund incurs expenses that are not chargeable to the borrower as costs of collection or otherwise or other unanticipated out-of-pocket expenses of the trustee.

WEIGHTED AVERAGE LIFE

    Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of "principal" of the security will be repaid to the investor. The "weighted average life" of a certificate is determined by (a) multiplying the amount of each mortgage loan principal distribution by the number of years from the date of issuance of the certificate to the related Distribution Date, (b) adding the results and (c) dividing the sum by the portion of the mortgage loan principal balance represented by that certificate.

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                     DESCRIPTION OF THE MORTGAGED PROPERTY

GENERAL

    The mortgage loan is secured by the borrower's leasehold interest in the mortgaged property, a portion of the railroad transportation center located on the west side of midtown Manhattan commonly known as "Penn Station" in the City and State of New York. For purposes of this prospectus, the leased portion of Penn Station is a portion of the public concourse areas, subject to rights of some third parties, including passageways and retail stores, Amtrak signage, ticket offices, information centers, vending areas, waiting rooms, washrooms and similar areas, and office space lying beneath the buildings commonly known as Two Penn Plaza and Madison Square Garden, New York, New York and is within the area bounded on the east and west by 7th and 8th Avenues, and on the south and north by 31st and 33rd Streets. The lien of the Mortgage also secures access to and from the street, subways, railroad platforms and track levels via rights in and use of elevators, escalators and stairways, but excluding the passenger/taxi driveway and loading docks located on the street level. The lien of the Mortgage does not encumber tracks and platforms under Penn Station or the Farley Building, but Amtrak has covenanted in the prime lease and the facility sublease not to pledge or encumber its interests in those tracks and platforms.

ENVIRONMENTAL REPORT

    Penn Station has been the subject of Phase I environmental site assessments and asbestos-containing material, or "ACM," surveys from time to time, the most recent being a Phase I Environmental Site Assessment in April 2001, by ATC Associates, Inc., covering those portions of Penn Station that are subject to the prime lease, and an Asbestos Survey Recertification, dated October 1994, by Hillmann Environmental Co., Inc. and partially updated in August 1998. The Phase I identified environmental conditions which have impacted or might impact the leased portions of Penn Station. These conditions included the possible presence of PCBs in hydraulic and other equipment; the presence of ACM; and some issues relating to the storage and management of chemicals and other regulated substances. In addition, lead-based paint, present in many older buildings, is likely to be present in Penn Station. The Hillmann ACM Reports included a consideration of the presence of ACMs in Penn Station, exclusive of areas leased to the Long Island Railroad. According to the Hillmann ACM Reports, ACMs remain in areas of Penn Station, including in fireproofing, floor tiles and pipe insulation. Amtrak believes that the conditions identified for the mortgaged property in the Phase I and the presence of ACMs in Penn Station, so long as they are properly managed, would not have a material adverse effect on the borrower's business, assets or results of operations taken as a whole. Nonetheless, there can be no assurance that the mortgaged property will not be adversely affected by the presence of ACMs or other environmental conditions.

    There can also be no assurances that all environmental conditions and risks were identified or accurately quantified in the Phase I and Hillmann ACM Reports. Investors should refer to the complete Phase I and Hillmann ACM Reports.

ENGINEERING REPORTS

    No assessment of the physical condition of Penn Station was conducted in connection with the origination of the mortgage loan. However, assessments of the physical condition of the portion of Penn Station leased to the borrower are conducted from time to time by licensed engineers, which may be employees of Amtrak. Those reports have generally concluded that the relevant portion of Penn Station is in good physical condition.

EXISTING RETAIL AND OPERATING LEASES

    The prime lease was made subject to existing retail lease agreements with various retail establishments and leases with the Long Island Railroad and New Jersey Transit, and therefore excludes the railroad operations of, and areas leased to, the Long Island Railroad and New Jersey Transit.

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                         DESCRIPTION OF THE PRIME LEASE

    This is a summary of the principal provisions of the prime lease. This summary does not purport to be complete, and you should refer to the Loan Agreement, the Mortgage Note, the Mortgage and the other Mortgage Loan Documents for more information. Copies of these documents may be obtained from us.

GENERAL

    The mortgage loan is secured by the borrower's leasehold estate in a portion of the improvements commonly known as Penn Station located in the City and State of New York. Penn Station is owned by Amtrak. Amtrak leased that portion of Penn Station to the borrower for a term of thirty-one years commencing on June 20, 2001 in exchange for a single payment of rent on the date of commencement. The prime lease was made subject to the existing retail space leases with retail operators and leases with the Long Island Railroad and New Jersey Transit, and therefore excludes railroad operations of, and areas leased to, the Long Island Railroad and New Jersey Transit, already in existence.

PARTIES

    The landlord under the prime lease is Amtrak, and the tenant is the borrower.

TAXES

    The landlord is fully exempt from the obligation to pay real property taxes and the tenant receives the benefit from the landlord's exemption. However, if taxes are levied against the portion of Penn Station leased to the tenant, the tenant is obligated to pay those taxes.

OWNERSHIP OF IMPROVEMENTS

    Penn Station is the property of the landlord.

REPAIRS

    Under the prime lease, the tenant has agreed to keep the leased premises in good condition and repair, as the leased premises had been maintained prior to the commencement of the prime lease. The tenant has the exclusive right to contest, at its sole expense, legal requirements.

INSURANCE

    The tenant must maintain, or cause to be maintained, property insurance and liability insurance. The prime lease requires that all of the insurance policies must name the landlord as a named insured or additional insured, as applicable, and all mortgagees as additional insureds. All policies must be written as primary policies not contributing to any other coverage. Liability insurance policies must contain customary contractual liability coverage for the tenant's indemnity obligations under the prime lease. If the tenant fails to obtain the required coverage, it will not be relieved from any indemnity obligation.

    If any casualty occurs with respect to any or all of the improvements subject to the prime lease, no rent will abate. The tenant is obligated to restore after casualty with reasonable promptness. The prime lease specifies the procedure for application of loss proceeds. Special provisions apply to substantial casualties. The tenant is solely responsible for negotiating and adjusting any property insurance proceeds. All property insurance proceeds must be applied to restore in accordance with the disbursement procedures set forth in the senior leasehold mortgagee's loan documents.

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CONDEMNATION

    In the case of substantial condemnation, the rent will not abate but the lease will terminate. The landlord may, with the tenant's and the senior leasehold mortgagee's consent, settle or compromise any condemnation award under limited circumstances. In the case of an insubstantial condemnation near the end of the lease term, the lease will terminate. The prime lease specifies the procedure for application of the condemnation award to the cost of any temporary or permanent taking of the leased premises.

ASSIGNMENT

    The tenant may not assign the prime lease without the landlord's consent. However, the tenant has the right to assign the prime lease to a leasehold mortgagee and that leasehold mortgagee may assign the prime lease following a foreclosure or sublet the portion of Penn Station leased to the tenant, in each case, without the landlord's consent.

USE

    The tenant may use the leased premises for any legal purpose including retail operations and ancillary office and storage purposes. The tenant cannot, in the course of its use and occupancy of the leased premises, interfere with specified railroad station operations. The landlord has covenanted in the prime lease not to pledge or encumber its interests in the tracks and platforms located in Penn Station and the Farley Building.

TERM AND RENT

    The term of the prime lease will continue until June 2032. The tenant paid all fixed rent payable under the prime lease on June 20, 2001.

MORTGAGEE PROTECTION

    The tenant has the absolute right, without the landlord's consent, to execute one or more leasehold mortgages. If the tenant does enter into any leasehold mortgage, the prime lease provides for the following operational protections for the leasehold mortgagees:

    - in the event of any dispute resolution proceedings, the landlord must notify every leasehold mortgagee at the commencement of the proceeding and those leasehold mortgagees may participate in the proceeding;

    - any leasehold mortgagee may exercise any option to the extent that the prime lease grants the tenant any option;

    - if the landlord gives any notice to the tenant, the landlord must at the same time give a copy of that notice to all leasehold mortgagees and any leasehold mortgagee has the right to cure any default listed in the notice;

    - if the landlord receives any notice from any government or insurance carrier relating to the premises, then the landlord must promptly give a copy of that notice to each leasehold mortgagee; and

    - any leasehold mortgagee may at any time exercise any rights or remedies of the tenant under the prime lease.

                                       52
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                      DESCRIPTION OF THE FACILITY SUBLEASE

    This is a summary of the principal provisions of the facility sublease. This summary does not purport to be complete, and for more information, you should refer to the Loan Agreement, the Mortgage Note, the Mortgage and the other Mortgage Loan Documents. Copies of these documents may be obtained from us.

GENERAL

    The borrower, as tenant under the prime lease, has entered into a facility sublease with Amtrak for the use and occupancy of a portion of Penn Station for a term of sixteen years with three five-year extension options, commencing on June 20, 2001. The facility sublease was made subject to the existing retail space leases with retail operators and leases with the Long Island Railroad and New Jersey Transit, and therefore excludes railroad operations of, and areas leased to, the Long Island Railroad and New Jersey Transit, already in existence.

PARTIES

    The borrower is the sublandlord under the facility sublease. Amtrak is the subtenant under the facility sublease.

TAXES

    The subtenant, as the landlord under the prime lease, is fully exempt from the obligation to pay real property taxes and the tenant receives the benefit of the exemption. However, if taxes are levied against the premises subject to the facility sublease, the subtenant is obligated to pay those taxes.

REPAIRS

    Under the facility sublease the subtenant has agreed to keep the leased premises in good condition and repair, as the leased premises had been maintained prior to the commencement of the facility sublease. The subtenant has the exclusive right to contest, at its sole expense, legal requirements.

INSURANCE

    The subtenant has agreed in the facility sublease to comply with the sublandlord's obligations under the prime lease. See "Description of the Prime Lease--Insurance."

CASUALTY AND CONDEMNATION

    In the event of any material casualty and condemnation, the rent under the facility sublease does not abate unless the facility sublease is terminated, and in that case the borrower must pay off the remaining principal balance of the mortgage loan and any accrued and unpaid interest and, in some cases, a prepayment premium.

ASSIGNMENT

    The subtenant may transfer its estate under the facility sublease or any part of that estate without the sublandlord's consent and without a confirmation from Moody's and S&P that the transfer will not result in the withdrawal or downgrade of the rating then assigned to the certificates by them, provided that the transfer is in connection with a sale, transfer or assignment of all or substantially all of its assets or the sale, merger or consolidation of the subtenant. Additionally, the subtenant may sublease the premises subject to the facility lease or portions of the leased premises to retail and ancillary office use tenants without the sublandlord's consent. In the event of any other transfer, including a transfer of the assets comprising the Northeast Corridor, a confirmation from Moody's and S&P will be required.

                                       53
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USE

    The facility sublease allows the subtenant to use and occupy its leased premises in the same manner as the prime lease. See "Description of the Prime Lease--Use."

TERM AND SUBRENT

    The initial term of the facility sublease will continue until June 14, 2017. The subtenant has the absolute and unconditional right and option to extend and renew the facility sublease for three additional successive periods of five years each after the initial term expires. The subtenant must pay the sublandlord the semi-annual payments beginning on December 14, 2001, in the amounts set forth in the facility sublease. The subtenant is also obligated to pay additional rent as required in the prime lease.

    The subtenant must pay fixed rent for the period commencing June 20, 2001 and ending December 14, 2001 and for each six-month period thereafter. If the subtenant exercises any renewal options, then the rent will be adjusted to equal the rent for the renewal term. The facility sublease does not contain any right of the subtenant to abate rent.

SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT

    The sublandlord will, within ten (10) business days after notice from the subtenant, enter into a recordable Subordination, Nondisturbance, and Attornment Agreement with a sub-subtenant provided that specified conditions are met. These conditions include: (a) the sub-subtenant's sub-sublease was entered into in good faith, at arm's length and terminates before June 13, 2017, the sub-sublease allows the sub-subtenant to use and occupy the leased premises for commercial purposes only, and the payments of base sub-subrent are not scheduled to decrease; (b) the subtenant gives the sublandlord a copy of the sublease; and
(c) there are not any uncured monetary defaults under the facility sublease. If the sublandlord fails to execute and return to the subtenant any Subordination, Nondisturbance, and Attornment Agreement within ten (10) business days after the sublandlord's receipt of the Subordination, Nondisturbance, and Attornment Agreement, then the subtenant may execute the Subordination, Nondisturbance, and Attornment Agreement on the sublandlord's behalf.

                                       54
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                        DESCRIPTION OF THE MORTGAGE LOAN

    The following is a summary of the principal provisions of the mortgage loan. This summary does not purport to be complete, and for more information, you should refer to the Loan Agreement, the Mortgage Note, the Mortgage and the other Mortgage Loan Documents. Copies of these documents may be obtained from us.

GENERAL

    The mortgage loan was originated by us in the amount of $300,000,000 pursuant to a Loan and Security Agreement (the "LOAN AGREEMENT") dated as of June 20, 2001 between us, as lender, and the borrower. The mortgage loan is evidenced by a promissory note in the original principal amount of $300,000,000, executed by the borrower (the "MORTGAGE NOTE"), and is secured by a leasehold mortgage encumbering the mortgaged property (the "MORTGAGE"), an assignment of leases and rents, including an assignment of the facility sublease with respect to the mortgaged property (the "ASSIGNMENTS OF LEASES"), an assignment of insurance proceeds and condemnation proceeds pursuant to the Mortgage, and an Environmental Indemnity Agreement executed by the borrower (the "ENVIRONMENTAL INDEMNITY AGREEMENT"). The Loan Agreement, the Mortgage Note, the Mortgage, the Assignments of Leases, the Environmental Indemnity Agreement and all other documents delivered by the borrower in connection with the mortgage loan, are collectively referred to in this prospectus as the "MORTGAGE LOAN DOCUMENTS".

    The borrower has established, among other accounts, a "RESERVE ACCOUNT" and granted to us a security interest in this account. The Reserve Account contains funds in an amount equal to the scheduled payments due on the mortgage loan for the first twelve-month period of the mortgage loan. The lender may apply those funds to payments due under any Mortgage Loan Document to the extent the borrower failed to make payments after expiration of the applicable notice and cure period, if any. If any funds in the Reserve Account are applied in this manner, the borrower is under no obligation to replenish the Reserve Account.

    The mortgage loan is a nonrecourse obligation of the borrower except for specified circumstances including fraud and the intentional misapplication or misappropriation of rent. No recourse is available for the payment of the principal, or interest or premium and any other charges of any nature arising out of the mortgage loan against (a) any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of borrower or (b) any legal representative, or successor of any legal representative, except that Amtrak has guaranteed us against losses incurred by us in the event of any fraud, intentional misrepresentation or misappropriation of funds by the borrower or any person referred to in clause (a) or (b) of the preceding sentence.

    The proceeds of the mortgage loan will be used to pay the rent due under the prime lease and pay issuance and transaction costs.

MATURITY AND PAYMENT TERMS

    The "SEMI-ANNUAL PAYMENT AMOUNT" is the amount of interest and principal due under the mortgage loan on each Semi-Annual Payment Date.

    The "SEMI-ANNUAL PAYMENT DATE" for each payment of interest on the mortgage loan is the 14th day of each December and June, or if the 14th day is not a business day, then the immediately preceding business day, commencing
December 14, 2001. The borrower must repay in full the entire outstanding principal balance of the mortgage loan, together with all accrued but unpaid interest as calculated through and including June 14, 2017, and all other obligations regarding the Mortgage Loan Documents, on June 14, 2017.

                                       55
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    Interest due on the mortgage loan on each Semi-Annual Payment Date accrues during the period commencing on the immediately preceding Semi-Annual Payment Date through the date immediately before the Semi-Annual Payment Date (the "MORTGAGE LOAN ACCRUAL PERIOD"), provided that the Mortgage Loan Accrual Period for the first Semi-Annual Payment Date on December 14, 2001 shall be from June 20, 2001 through December 13, 2001. Interest is fixed at a rate per annum equal to 9.25% on the basis of a 360-day year consisting of twelve months of thirty days each. On each Semi-Annual Payment Date, the borrower must pay all interest then accrued on account of the mortgage loan and the borrower cannot defer or accrue payment on any interest.

    The amount payable on each Semi-Annual Payment Date in respect of the mortgage loan that is distributable to certificateholders is known as the "SEMI-ANNUAL AMORTIZATION" in the Trust Agreement and is set forth on a schedule attached to this prospectus as Exhibit A.

PREPAYMENT; YIELD MAINTENANCE

    The borrower may prepay the mortgage loan in whole or in part, in an amount equal to or greater than $50 million, on any Semi-Annual Payment Date after May 31, 2006, subject to specified conditions. In the event of any prepayment, except in connection with a casualty or condemnation or in connection with interest payments in excess of the amount permitted by law, the borrower is required to pay a premium (the "MAKE-WHOLE PREMIUM") equal to the excess of
(a) the discounted value of the remaining scheduled payments on the mortgage loan, or the principal amount of the portion of the mortgage loan being prepaid, which discounted value will be calculated with reference to United States Treasury securities with the related maturity of the remaining scheduled payments plus 0.50% over (b) the principal amount of the mortgage loan, or the principal amount of the portion of the mortgage loan being prepaid. The borrower must give us at least ten (10) days' notice of the requested prepayment.

TITLE INSURANCE POLICIES

    The title insurance policy covering the mortgaged property insures that the Mortgage constitutes a valid and enforceable first lien on the mortgaged property subject to exceptions and exclusions from coverage set forth therein. All premiums with respect to the title insurance have been paid.

ENCUMBRANCES; ADDITIONAL INDEBTEDNESS

    The borrower may not permit the mortgaged property or any other collateral for the mortgage loan to be encumbered by any liens other than: (1) those created by the Mortgage Loan Documents; (2) the items listed as exceptions in the title insurance policy covering the mortgaged property as of June 20, 2001;
(3) future liens for property taxes and assessments not then delinquent;
(4) liens for real estate and personal property taxes and vault charges and all other taxes, levies and other similar charges levied by a governmental authority on the mortgaged property not yet due and payable; (5) in the case of liens arising after June 20, 2001, statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens arising by operation of law, that are incurred in the ordinary course of business and in accordance with the restrictions contained in the Loan Agreement and discharged by the borrower by payment, bonding or otherwise within 45 days after the filing of the relevant lien or that are being contested in good faith; (6) liens arising from reasonable and customary purchase money financing of personal property and equipment leasing to the extent the same are created in the ordinary course of business; (7) all easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property that do not materially and adversely affect (a) the ability of the borrower to pay any of its obligations to any person as and when due, (b) the marketability of title to the mortgaged property, or (c) the use or operation of the mortgaged property;
(8) rights of existing and future tenants, as tenants only, pursuant to the leases of the mortgaged property; and (9) any other lien to which the lender may expressly consent in writing.

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    The borrower is not permitted to incur any additional indebtedness other than unsecured trade payables incurred in the ordinary course of business; provided, however, that (a) the same is not secured by a lien on the mortgaged property, (b) each trade payable is not overdue by more than 60 days and (c) at any one time, the amount of all trade payables do not exceed $150,000 in the aggregate.

INSURANCE

    The borrower is required to maintain with respect to the mortgaged property the following insurance: (1) all-risk property insurance with loss limits of not less than the greater of: (a) one hundred percent (100%) of the replacement value of the improvements and (b) the then outstanding principal amount of the mortgage loan, and covering physical damage sustained by the improvements including tenant improvements and betterments; (2) commercial general liability insurance with limits of $100,000,000 per occurrence and in the aggregate;
(3) flood insurance if the mortgaged property is located in an area designated as "flood prone" or a "special flood hazard area" under applicable law;
(4) builders risk insurance with limits of not less than the full replacement value of the construction/ rehabilitation project performed by the borrower, provided the work is estimated to cost in excess of $5,000,000; and
(5) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage and breakdown. All the required insurance must be written by insurers who carry an A.M. Best rating of A:X or better. The borrower may use insurance written by Amtrak's captive insurance company, provided that the risk is reinsured with insurers who carry an A.M. Best rating of A:X or better.

CONDEMNATION AND CASUALTY

    Promptly after the occurrence of any material damage or destruction to all or any material portion of the mortgaged property or a condemnation of any material portion of the mortgaged property, the borrower is obligated to commence and diligently prosecute to completion the restoration of the mortgaged property. The borrower must pay or cause to be paid all the costs of a restoration, whether or not these costs are covered by insurance. If (a) the insurance proceeds paid or payable are less than $75,000,000 (the "RESTORATION THRESHOLD"); (b) the estimated cost of completing the restoration does not exceed the Restoration Threshold; and (c) no Event of Default has occurred and is continuing under the Loan Agreement or the facility sublease, the borrower may receive and apply the proceeds to the restoration of the mortgaged property; otherwise, the proceeds must be paid to the lender for disbursement as provided below.

    If the net proceeds of the casualty or condemnation or the costs of restoration of the mortgaged property are above the Restoration Threshold, the lender is required to make the net proceeds of a casualty or condemnation available to the borrower for restoration, provided (1) there is no monetary Event of Default under the mortgage loan, then the borrower may apply the insurance proceeds to restoration of the mortgaged property, (2) the sum of the following amounts held (or to be held and disbursed) by or on behalf of the lender: (a) insurance proceeds; (b) cash; and (c) the value of any other security delivered by or on behalf of the borrower (the "RESTORATION FUND") must first be applied to pay for the lender's reasonable costs and expenses; (3) the balance of the Restoration Fund is equal to or greater than the estimated cost of restoration; (4) the date by which the lender's engineer has determined it is reasonable to believe that restoration will be completed (the "PROJECTED RESTORATION DATE") must be no later than 18 months after the adjustment of the insurance claim for casualty; the Projected Restoration Date must not be later than 3 months before June 14, 2017; (5) the improvements may legally be restored to substantially the same condition, size, height, bulk and other material characteristics as they existed immediately before the casualty; and (6) the borrower must have engaged as construction manager or general contractor a nationally recognized construction company with substantial experience in the state. If these conditions are not met, the net proceeds received under any insurance policy may be used to repay all obligations and liabilities of the borrower to the lender arising out of any Mortgage Loan Document, including the borrower's obligation to repay the mortgage loan, and to reimburse any amount advanced by the lender, as the lender deems reasonably appropriate in the lender's sole and absolute discretion.

FINANCIAL REPORTING

    The borrower is required to maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of financial statements, including statements of operations and retained earnings, statements of cash flow and balance sheets and other financial reports as the borrower regularly prepares in conformity with generally accepted accounting principles.

    The borrower is required to furnish to the lender annually, within the lesser of: (a) 120 days after the end of each fiscal year of the borrower, or
(b) 21 days after receipt by the borrower of its financial statements in final form, a copy of its financial statements, as discussed in the preceding paragraph, that are audited by a "Big Five" accounting firm or another firm of certified public accountants acceptable to the lender. The borrower is also required to furnish to the lender certified rent rolls and schedules of security deposits held under the leases for the mortgaged property and the financial statements of Amtrak delivered to the borrower pursuant to the terms of the facility sublease.

REPRESENTATIONS AND WARRANTIES

    The borrower has made customary representations and warranties in the Mortgage Loan Documents including representations and warranties about: (a) due organization of the borrower in its state of formation and qualification to do business in the state where the mortgaged property is located,
(b) enforceability of the Mortgage Loan Documents, (c) title to the mortgaged property, (d) the financial condition of the borrower and the mortgaged property, (e) compliance of the mortgaged property with applicable laws,
(f) the leases and other contracts and agreements affecting the mortgaged property, (g) the physical condition of the mortgaged property, (h) the non-existence of any litigation affecting the borrower or the mortgaged property, and (i) environmental matters; in each case, any exception to which could reasonably be expected to have a material adverse effect on the business, operations or condition of the borrower or the impairment of the ability of the lender to enforce the Mortgage Loan Documents or collect the mortgage loan.

EVENTS OF DEFAULT UNDER MORTGAGE LOAN

    "EVENTS OF DEFAULT" under the Mortgage Loan Documents include, among others, the occurrence or existence of any one or more of the following:

    (a) failure of the borrower to pay any Semi-Annual Payment Amount or other scheduled payment amount when due under any Mortgage Loan Document (whether the payment is interest or principal);

    (b) failure of the borrower to pay any other amount from time to time owing under the Mortgage Loan Documents within 30 days after written notice to the borrower that the payment is due;

    (c) occurrence of any Event of Default or other default, beyond any applicable grace period under any other Mortgage Loan Document;

    (d) violation of any Transfer Prohibition (as defined in the Mortgage Loan Documents) or any other attempted transfer, assignment or further mortgaging or encumbrance by the borrower of the mortgaged property or under the Mortgage Loan Documents;

    (e) breach of any of the material SPE covenants (as defined in the Mortgage Loan Documents);

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
    (f) occurrence of any "Event of Default" under the prime lease or the facility sublease;

    (g) any default on the part of the borrower which results in a material adverse effect on the use and operations of the mortgaged property or business of the borrower;

    (h) failure of the borrower to perform or comply with any non-monetary obligation in the Loan Agreement or any other Mortgage Loan Document, which failure is not cured within 30 days after receipt by the borrower of written notice of the default, or another period as may reasonably be required, which shall not in any event be longer than 180 days after the borrower's receipt of the original notice of default; or

    (i) (1) an involuntary bankruptcy is commenced against the borrower or a decree or order of a court is entered for the appointment of a receiver or other officer with respect to the borrower or the mortgaged property which proceeding or decree or order is not dismissed or discharged within 120 days after the commencement or entry thereof; (2) the borrower commences a voluntary case under the Bankruptcy Code or any applicable similar law, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case affecting the borrower to a voluntary case under the Bankruptcy Code or any applicable similar law; or (3) the borrower makes an assignment for the benefit of creditors.

DEFAULT INTEREST RATE

    From and after the occurrence of any uncured default, after the expiration of any grace period, and continuing until the earlier to occur of (a) the default being cured or waived or (b) all obligations of the borrower to the lender arising out of any Mortgage Loan Document being paid in full, the mortgage loan will bear interest at the per annum rate of interest equal to the fixed rate of interest equal to 9.25% per annum plus 5% per annum, but this rate may not exceed the maximum rate permitted under applicable law.

GOVERNING LAW

    The Mortgage Loan Documents are governed by the laws of the State of New
York.

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
                       DESCRIPTION OF THE TRUST AGREEMENT

    The following is a summary of the principal provisions of the Trust Agreement. This summary does not purport to be complete, and for more information, you should refer to the Trust Agreement. A copy of the Trust Agreement can be obtained from us.

DUTIES OF THE TRUSTEE

    In general, the trustee will be responsible for the administration of the mortgage loan. The trustee undertakes: (a) except during the continuance of an Event of Default actually known to the trustee, to perform its duties as specifically set forth in the Trust Agreement, and no implied covenants or obligations will be read into the Trust Agreement against the trustee; and
(b) while an Event of Default actually known to the trustee has occurred and is continuing, to exercise the rights and powers vested in it by the Trust Agreement to the extent directed by the Majority Certificateholders, and to use the same degree of care and skill in connection with the exercise of those rights and powers as may be commercially reasonable under the circumstances.

    In the absence of bad faith on its part, the trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed, upon certificates or opinions furnished to the trustee and conforming to the requirements of the Trust Agreement; but in the case of any certificates or opinions which by any provision of the Trust Agreement are specifically required to be furnished to the trustee, the trustee will be under a duty to examine the certificates or opinions to determine whether or not they conform to the requirements of the Trust Agreement. The trustee will not be responsible for the accuracy or content of any certificate or opinion.

    In order to secure and protect the issuer's and the certificateholders' interest in the mortgage loan, the trustee will, to the limited extent described in the Trust Agreement, make payments on the certificates, serve as custodian of the files relating to the mortgage loan, establish accounts, and collect, distribute and identify funds solely in the manner it is directed. Notwithstanding the trustee's performance of these functions, the trustee's duties will be performed solely for the benefit of the certificateholders.

    The trustee makes no representations as to the validity or sufficiency of the Trust Agreement, the Mortgage Loan Documents, the mortgage loan or the certificates, except that the trustee has represented and warranted that the Trust Agreement has been, and each certificate will be, executed and delivered by one of its officers who is duly authorized to execute and deliver the document on its behalf.

    The trustee may resign at any time by giving written notice of resignation to the certificateholders and us. If a successor trustee has not accepted appointment within 30 days, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee. The trustee may be removed at any time by the certificateholders evidencing Fractional Undivided Interests aggregating not less than a majority in interest in the issuer (the "MAJORITY CERTIFICATEHOLDERS") for cause or by the certificateholders evidencing Fractional Undivided Interests aggregating not less than 66 2/3% in interest in the issuer (the "REQUIRED CERTIFICATEHOLDERS") without cause, and in either case, will specify the date when the removal will take effect, but in no event will the date of the removal be sooner than 30 days following notice to the trustee. "FRACTIONAL UNDIVIDED INTEREST" means the fractional undivided interest in the issuer that is evidenced by a certificate.

MODIFICATIONS, WAIVERS, AMENDMENTS AND CONSENTS

    In the event that the trustee, as holder of the mortgage loan in trust for the benefit of the certificateholders, receives a request for a consent to any waiver, consent, amendment, modification, waiver or supplement under any Mortgage Loan Document, the trustee will promptly send a notice of the proposed consent, amendment, modification, waiver or supplement to each certificateholder. The trustee will request from the certificateholders direction, consent or waiver as to: (a) whether or not to take or refrain from taking any action under the relevant Mortgage Loan Document and (b) whether or not to give or execute any waivers, consents, amendments, modifications or supplements to the relevant Mortgage Loan Document. The trustee will take the action set forth in the direction, consent or waiver delivered by the Required Certificateholders, but the trustee will not be obligated to consent to any proposed amendment, modification, waiver or supplement of any Mortgage Loan Document that would create any additional obligations or responsibilities of the trustee.

ACCOUNTS

    CERTIFICATE ACCOUNT. The trustee will establish and maintain on behalf of the certificateholders a Certificate Account. On each day when a scheduled payment is made under the Mortgage Note to the trustee as the holder of the mortgage loan, the trustee will promptly deposit the aggregate amount of the payment in the Certificate Account. On each Distribution Date, the trustee will withdraw from the Certificate Account the following amounts in the following priority: (a) to pay the trustee in its individual capacity the net amount of compensation and other payments due to it; and (b) to distribute pro rata to the certificateholders the amounts remaining on deposit in the Certificate Account. The Certificate Account must be an account with Wells Fargo Bank, National Association, or with the trust department of a commercial bank or with any banking institution the long term debt rating of which is at least "A" as ascribed by S&P, or "A2" as ascribed by Moody's, and which is an FDIC-insured institution.

    INVESTMENT OF AMOUNTS HELD BY TRUSTEE. Any money received by the trustee and not promptly distributed will, to the extent practicable, be invested from time to time in government securities and other investment grade obligations specified in the Trust Agreement (the "SPECIFIED INVESTMENTS"). Any investment made in Specified Investments will be in Specified Investments having maturities not later than the date that any funds invested are required to be used and the trustee will hold any Specified Investments until maturity. Except under specified circumstances, all income and earnings from the Specified Investments, net of the trustee's reasonable actual expenses in making those investments, will be held and applied by the trustee in the same manner as the principal used to make the investment is to be applied and any losses, net of reasonable fees and expenses, will be charged against the principal amount invested.

    PAYMENT OF THE CERTIFICATES. All amounts payable on and with respect to the certificates will be payable at the principal office of the trustee, in lawful money of the United States of America. If any certificateholder provides written notice to the trustee, the trustee will make all payments on and with respect to the certificates before 11:00 A.M. New York, New York time on the date of payment by wire transfer of immediately available federal funds.

AMENDMENTS

    Without the consent of the certificateholders, we and the trustee may supplement the Trust Agreement to cure any ambiguity, to correct or supplement any provision in the Trust Agreement which may be defective or inconsistent with any other provision in the Trust Agreement or to make any other provisions with respect to matters or questions arising under the Trust Agreement. No action taken without the consent of certificateholders may adversely affect their interests.

    With the consent of or upon the direction of the Majority Certificateholders, we and the trustee may supplement the Trust Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust Agreement or modifying in any manner the rights and obligations of the certificateholders under the Trust Agreement. The will not be required to execute or agree to any agreement that would create additional obligations or responsibilities of the trustee without adequate compensation. No supplemental agreement will, without the consent of the holder of each outstanding certificate affected by the supplemental agreement:
(a) except as expressly
permitted by the Trust Agreement, change in any manner the amount of, or delay the timing of, any receipt by the trustee of payments on the mortgage loan or distributions that are required to be made on any certificate, or change any date of payment on any certificate, or change the place of payment where, or the coin or currency in which, any certificate is payable, or impair the right to institute suit for the enforcement of any payment or distribution on any certificate on or after the applicable Distribution Date; or (b) permit the disposition of the mortgage loan or other property of the Trust Fund except as permitted by the Trust Agreement, or otherwise deprive any certificateholder of the benefit of the ownership of the mortgage loan or the other property of the Trust Fund; or (c) reduce the percentage of the aggregate Fractional Undivided Interests of the issuer which is required for any supplemental agreement, or reduce the percentage required for any waiver (of compliance with provisions of the Trust Agreement and their consequences or defaults under the Trust Agreement) provided for in the Trust Agreement; or (d) reduce the percentage of the aggregate Fractional Undivided Interests of the issuer which is required to either (1) amend, modify, waive or supplement any of the Mortgage Loan Documents or (2) direct the trustee to initiate any of the remedies as provided in the Trust Agreement or (e) modify any of the provisions of the Trust Agreement relating to supplemental agreements or waiver of defaults, except to increase any required percentage or to provide that other provisions of the Trust Agreement cannot be modified or waived without the consent of the holder of each outstanding certificate.

    In executing, or accepting the additional trusts created by, any supplemental agreement, the trustee will be entitled to receive an opinion of counsel stating that the execution of the supplemental agreement is authorized or permitted by the Trust Agreement.

TERMINATION

    The respective obligations and responsibilities of the trustee created under the Trust Agreement will terminate upon the final and irrevocable distribution to all certificateholders of all amounts required to be distributed to them pursuant to the Trust Agreement. Upon payment and discharge, all property, rights and interests conveyed or assigned or pledged will revert to us, and the estate, right, title and interest of the trustee and the certificateholders in the issuer will cease, terminate and become void and will be deemed released; and the trustee, in that case, will execute and deliver to us a proper instrument or proper instruments acknowledging the satisfaction and termination of the Trust Agreement, and will convey, assign and transfer, or cause to be conveyed, assigned or transferred, and will deliver or cause to be delivered to the mortgagors all property, including money, then held by the trustee.

THE TRUSTEE

    Wells Fargo Bank Northwest, N.A., a national banking association with its principal offices located in Salt Lake City, Utah, will act as trustee on behalf of the certificateholders. The corporate trust office of the trustee is located at 79 South Main Street, Salt Lake City, Utah 84111, Attn: Corporate Trust Services. Certificate registration services are provided at the trustee's offices located at 79 South Main Street, Salt Lake City, Utah 84111.

INDEMNIFICATION

    The trustee and any director, officer, employee or agent of the trustee will be indemnified by the Trust Fund and held harmless against any claim, loss, liability or expense, including reasonable attorneys' fees and expenses incurred in connection with any breach of the Trust Agreement, any claim or legal action, including any pending or threatened claim or legal action relating to the acceptance or administration of its powers and duties pursuant to the Trust Agreement or the certificates, other than: (a) allocable overhead, (b) expenses or disbursements incurred or made by or on behalf of the trustee in the normal course of the trustee's performing its routine duties unrelated to a breach or default in accordance with any of the provisions of the Trust Agreement,
(c) any expense or liability specifically required to be borne by the trustee pursuant to the terms of the Trust Agreement, or (d) any claim, loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of its duties under the Trust Agreement or due to of reckless disregard of its obligations and duties under the Trust Agreement or due to its failure to use ordinary care in receiving, handling or disbursing funds, or as may arise from a breach of any representation, warranty or covenant of the trustee made in the Trust Agreement or in the Certificate Purchase Agreement, dated as of June 20, 2001, among us, the trustee and the purchasers identified in the Certificate Purchase Agreement.

ELIGIBILITY REQUIREMENTS

    The trustee must be an institution organized and doing business under the laws of the United States of America or of any state, authorized under those laws to exercise corporate trust powers, having a combined capital, surplus and undivided profits of at least $250,000,000, or the obligations and liabilities of which are irrevocably and unconditionally guaranteed by an affiliated person having a combined capital, surplus and undivided profits of at least $250,000,000, and subject to supervision or examination by federal or state authority. Also, the trustee must be a bank (as defined in the Investment Company Act of 1940). If the institution publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then the combined capital, surplus and undivided profits of the institution will be deemed to be its combined capital, surplus and undivided profits as set forth in its most recent published report.

    The trustee may not, directly or indirectly, through one or more intermediaries, control, be controlled by, or be under common control with, the issuer or with any person involved in the organization or operation of the issuer. The trustee may not offer or provide credit or credit enhancement to the issuer. If at any time the trustee ceases to be eligible in accordance with these provisions, it will resign immediately.

TRUSTEE COMPENSATION

    The principal compensation to be paid to the trustee in respect of its services under the Trust Agreement will be a fee of $5,000 per year.

TAX RELATED PROVISIONS

    The trustee will prepare and sign on behalf of the issuer and file in a timely manner with the appropriate governmental authorities any tax returns the issuer is required to file pursuant to applicable federal, state or local tax laws. To the extent authorized under the Internal Revenue Code, and the regulations promulgated thereunder, each certificateholder has irrevocably appointed and authorized the trustee to be its attorney-in-fact for purposes of signing any tax returns required to be filed on behalf of the issuer.

    The trustee, as trustee of a grantor trust, will exclude and withhold from each distribution of amounts due pursuant to the Trust Agreement or under the certificates any and all withholding taxes as required by law. The trustee will act as the withholding agent and, in connection therewith, whenever any present or future taxes or similar charges are required to be withheld with respect to any amounts payable in respect of the certificates, will withhold amounts and timely pay the same to the appropriate authority in the name of and on behalf of the certificateholders, will file any necessary withholding tax returns or statements when due, and will deliver to each certificateholder appropriate documentation showing the payment thereof, together with additional documentary evidence as the holders may reasonably request from time to time. The trustee will file any other information reports as it may be required to file under United States law.

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
                                    GLOSSARY

    THIS INDEX OF TERMS NOTES THE PAGES WHERE TERMS USED IN THE DESCRIPTIONS OF THE CERTIFICATES, MORTGAGED PROPERTY, PRIME LEASE, FACILITY SUBLEASE, MORTGAGE LOAN, AND TRUST AGREEMENT ARE EXPLAINED.

Assignments of Leases.......................................     55
Certificate Account.........................................     61
Collection Period...........................................     44
Distribution Date...........................................     44
Environmental Indemnity Agreement...........................     55
Events of Default...........................................     58
Fractional Undivided Interest...............................     60
Loan Agreement..............................................     55
Majority Certificateholders.................................     60
Make-Whole Premium..........................................     56
Mortgage....................................................     55
Mortgage Loan Accrual Period................................     56
Mortgage Loan Documents.....................................     55
Mortgage Note...............................................     55
Projected Restoration Date..................................     57
Required Certificateholders.................................     60
Reserve Account.............................................     55
Restoration Fund............................................     57
Restoration Threshold.......................................     57
Semi-Annual Amortization....................................     56
Semi-Annual Payment Amount..................................     55
Semi-Annual Payment Date....................................     55
Specified Investments.......................................     61
Trust Fund..................................................     44

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
                                    TAXATION

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This is a general discussion of the material federal income tax consequences of owning the certificates. This discussion is directed to investors that hold the certificates as "capital assets" within the meaning of Section 1221 of the Code and investors who are U.S. Holders. It does not discuss all federal income tax consequences that may be relevant to owners of certificates, particularly as to investors subject to special treatment under the Code, including, without limitation, banks, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt entities, holders whose functional currency is not the U.S. dollar and persons that are not U.S. Holders, except as described below under "--Non-U.S. Holders." A "U.S. Holder" means a beneficial owner of a certificate who is, for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation organized under the laws of the United States, any state or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (d) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

    Further, this discussion and any legal opinions referred to in this discussion are based on the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which can change, or be differently interpreted, with possible retroactive effect. No rulings have been or will be sought from the IRS with respect to any of the federal income tax consequences discussed below. Accordingly, the IRS may take contrary positions.

    The authorities on which this summary is based are subject to various interpretations, and it is possible that the U.S. federal income tax treatment of the purchase, ownership and disposition of the certificates may differ from the treatment described below.

U.S. HOLDERS

CLASSIFICATION OF THE CERTIFICATES AND THE ISSUER

    Assuming full compliance with the terms of the Trust Agreement and other documents, the issuer will be treated as a "grantor trust" and not as an association taxable as a corporation or as a "taxable mortgage pool" (within the meaning of Section 7701(i) of the Code). As a result, each beneficial owner of certificates will be treated for U.S. federal income purposes as if it owned directly its pro rata share of the Mortgage Note (See "Description of the Mortgage Loan--General") held by the issuer and will be required to include in its gross income its pro rata share of the interest income, paid or accrued with respect to the Mortgage Note, whether or not cash is actually distributed to the holders. See "--Interest Income."

INTEREST INCOME

    A holder of a certificate will be required to include in gross income its pro rata share of the interest income from the portion of the Mortgage Note represented by that certificate, as that income is received or accrued by the issuer in accordance with the holder's method of tax accounting.

MARKET DISCOUNT

    If a holder purchases a portion of the Mortgage Note represented by a certificate at a market discount, the holder generally will be required to treat any principal payments on, or any gain on the disposition on maturity of, that portion of the Mortgage Note as ordinary income to the extent of the accrued market discount not previously included in income at the time of the payment or disposition. In general, subject to a DE MINIMIS exception, market discount is the amount by which a holder's pro rata share of the Mortgage Note's stated redemption price at maturity exceeds the amount for which the holder purchased the certificate representing its pro rata share. Market discount on a holder's portion of the Mortgage Note will accrue on a straight-line basis, unless the holder elects to accrue the discount on a constant yield to maturity basis. This election is irrevocable and, if made with respect to the holder's portion of the Mortgage Note, applies only to the holder's pro-rata share of the Mortgage Note and not to other market discount obligations held by the holder. A holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder acquires a pro-rata share of the Mortgage Note at a market discount and disposes of the certificate representing its share of the Mortgage Note in otherwise nontaxable transactions, accrued market discount will be includable as ordinary income to the holder as if the holder had sold the certificate at fair market value. A holder of a portion of the Mortgage Note with market discount may be required to defer until the maturity of the Mortgage Note or, in some circumstances, the earlier disposition of a certificate, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry the certificate, unless an election to include the market discount on a current basis is made.

AMORTIZABLE BOND PREMIUM

    If a holder purchases a certificate representing a portion of the Mortgage Note for an amount in excess of the amount of the Mortgage Note's stated redemption price at maturity allocable to the certificate, the holder will generally be considered to have purchased the certificate with "amortizable bond premium." A holder generally may elect to amortize the premium using the constant yield to maturity method. The amount amortized in any year will generally be treated as a reduction of the holder's interest income on its portion of the Mortgage Note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder's prior interest inclusions on its portion of the Mortgage Note. If the holder does not make that election, the premium on certificate will decrease the gain or increase the loss otherwise recognized on the sale, exchange or redemption of the certificate. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies. A holder may not revoke this election without the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF CERTIFICATES

    A holder that sells or exchanges a certificate, including through a redemption for cash, will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the certificate and the amount realized on the sale of the certificate. A holder's adjusted tax basis in the certificate generally will be its initial purchase price increased by market discount previously included in income, if any, and reduced by any bond premium previously amortized. A defeasance of the mortgage loan by the borrower under the Mortgage Loan Documents (See "Description of the Mortgage Loan--General") will be treated as a sale or exchange of the certificates.

    Subject to the market discount rules discussed above, this gain or loss generally will be a capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to the holder's pro rata share of the Mortgage Note required to be included in income, and generally will be long-term capital gain or loss if the certificate has been held for more than one year.

    A holder who sells its certificate between record dates for payments of distributions will be required to include accrued but unpaid interest on the Mortgage Note through the date of disposition as ordinary income and to add the amount of the accrued but unpaid interest to its adjusted tax basis in the certificate. To the extent the selling price is less than the holder's adjusted tax basis, the holder

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
will recognize a capital loss. Subject to limited exceptions, a holder cannot offset ordinary income against capital losses for U.S. federal income tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The amount of interest income paid in respect of the certificates held of record by U.S. Holders, other than corporate and other exempt U.S. Holders, will be reported to the IRS. Backup withholding at a rate up to 31% may apply to payments of interest to some non-exempt U.S. Holders unless the U.S. Holder furnishes its taxpayer identification number and other information, certified under penalties of perjury.

    Payments of the proceeds from the disposition of certificates to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder establishes an exemption from information reporting and backup withholding.

    Any amounts withheld from a holder under the backup withholding rules may be credited against the holder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

NON-U.S. HOLDERS

    A "Non-U.S. Holder" is a person who is not a U.S. Holder. This disclosure does not cover the U.S. federal tax rules that apply to Non-U.S. Holders that pay federal income tax on a net basis on income or gain with respect to the certificates because that income or gain is effectively connected with the conduct of a U.S. trade or business.

    Payments by the issuer to any holder of a certificate who or which is a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax, provided that:

        (1) the beneficial owner of the certificate does not actually or constructively own 10 percent or more of the capital or profits interest in the borrower;

        (2) the beneficial owner of the certificate is not a controlled foreign corporation that is related to the borrower; and

        (3) the Non-U.S. Holder properly certifies as to its foreign status as described below.

    A Non-U.S. Holder can generally meet the certification requirement by providing a properly executed Form W-8 or suitable substitute form. If the holder holds the certificate through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate certifications to the agent. The holder's agent will then generally be required to provide appropriate certifications to the issuer. Special rules apply to foreign partnerships, estates and trusts, and in some circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the issuer. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and those intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders.

    A Non-U.S. Holder of a certificate will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, redemption, retirement, or other disposition of a certificate other than gain attributable to accrued interest, which is addressed in the preceding paragraph unless the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year and meets other conditions.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting will apply to payments of interest in respect of the certificates and backup withholding at a rate up to 31% will apply with respect to the payments unless the Non-U.S. Holder appropriately certifies as to its foreign status or otherwise establishes an exemption.

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    Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a certificate effected outside the U.S. by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a certificate effected outside the U.S. by a broker if it:

        (1) derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S.;

        (2) is a controlled foreign corporation for U.S. federal income tax purposes; or

        (3) is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

    Payments of the proceeds of a sale of a certificate effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and other conditions are met or it otherwise establishes an exemption.

    Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of global securities holding securities through Clearstream Banking, Euroclear or DTC will be subject to the 30% U.S. withholding tax that generally applies to payments of interest, including original issue discount, on registered debt issued by U.S. Persons, unless
(a) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain or intermediaries between the beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and
(b) the beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate. The term "U.S. Person" means (a) a citizen or resident of the United States, (b) a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any state or the District of Columbia, including an entity treated as a corporation or partnership for federal income tax purposes, (c) an estate that is subject to United States federal income tax, regardless of the source of income or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. Persons have the authority to control all substantial decisions of the trust (or to the extent provided in applicable Treasury regulations, some trusts in existence on August 20, 1996 which are eligible to be treated as U.S. Persons). This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to foreign holders of the global securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the global securities.

    Exemption for non-U.S. Persons (Form W-8BEN): Beneficial owners of global securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of the change.

    Exemption for non-U.S. Persons with effectively connected income
(Form W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is

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effectively connected with its conduct of a trade or business in the United
States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

    Exemption or reduced rate for non-U.S. Persons resident in treaty countries (Form W-8BEN). Non-U.S. Persons residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate by filing
Form W-8BEN.

    Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

    U.S. Federal Income Tax Reporting Procedure. The holder of a global security or, in the case of a Form W-8ECI filer, his agent, files by submitting the appropriate form to the person through whom it holds, or the clearing agency, in the case of persons holding directly on the books of the clearing agency.
Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date the form is signed.

                        STATE AND OTHER TAX CONSEQUENCES

    In addition to the federal income tax consequences described in "Federal Income Tax Consequences," potential investors should consider the state and local tax consequences concerning the certificates. State tax law may differ substantially from the corresponding federal law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Therefore, prospective investors should consult their tax advisors with respect to the various tax consequences of investments in the certificates.

                              ERISA CONSIDERATIONS

    Title I of ERISA and Section 4975 of the Code impose restrictions on some retirement plans and other employee benefit plans and arrangements, including individual retirement accounts, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested, referred to collectively as "Plans", and on persons who are "parties in interest" (as defined in Section 3(14) of ERISA) or "disqualified persons" (as defined in
Section 4975(e)(2) of the Code) with respect to those Plans. Sections 401-414 of ERISA impose duties on persons who are fiduciaries (as defined in Section 3(21) of ERISA) of Plans. Section 406 of ERISA prohibits specified transactions between a Plan and its fiduciaries and/or parties in interest with respect to that Plan and Section 4975 of the Code imposes a tax on specified prohibited transactions between a Plan and a disqualified person with respect to that Plan. Some employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and church plans (as defined in Section 3(33) of ERISA and provided no election has been made under Section 410(d) of the Code), are not subject to some ERISA restrictions or Code restrictions, and assets of those plans may be invested in the certificates without regard to the ERISA considerations described below, subject to the provisions of applicable federal, state and local law.

    Investments by Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan.

    Plan fiduciaries must also determine whether the acquisition and holding of the certificates and the operations of the issuer would result in direct or indirect prohibited transactions. The purchase and holding of a certificate or any interest in a certificate by or on behalf of a Plan could result in prohibited transactions and the imposition of excise taxes and civil penalties under ERISA or the Code unless a U.S. Department of Labor, or "DOL", prohibited transaction exemption applies and the

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conditions for that exemption are satisfied. The operations of the issuer could similarly result in prohibited transactions if Plans that purchase the certificates are deemed to own an interest in the underlying assets of the issuer. There may also be an improper delegation by Plan fiduciaries of the responsibility to manage Plan assets if Plans that purchase certificates are deemed to own an interest in the underlying assets of the issuer.

    The DOL has issued a final regulation, 29 C.F.R. Section 2510.3-101, concerning what constitutes the assets of a Plan. This plan assets regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed for purposes of ERISA to be assets of the investing Plan unless specified exceptions apply. Accordingly, if a Plan purchases the certificates, the issuer could be deemed to hold plan assets unless one of the exceptions under the plan assets regulation is applicable to the issuer.

    There can be no assurance that any of the exceptions set forth in the plan assets regulation will apply to the purchase of the certificates or operations of the issuer. However, the DOL issued a prohibited transaction exemption to Credit Lyonnais Securities (USA), Inc., the placement agent in the private sale of the certificates on June 20, 2001, prohibited transaction exemption 97-21E, as amended by prohibited transaction exemption 2000-58, from some of the prohibited transaction provisions of ERISA and the Code for the purchase, holding and resale by Plans of securities representing interests in asset-backed pass-through trusts that consist of receivables, loans and other obligations that meet the conditions and requirements of the exemption. The obligations covered by the exemption include obligations that bear interest or are purchased at a discount and are secured by commercial real property. The exemption may apply to the acquisition, holding and resale of the certificates by a Plan, provided that the conditions of the exemption (which are described below) are met.

    Among the conditions that must be satisfied for the exemption to apply are:

        (1) The acquisition of the certificates by a Plan is on terms (including the price for the certificates) that are at least as favorable to the Plan as they would be in an arm's-length transaction with an unrelated party;

        (2) The certificates acquired by the Plan have received a rating at the time of acquisition in one of the four highest generic rating categories from Moody's, S&P or Fitch;

        (3) The sum of all payments made to, and retained by, Credit Lyonnais Securities (USA), Inc. in connection with the distribution of the certificates represents not more than reasonable compensation for placing the certificates. The sum of all payments made to and retained by us pursuant to the assignment of the mortgage loan to the issuer represents not more than the fair market value of the mortgage loan. The sum of all payments made to and retained by the trustee represents not more than reasonable compensation for the services provided under the Trust Agreement and reimbursement of the trustee's reasonable expenses in connection with the Trust Agreement;

        (4) The trustee must not be an affiliate of us, Credit Lyonnais Securities (USA), Inc., the borrower, or an affiliate of any of them; and

        (5) The Plan investing in the certificates is an "Accredited Investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

    The fourth general condition set forth above is satisfied as of the date of this prospectus. A fiduciary of a Plan contemplating purchasing certificates must make its own determination that, at the time of purchase, the certificates continue to satisfy the fourth general condition set forth above. A fiduciary of a Plan contemplating purchasing any certificate must make its own determination that the first, second, third and fifth general conditions set forth above will be satisfied with respect to the certificate as of the date of purchase.

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    The exemption also requires that the issuer meet the following requirements:

        1. the corpus of the trust must consist solely of assets of a type that have been included in other investment pools;

        2. certificates in those other investment pools must have been rated in one of the four highest rating categories of Moody's, S&P or Fitch for at least one year prior to the Plan's acquisition of certificates; and

        3. certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan's acquisition of certificates.

    The exemption may provide only limited relief to Plans sponsored by us, Credit Lyonnais Securities (USA), Inc., the trustee, the borrower or any affiliate of any of them and those Plans may not purchase certificates in reliance on the exemption.

    If additional conditions are satisfied, the exemption may provide relief from some of the prohibited transaction rules of ERISA and the Code for transactions related to the servicing, management and operation of the issuer. We expect that these additional conditions will be satisfied.

    Section 403 of ERISA requires that all Plan assets be held in trust by the Plan trustee or a duly authorized fiduciary. However, DOL regulations in 29 C.F.R. Section 2550.403a-1(b)(3) provide that even if the underlying assets of an entity are deemed to be assets of a Plan that invests in the entity, the trust requirement of Section 403 of ERISA will be satisfied if the indicia of ownership of the Plan's interest in the entity are held in trust by the Plan trustee or fiduciary. The possession by the Plan trustee or fiduciary of the certificates should satisfy the trust requirement as to the underlying assets of the issuer.

    Any Plan fiduciary considering whether to purchase a certificate on behalf of a Plan should consult with its counsel regarding the potential consequences of the investment and the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment.

    Each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in a certificate is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio. Moreover, a fiduciary of a Plan should consult with its counsel with respect to the applicability of the exemption and should determine whether the conditions of the exemption have been satisfied, including the fact that the trust fund consists of only one mortgage loan secured by a single mortgaged property which is a leasehold interest in one property and that the mortgage loan is secured by rights under the documents evidencing the mortgage loan. In particular, a fiduciary of a Plan should consider whether the issuer constitutes a "trust" for purposes of the exemption. The fiduciary of a Plan, such as a governmental Plan, not subject to ERISA or Section 4975 of the Code, should make its own determination as to the need for and the availability of any exemptive relief under applicable law.

    THE SALE OF CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION OR WARRANTY BY US OR ANY OTHER PERSON THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, THAT THE EXEMPTION WOULD APPLY TO THE ACQUISITION OF THIS INVESTMENT BY PLANS IN GENERAL OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

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                        LEGAL INVESTMENT CONSIDERATIONS

    The certificates do not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. No representation is made as to the proper characterization of the certificates for legal investment purposes, financial regulatory purposes, or other purposes, or as to the ability of particular investors to purchase the certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of the certificates.

    All depository institutions considering an investment in the certificates should review the "Supervisory Policy Statement on Investment Securities and End-User Derivatives Activities" dated April 17, 1998 of the Federal Financial Institutions Examination Council. The Policy Statement, which has been adopted by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the National Credit Union Administration, requires federally insured depository institutions, as a matter of safety and soundness, to fully understand and manage the risks inherent in investment activities, including investments in mortgage related securities. The Policy Statement describes sound practices for managing risks such as market risk, credit risk, liquidity risk, operational risk and legal risk. Among other things, the Policy Statement provides that institutions should perform a pre-purchase analysis that includes a price sensitivity analysis before investing in complex instruments, instruments with which they are less familiar and potentially volatile instruments. Institutions also are expected to have effective internal control systems, for the organization generally and investment activities in particular. Senior management and directors are expected to review investment policies, strategies and limits at least annually. In addition to the Policy Statement, the various regulatory agencies may issue additional interpretive guidance relating to investments and derivative instruments for institutions under their supervision.

    Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by those authorities before purchasing any certificates, as they may be deemed unsuitable investments, and may otherwise be restricted, under those rules, policies or guidelines, sometimes irrespective of the Secondary Mortgage Market Enhancement Act.

    The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not "interest-bearing" or "incoming-paying," and provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

    Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the certificates constitute legal investments for them or are subject to investment, capital or other restrictions.

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                        LEGAL ASPECTS OF MORTGAGE LOANS

    The following discussion contains summaries of legal aspects of mortgage loans which are general in nature. The following summaries do not purport to reflect all the laws applicable to the mortgage loan. The summaries are qualified in their entirety by reference to the applicable federal and New York laws governing the mortgage loan and the mortgage.

MORTGAGES GENERALLY

    A mortgage creates a lien upon the real property encumbered thereby. The lien is not prior to the lien for real estate taxes and assessments. Priority between liens depends on their terms and generally on the order of filing with a county office. There are two parties to a mortgage, the mortgagor, who is the borrower and property owner, and the mortgagee, who is the lender. Under the mortgage, the mortgagor delivers to the mortgagee a note or bond and the mortgage. The mortgagee's authority under a mortgage is governed by applicable law and the express provisions of the mortgage.

    The real property covered by a mortgage is most often the fee estate in land and improvements. However, a mortgage may encumber other interests in real property such as a tenant interest in a lease of land or improvements, or both, and the leasehold estate created by the lease. A mortgage covering an interest in real property other than the fee estate, such as the Mortgage, requires special provisions in the instrument creating the interest or in the mortgage to protect the mortgagee against termination of the interest before the mortgage is paid.

FORECLOSURE

    GENERAL. Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

    FORECLOSURE PROCEDURES. The two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

    JUDICIAL FORECLOSURE; NONJUDICIAL FORECLOSURE; POWER OF SALE. A judicial foreclosure proceeding or power of sale procedure in New York is conducted in a court having jurisdiction over the mortgaged property. A lender initiates either action by the service of legal pleadings upon (a) all parties having a fee interest in the mortgaged property, (b) all parties having a subordinate interest of record in the real property, and (c) all parties in possession of the property, under leases or otherwise, whose interests are subordinate or superior to the mortgage.

    Delays in completion of either proceeding may occasionally result from difficulties in locating defendants. When the lender's right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary.

    A power of sale allows a nonjudicial public sale to be conducted generally following: (a) a request from the lender to the trustee to sell the property upon default by the borrower, and (b) notice of sale is given in accordance with the terms of applicable New York State law. Generally if a defendant

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objects to the use by the lender of a power of sale, the proceeding continues as a foreclosure proceeding notwithstanding the provisions of the mortgage instrument providing for the power of sale.

    A notice of sale must be posted in a public place and published for a specified period of time in one or more newspapers. The borrower or a junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. New York State law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

    A third party may be unwilling to purchase a mortgaged property at a public sale because of (a) the difficulty in determining the exact status of title to the property due to, among other things, third party rights that may exist, and
(b) the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

    As a result of the foregoing, it is common for the lender to purchase the mortgaged property and become the owner thereof. In that case, the lender will have both the benefits and burdens of ownership, including the obligation to pay taxes, to obtain casualty insurance and to make repairs necessary to render the property suitable for sale. The costs of operating and maintaining a commercial property may be significant and may be greater than the income derived from that property. The lender also will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale or lease of the property. Whether the ultimate proceeds of the sale of the property equal the lender's investment in the property depends upon market conditions. Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

    EQUITABLE AND OTHER LIMITATIONS ON ENFORCEABILITY OF PROVISIONS. New York State courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:
(a) alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching; (b) require the lender to undertake affirmative actions to determine the cause of the borrower's default and the likelihood that the borrower will be able to reinstate the loan; (c) require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or (d) limit the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property.

    RIGHTS OF REDEMPTION. The purposes of a foreclosure action are (a) to enable the lender to realize upon its security, and (b) to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their "equity of redemption."

    The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

    The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In New York State, statutory redemption may occur only upon payment of the foreclosure sale price.

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ENVIRONMENTAL RISKS

    Real property pledged as security to a lender may be subject to unforeseen environmental risks. See "Risk Factors--The Mortgage Loan--ENVIRONMENTAL LAW CONSIDERATIONS." Environmental risks may give rise to, for example, (a) a diminution in value of the mortgaged property or the inability to foreclose against the property or (b) in circumstances as more fully described below, liability for clean-up costs or other remedial actions, and for natural resource damages, at the property, which liabilities could exceed the value of the property, the aggregate assets of the owner or operator, or the principal balance of the related indebtedness.

    Under federal law and the laws of the State of New York, failure to perform environmental remediation required or demanded by the applicable governmental authority may give rise to a lien on the property to ensure the reimbursement of remedial costs incurred by the federal or state government. That lien may have priority over the lien of an existing mortgage against the property. The mortgaged property could therefore be adversely affected by the existence of environmental conditions.

    Under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or "CERCLA," and some state laws, a secured lender such as the Trust Fund may be liable as an "owner or operator" or responsible party for costs of addressing releases or threatened releases of hazardous substances on a mortgaged property if such lender or its agents or employees have participated in the management of the operations of the borrower, even though the environmental damage or threat was caused by the borrower, a prior owner or other third party. Similarly, when a lender forecloses and takes title to a contaminated facility or property (whether it holds the facility or property as investment or leases it to a third party) under some circumstances the lender may incur potential environmental liability.

    The Trust Agreement will provide that the trustee, acting on behalf of the Trust Fund, shall not acquire title to, or possession of, the mortgaged property, take over its management or operation or take any other action that might subject the Trust Fund to liability under CERCLA or comparable laws unless the trustee has previously determined, based upon a Phase I or other specified environmental assessment prepared by a qualified person who regularly conducts environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management, disposal or migration of any hazardous or toxic substances for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the issuer to act in a manner required under those laws. This requirement effectively precludes enforcement of the lien of the Mortgage on the mortgaged property as security for the Mortgage Note until a satisfactory environmental assessment is obtained or any required remedial action is taken, reducing the likelihood that the issuer will become liable for any environmental condition affecting the mortgaged property, but making it more difficult to realize on the security for the mortgage loan. However, there can be no assurance that any environmental assessment obtained by the trustee will detect all possible environmental conditions or the extent or severity of any environmental conditions or that the other requirements of the Trust Agreement, even if fully observed by the trustee, will in fact insulate the issuer from liability for environmental conditions.

    If a lender is or becomes liable for clean-up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other potential responsible party, but those persons or entities may be bankrupt or otherwise judgment proof. Furthermore, any action against a borrower may be adversely affected by the limitations on recourse in the mortgage loan.

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LEASES AND RENTS

    Commercial mortgage loan transactions often provide for an assignment of the leases and rents pursuant to which the borrower typically assigns its right, title and interest as landlord under each lease, and the income derived therefrom, to the lender while either obtaining a license to collect rents for so long as there is no default or providing for the direct payment to the lender.

LAWS AND REGULATIONS

    The mortgaged property is subject to compliance with various federal, state and local statutes and regulations. Failure to comply with those laws could result in material diminution in the value of the mortgaged property which could, together with the limited alternative uses for the mortgaged property, result in a failure to realize the full principal amount of the mortgage loan. Any failure to comply with those statutes and regulations, however, would likely result in an event of default by the borrower under the Mortgage, enabling the trustee to pursue remedies available by law or under the Mortgage.

STATUTORY LIABILITIES

    The Code provides priority to some tax liens over the lien of the Mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous federal and some state consumer protection laws. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases this liability may affect assignees of the mortgage loans.

ENFORCEABILITY OF PROVISIONS

    The Mortgage contains a due-on-sale clause, which permits the mortgagee to declare an Event of Default if the borrower transfers or encumbers the mortgaged property or any interest therein in violation of the restrictions with respect thereto set forth in the Mortgage. In that event, the mortgagee shall be entitled to exercise its remedies against the mortgaged property and to accelerate the entire indebtedness evidenced by the mortgage loan. The ability of mortgagees and their assignees and transferees to enforce due-on-sale clauses was addressed by Congress when it enacted the Garn-St Germain Depository Institutions Act of 1982. The legislation, subject to exceptions, provides for federal preemption of all state restrictions on the enforceability of due-on-sale clauses. Although the Garn-St Germain Act provides that due-on-sale clauses are enforceable, it states that a mortgagee is "encouraged" to permit an assumption of a loan at the existing interest rate or at some other rate less than the average of the interest rate and the market rate.

    The Mortgage includes a debt-acceleration clause, which permits the mortgagee to accelerate the full debt upon a monetary or nonmonetary default, and upon expiration of the applicable cure period, of the borrower. The courts of all states will enforce clauses providing for acceleration in the event of a material payment default after giving effect to any appropriate notices. However, courts may refuse to allow a mortgagee to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable.

    Upon foreclosure, courts have applied general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of its defaults under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower's failing to maintain adequately the property or the borrower's executing a second mortgage affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable.

AMERICANS WITH DISABILITIES ACT

    Under Title II of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, commonly known as the "ADA," public entities that provide public transportation must make key stations in rapid rail and light rail systems readily accessible to and usable by individuals with disabilities. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals.

BANKRUPTCY ISSUES

    Numerous statutory provisions, including the Federal Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences thereof caused by the automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienholder may stay the senior lender from taking action to foreclose out the junior lien. Upon filing of a petition in bankruptcy by the borrower, the automatic stay provision of the Bankruptcy Code would also apply to the reserve account of the borrower. See "Description of the Mortgage Loan--General."

    The Bankruptcy Code may affect the ability to enforce rights under the Mortgage in the event that the borrower becomes the subject of a bankruptcy or reorganization proceeding under the Bankruptcy Code. Section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property of or from a debtor's estate, which may delay the mortgagee's exercise of these remedies in the event that the borrower becomes the subject of a proceeding under the Bankruptcy Code.

    Under the Bankruptcy Code, the amount and terms of a mortgage secured by property of a debtor may sometimes be modified. The amount of the loan secured by the real property may be reduced to the then current value of the property pursuant to a confirmed plan of reorganization or lien avoidance proceeding, thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between that value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each semi-annual payment due under the loan, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan, and/or an extension or acceleration of the final maturity date. Some courts with federal bankruptcy jurisdiction have approved plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to decelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court; provided no sale of the property had yet occurred, prior to the filing of the debtor's petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as the substitution of collateral which is the "indubitable equivalent" of the real property subject to the mortgage, often depending on the particular facts and circumstances of the specific case.

    Federal bankruptcy law may also interfere with or affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases related to a mortgaged property if the borrower is in a bankruptcy proceeding. Under Section 362 of the Bankruptcy Code, a mortgagee may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time-consuming and may result in significant delays in the receipt of the rents. Rents and leases may also escape an assignment thereof
(a) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (b) to the extent the rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, or (c) to the extent other collateral may be substituted for the rents and leases.

    The Bankruptcy Code provides that a lender's perfected pre-petition security interest in leases and rents continues in the post-petition leases and rents, unless a bankruptcy court orders to the contrary "based on the equities of the case." Thus, unless a court orders otherwise, revenues from the mortgaged property generated after the date the bankruptcy petition is filed will constitute "cash collateral" under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender's consent or a prior court order finding that the lender's interest in the mortgaged property and the cash collateral is "adequately protected" as that term is defined and interpreted under the Bankruptcy Code.

    In a bankruptcy or similar proceeding involving the borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by the borrower under the mortgage loan. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business or if the value of any collateral pledged to the payee exceeded the amount of the entire debt. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

    Special provisions in the Bankruptcy Code applying to railroad reorganizations seek to protect the public interest in continued rail service. Although the Bankruptcy Code requires that the trustee and the bankruptcy court consider the public interest in addition to the interests of the debtor railroad, creditors and stockholders, court decisions hold that rights of secured creditors should not generally be affected by this mandate. However, a railroad may be liquidated if a court determines, among other things, that liquidation is in the public interest, and it must be liquidated if a plan of reorganization is not confirmed within five years after the bankruptcy filing. If liquidation does occur under the Bankruptcy Code, there is no assurance that the proceeds of the liquidation would be sufficient to pay the certificateholders, in whole or in part.

                              PLAN OF DISTRIBUTION

    The certificates that the selling holders are offering are being registered by us pursuant to the exercise by these holders of registration rights under a Registration Rights Agreement, dated as of June 20, 2001, by and between us and the trustee.

    The selling holders are selling the certificates for their own accounts, and we will not receive any proceeds from the sale of the certificates offered by the selling holders.

    We are registering all $300,000,000 of certificates on behalf of the selling holders. As used in this prospectus, the term "selling holders" includes donees and pledgees selling certificates received from the named selling holders after the date of this prospectus. We will pay the registration and other fees incurred in connection with the registration of the certificates.

    The selling holders may sell the certificates from time to time in one or more types of transactions which may include block transactions on any national securities exchange or quotation service on which they may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on these exchanges or systems or in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the certificates through short sales of, or through a combination of these methods of sale, at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or negotiated prices. These transactions may or may not involve brokers or dealers.

    A selling holder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the certificates in the course of hedging the positions they assume with the selling shareholder, including in connection with distribution of the certificates by broker-dealers. In addition, a selling holder may, form time to time, sell short the certificates, and in these instances, this prospectus may be delivered in connection with short sales and the certificates offered may be used to cover short sales. A selling holder may also enter into option or other transactions with broker-dealers that involve the delivery of the certificates to the broker-dealers, who may then resell or otherwise transfer the certificates.

    The selling holders and any broker-dealers that act in connection with the sale of the certificates might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the certificates sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling holders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    We have agreed to indemnify the selling holders against liabilities arising under the Securities Act, the Exchange Act or otherwise as a result of any untrue statement of material fact or omission to state a material fact in this registration statement or the related prospectus. Each selling holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the certificates for that holder against similar liabilities, or other liabilities as they may agree, including liabilities arising under the Securities Act.

    Each selling holder may also resell all or a portion of its certificates in open market transactions in reliance upon Rule 144 under the Securities Act, if it meets the criteria and conforms to the requirements of Rule 144, and it may sell its certificates in offshore transactions if it meets the criteria and conforms to the requirements of Regulation S under the Securities Act.

                   INCORPORATION OF INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows us to incorporate by reference information that we file with the Commission, which allows us to disclose important information to you by referring you to those documents. Any information incorporated by reference is considered to be part of this prospectus. Before the effectiveness of our Registration Statement on Form S-3 which contains this prospectus, we were not required to file any information with the Commission. Following the effectiveness of the Registration Statement, we will file quarterly reports and other information with the Commission. Information that we file later with the Commission will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents, unless the exhibits are specifically incorporated by reference, at no cost, by writing or calling:
Andrew Stidd, 400 West Main Street, Suite 338, Babylon, NY 11702, telephone:
(631) 587-4700.

                                 LEGAL MATTERS

    The validity of the securities will be passed on for us by Latham & Watkins, New York, New York.

                                   EXHIBIT A
                       SEMI-ANNUAL AMORTIZATION SCHEDULE

                                                                   SEMI-ANNUAL          ANNUAL
                             PRINCIPAL           INTEREST             TOTAL              TOTAL
                           --------------      -------------      -------------      -------------
06/20/2001...........
12/15/2001...........        4,150,000.00      13,875,000.00      18,025,000.00
06/15/2002...........        3,950,000.00      13,683,062.50      17,633,062.50      35,658,062.50
12/15/2002...........        4,140,000.00      13,500,375.00      17,640,375.00                 --
06/15/2003...........        4,320,000.00      13,308,900.00      17,628,900.00      35,269,275.00
12/15/2003...........        4,530,000.00      13,109,100.00      17,639,100.00                 --
06/15/2004...........        4,730,000.00      12,899,587.50      17,629,587.50      35,268,687.50
12/15/2004...........        4,955,000.00      12,680,825.00      17,635,825.00                 --
06/15/2005...........        5,180,000.00      12,451,656.25      17,631,656.25      35,267,481.25
12/15/2005...........        5,425,000.00      12,212,081.25      17,637,081.25                 --
06/15/2006...........        5,670,000.00      11,961,175.00      17,631,175.00      35,268,256.25
12/15/2006...........        5,940,000.00      11,698,937.50      17,638,937.50                 --
06/15/2007...........        6,205,000.00      11,424,212.50      17,629,212.50      35,268,150.00
12/15/2007...........        6,500,000.00      11,137,231.25      17,637,231.25                 --
06/15/2008...........        6,795,000.00      10,836,606.25      17,631,606.25      35,268,837.50
12/15/2008...........        7,115,000.00      10,522,337.50      17,637,337.50                 --
06/15/2009...........        7,440,000.00      10,193,268.75      17,633,268.75      35,270,606.25
12/15/2009...........        7,790,000.00       9,849,168.75      17,639,168.75                 --
06/15/2010...........        8,140,000.00       9,488,881.25      17,628,881.25      35,268,050.00
12/15/2010...........        8,525,000.00       9,112,406.25      17,637,406.25                 --
06/15/2011...........        8,915,000.00       8,718,125.00      17,633,125.00      35,270,531.25
12/15/2011...........        9,330,000.00       8,305,806.25      17,635,806.25                 --
06/15/2012...........        9,755,000.00       7,874,293.75      17,629,293.75      35,265,100.00
12/15/2012...........       10,215,000.00       7,423,125.00      17,638,125.00                 --
06/15/2013...........       10,680,000.00       6,950,681.25      17,630,681.25      35,268,806.25
12/15/2013...........       11,180,000.00       6,456,731.25      17,636,731.25                 --
06/15/2014...........       11,690,000.00       5,939,656.25      17,629,656.25      35,266,387.50
12/15/2014...........       12,240,000.00       5,398,993.75      17,638,993.75                 --
06/15/2015...........       12,800,000.00       4,832,893.75      17,632,893.75      35,271,887.50
12/15/2015...........       13,395,000.00       4,240,893.75      17,635,893.75                 --
06/15/2016...........       14,010,000.00       3,621,375.00      17,631,375.00      35,267,268.75
12/15/2016...........       14,665,000.00       2,973,412.50      17,638,412.50                 --
06/15/2017...........       49,625,000.00       2,295,156.25      51,920,156.25      69,558,568.75
                           --------------
                           300,000,000.00

                                   EXHIBIT B
                          AMTRAK FINANCIAL STATEMENTS

                             [To be filed by amendment]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                           A/P I DEPOSIT CORPORATION

              AMTRAK/PENNSYLVANIA STATION LEASE FINANCE TRUST 2001
          LEASE-BACKED COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                  SERIES 2001

                             ---------------------

                                   PROSPECTUS

                             ---------------------

    UNTIL             , 200      , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                        , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth various expenses which are anticipated to be incurred in connection with this offering:

SEC registration fee........................................  $71,700
Blue sky fees and expenses..................................         *
Printing and engraving expenses.............................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Miscellaneous...............................................         *
                                                              -------
    Total...................................................  $      *
                                                              =======

------------------------

*   To be determined and filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation has the power to indemnify any current or former director, officer, employee or agent of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been a director, officer, employee or agent of the corporation, or being or having been serving at the request of the corporation as a director, officer, employee or agent of another enterprise, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, despite the liability judgment, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper. Article VII of the by-laws of the Depositor provide this indemnification.

    In addition, the by-laws also provide that the Depositor may reimburse expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of the proceeding, provided that the person receiving payment undertakes to repay the Depositor unless the person is ultimately determined to be entitled to indemnification.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Depositor's certificate of incorporation provides for such limitation of liability.

    The indemnification provided by Article Eighth of the Depositor's certificate of incorporation and Article VII of its by-laws is not exclusive of any other indemnification rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in such person's other capacity while holding such office.

ITEM 16. EXHIBITS.

       EXHIBIT
         NO.                               DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
          3.1           Certificate of Incorporation, filed on June 14, 2001 of A/P
                        I Deposit Corporation.

          3.2           By-Laws of A/P I Deposit Corporation.

          4.1           Specimen Certificate of Lease-Backed Commercial Mortgage
                        Pass-Through Certificates, Series 2001.

          4.2           Specimen Certificate of the registered Lease-Backed
                        Commercial Mortgage Pass-Through Certificates, Series 2001.

          4.3           Registration Rights Agreement between A/PI Deposit
                        Corporation and Credit Lyonnais Securities (USA) Inc., dated as of June 20, 2001.

          5.1*          Opinion of Latham & Watkins.

         10.1           Trust Agreement, dated as of June 20, 2001, between A/PI
                        Deposit Corporation and Wells Fargo Bank Northeast, N.A., as
                        trustee.

         10.2           Loan and Security Agreement, dated as of June 20, 1001,
                        between A/P I Deposit Corporation and Penn Station Leasing,
                        LLC.

         10.3           Lease, dated as of June 20, 2001, between National Railroad
                        Passenger Corporation and Penn Station Leasing, LLC.

         10.4           Facility Sublease, dated as of June 20, 2001, between
                        National Railroad Passenger Corporation and Penn Station
                        Leasing, LLC.

         21.1           Subsidiaries of A/P I Deposit Corporation.

         23.1*          Consent of Latham & Watkins (included in their opinion filed herewith as exhibit 5.1).

         24.1           Power of Attorney.

------------------------

*   To be filed by amendment.

SCHEDULES OMITTED: Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by the omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of the issue.

    The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

    The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on January 11, 2002.

                                                       A/P I DEPOSIT CORPORATION

                                                       By:             /s/ ANDREW L. STIDD
                                                            -----------------------------------------
                                                                         Andrew L. Stidd
                                                                President, Treasurer and Assistant
                                                                            Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

                 /s/ ANDREW L. STIDD                   President, Treasurer,
     -------------------------------------------         Assistant                    January 11, 2002
                   Andrew L. Stidd                       Secretary and Director

                /s/ BERNARD J. ANGELO                  Vice President, Assistant
     -------------------------------------------         Treasurer, Secretary and     January 11, 2002
                  Bernard J. Angelo                      Director

                /s/ FRANK B. BILOTTA                   Vice President, Assistant
     -------------------------------------------         Treasurer and Assistant      January 11, 2002
                  Frank B. Bilotta                       Secretary

                 /s/ KEVIN P. BURNS                    Vice President, Assistant
     -------------------------------------------         Treasurer and Assistant      January 11, 2002
                   Kevin P. Burns                        Secretary

                    /s/ TONY WONG                      Vice President, Assistant
     -------------------------------------------         Treasurer and Assistant      January 11, 2002
                      Tony Wong                          Secretary

               /s/ CHRISTOPHER T. BURT                 Vice President, Assistant
     -------------------------------------------         Treasurer and Assistant      January 11, 2002
                 Christopher T. Burt                     Secretary

                 /s/ WAYNE SCHONLAND
     -------------------------------------------       Director                       January 11, 2002
                   Wayne Schonland

                                      S-1